Exhibit 99.1

SUMMARY

For purposes of this Exhibit 99.1, unless the context otherwise requires, when we refer to “we,” “us” or “our” we mean Constar International Inc. and its subsidiaries. When we refer to “Crown” we mean Crown Holdings, Inc., our former parent. We supply PET bottles to various PepsiCo subsidiaries and to independent companies that bottle PepsiCo products. When we refer to “PepsiCo” we mean PepsiCo, Inc. and its subsidiaries but not independent bottlers of PepsiCo products. All brand names and trademarks appearing in this filing are the property of their respective holders.

Our Company

We are a global producer of PET, or polyethylene terephthalate, plastic containers for food and beverages. We manufacture PET containers for conventional PET applications in soft drinks and water and for custom PET applications. Custom PET container applications include food, juices, teas, sport drinks, new age beverages, beer and flavored alcoholic beverages, most of which require a combination of advanced technologies, processing know-how and innovative designs. Our products are used in a variety of end-use markets, including soft drinks, water, peanut butter, edible oils, salad dressing, juices, teas, beer and flavored alcoholic beverages. We supply PET products for well-known brands, including Pepsi, Coca-Cola, Dr Pepper, 7 UP, Mott’s, Shasta, Peter Pan, Aquafina, Wish-Bone, Smucker’s, Veryfine, Snapple, Jack Daniel’s and Smirnoff Ice. We primarily manufacture and sell bottles in the United States. In Europe, we primarily sell preforms. Preforms are test-tube shaped intermediate products that are purchased by manufacturers for processing into finished bottles at their manufacturing facilities. During 2003 and the first nine months of 2004, approximately 76% and 73% of our revenue, respectively, was attributable to sales in the United States, with the remainder attributable to sales in Europe. For the twelve months ended September 30, 2004, our revenues were $813.5 million and our Adjusted EBITDA (as defined) was $61.6 million.

Our technologies are aimed at enabling us to meet the specific needs of products being converted from other forms of packaging to PET. Oxbar™, our oxygen-scavenging technology, enables us to produce the special packaging required to extend the shelf life of oxygen sensitive products. We believe that Oxbar is the PET industry’s best performing oxygen barrier technology. Furthermore, the Food and Drug Administration recently approved for commercial use our next-generation monolayer Oxbar technology. We have also developed methods for addressing the challenges of hot-filling containers. We are focused on providing our customer base with the best service through technological innovation, new product development and lowest-cost production. We actively seek new business where our technologies and other competitive strengths can yield attractive and sustainable profitability.

Soft Drinks.    We are a leading independent provider of PET containers to the United States soft drinks market. We are a leading U.S. supplier of PET containers to PepsiCo, as well as a leading supplier to Cadbury Schweppes plc, the maker of Dr Pepper and 7 UP. Our strategy in this market is to maintain our relationships with major customers and grow profitably in the multi-pack, single-serve soft drink segment in supermarkets and club stores.

Water.    We believe that we are the largest supplier to PepsiCo’s water brand, Aquafina, in the United States. Other large water bottlers, including Nestlé S.A., Groupe Danone and Coca-Cola, predominantly manufacture their own containers. We maintain a strong position with a number of independent water bottlers. Our strategy in this market is to maintain current relationships and grow profitability along with our customers’ growth within this market.

Custom PET products represented approximately 16% and 15% of our sales in 2003 and the first nine months of 2004, respectively. We believe that custom PET applications represent significant growth opportunities for us. Additionally, custom PET applications generally provide higher margins and have higher barriers to entry than conventional PET, due to greater manufacturing complexity.

Our Competitive Strengths

We believe that we are strongly positioned within the PET industry because of our:

•	Leading market share in conventional PET applications

•	We are one of the largest North American suppliers of conventional PET in soft drinks and water

•	Our extensive manufacturing base allows us to service our customers in the United States and Europe with economies of scale

•	Our position as one of the largest North American PET resin purchasers provides us with negotiating leverage with suppliers to obtain PET resin on favorable terms

•	Opportunities to leverage our strong conventional PET infrastructure

•	Many assets, skills and processes in conventional PET are applicable to custom PET manufacturing

•	Conventional PET customers are also significant buyers of custom containers

•	We can serve custom PET conversion opportunities by adding equipment to our existing plants, broadly distributing overhead operating costs

•	Technology and product development expertise

•	Our comprehensive portfolio of technologies allows us to compete in a wide variety of end-use markets

•	Our Oxbar patented technology increases shelf life for oxygen-sensitive products by inhibiting oxygen penetration into packaging

•	We offer a full range of heat-set bottles that can withstand the high temperatures used in the traditional hot-fill process

•	Creative and innovative design capabilities

•	Our innovative products include a 12-ounce vendable water bottle; the first long neck “multi-layer” oxygen scavenging PET beer bottle; and the first long neck bottle commercialized for hot-fill applications

•	We have been recognized for our award winning designs for innovative packaging by industry associations including AmeriStar, Worldstar and Beverage Industry Magazine

•	World class performance and highly trained workforce

•	We believe that we are a highly efficient manufacturer of quality PET products

•	We have a skilled work force and are committed to our team oriented World Class Performance process for continuous improvement, which we implemented to achieve excellence in all aspects of our business

Our Strategy

Our objective is to grow and compete profitably in the PET container packaging market. We seek to lead conversions from other packaging materials in new PET product categories, while we continue to grow with our customers and our markets in conventional or established custom PET applications. We will continue to focus on the development and commercialization of bottle design, bottle forming and technologies that allow us to further leverage our existing manufacturing and distribution infrastructure and our strong customer relationships. This particularly applies to the significant opportunities we believe exist in the custom PET market. In support of these strategies, we plan to be a leader in all the markets we serve by:

•	continuing to serve the demanding needs of the world’s leading consumer product companies with the PET products, services, product development and reliability they need to support their markets;

•	investing in capacity expansion only where profitable growth can be supported by appropriate contractual terms with our customers;

•	maintaining our conventional PET business while focusing capacity expansion on custom PET markets where our technologies give us competitive advantages, with a special emphasis on conversions to PET products from other forms of packaging;

•	seeking margin improvement in our conventional PET business;

•	reducing leverage by maximizing free cash flow; and

•	striving to be the lowest-cost producer while maintaining high-quality and best-practices manufacturing discipline in every manufacturing activity we undertake.

We are a Delaware corporation. Originally incorporated in 1927, we were an independent publicly held corporation from 1969 to 1992, when we were purchased by Crown. We have been a public company since our initial public offering in November 2002.

Our principal executive offices are located at One Crown Way, Philadelphia, Pennsylvania 19154-4599 and our phone number is (215) 552-3700.

Summary Historical and Pro Forma Combined and Consolidated Financial Data

The following table presents:

•	our summary historical combined and consolidated financial data for and at the end of each of the years in the three-year period ended December 31, 2003, for and at the end of the nine-month period ended September 30, 2003 and for and at the end of the nine and twelve month periods ended September 30, 2004; and

•	summary pro forma financial data for and at the end of the twelve month period ended September 30, 2004.

The pro forma financial data gives effect to the issuance of the notes, the refinancing of our existing senior secured credit facility with a new credit facility and the application of $25.1 million of proceeds from our November 2004 patent litigation settlement to reduce the balance of our existing revolving credit facility as described herein. The pro forma financial data is not necessarily indicative of either future results of operations or the results that might have occurred if the transactions they reflect on a pro forma basis had been consummated on the indicated dates.

The combined and consolidated statement of operations data for the nine months ended September 30, 2003 and the nine and twelve month periods ended September 30, 2004, and the combined and consolidated balance sheet data as of September 30, 2003 and 2004, are derived from unaudited financial statements but are presented on the same basis of accounting as the combined and consolidated financial information for the audited periods. All pro forma data is unaudited.

The following table should be read in conjunction with our audited and unaudited financial statements and related notes and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this filing.

	Year ended and as of December 31,			Nine months ended and as of September 30,		Twelve months ended and as of September 30, 2004
	2001	2002	2003	2003	2004
	(unaudited)
	(dollars in millions)
Combined and Consolidated Statements of Operations Data:
Net sales	$745.8	$704.3	$742.3	$571.1	$642.3	$813.5
Cost of products sold, excluding depreciation	648.7	589.2	657.9	503.4	566.9	721.4
Depreciation	56.5	55.9	55.5	42.4	39.2	52.3

Gross profit	40.6	59.2	28.9	25.3	36.2	39.8
Operating expenses:
Selling and administrative expenses	9.1	10.8	23.0	16.1	19.7	26.6
Management charges	4.4	3.6	—	—	—	—
Research and technology expense	13.2	12.1	5.2	4.0	4.0	5.2
Write off of deferred financing costs	—	—	0.7	—	—	0.7
Interest expense, net	10.4	7.0	34.2	25.7	30.0	38.5
Foreign exchange adjustments	0.5	0.1	(1.4)	(0.7)	0.5	(0.3)
Provision for restructuring and asset impairments	2.0	—	11.6	10.1	—	1.5
Goodwill impairment loss(1)	—	—	183.0	183.0	—	—
Amortization of goodwill(1)	12.2	—	—	—	—	—
Other expenses, net	0.1	0.6	4.4	4.0	0.0	0.5

Total operating expenses	51.9	34.2	260.7	242.2	54.2	72.7

Income (loss) before taxes, minority interest and cumulative effect of a change in accounting	(11.3)	25.0	(231.8)	(216.9)	(18.0)	(32.9)
Benefit (provision) for income taxes	(2.5)	(10.2)	11.4	8.6	(0.3)	2.5
Minority interests	0.2	(0.1)	(0.1)	(0.1)	0.0	0.0

Income (loss) before cumulative effect of a change in accounting	(13.6)	14.7	(220.5)	(208.4)	(18.3)	(30.4)
Cumulative effect of a change in accounting for goodwill(1)	—	(50.1)	—	—	—	—

Net loss	$(13.6)	$(35.4)	$(220.5)	$(208.4)	$(18.3)	$(30.4)

Combined and Consolidated Balance Sheet Data:
Cash and cash equivalents	$3.8	$20.9	$16.5	$44.3	$16.5	$16.5
Property plant and equipment, net	254.5	235.1	223.9	224.1	200.5	200.5
Total assets	761.7	754.6	578.3	597.6	584.4	584.4
Total debt	74.3	377.0	397.4	402.6	396.7	396.7
Stockholders’ equity/Owner’s net investment	555.9	246.1	32.8	40.5	15.4	15.4

Other Data:
Cash flows provided by (used in):
Operating activities	$126.2	$63.3	$30.5	$39.4	$19.9	$11.0
Investing activities	(12.7)	(29.2)	(50.9)	(41.0)	(19.1)	(29.0)
Financing activities	(112.8)	(17.7)	15.0	24.5	(0.9)	(10.4)
EBITDA(2)	68.0	87.8	(142.2)	(148.9)	51.2	57.9
Adjusted EBITDA(3)	71.3	89.2	58.3	49.3	52.6	61.6
Capital expenditures	23.5	30.0	47.1	37.2	19.1	29.0
Depreciation and amortization	68.7	55.9	57.5	43.6	41.1	55.0

Pro Forma Data:
Cash interest expense(4)						$33.1
Senior secured debt						210.0
Total debt						384.4
Adjusted EBITDA/Cash interest expense						1.9	x
Senior secured debt/Adjusted EBITDA						3.4	x
Total debt/Adjusted EBITDA						6.2	x

(1)	Effective January 1, 2002, we adopted the provisions of SFAS 142, which requires companies to cease amortizing goodwill and to review for impairment, goodwill and intangible assets deemed to have an indefinite useful life. During the second quarter of 2002, we completed our impairment review and recognized an impairment charge of $50.1 million, which is reflected as a cumulative effect of a change in accounting principle. During the second quarter of 2003, we recorded an impairment charge of $183.0 million due to the trading price of our common stock, operating results that reflected lower volumes of domestic conventional product sales related to weather conditions, increased handling and shuttling costs and other factors.
(2)	EBITDA is a non-GAAP measurement that we define as income or loss before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting. This measure does not represent cash flow for the periods presented and should not be considered as an alternative to net income/(loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, but EBITDA is a key financial measure used by the lenders under our new credit facility. Our definition of EBITDA may not be comparable to EBITDA as defined by other companies. Although EBITDA is a non-GAAP measurement, we believe it is a useful measure of pre-tax operating cash flow prior to debt service. The following table reconciles EBITDA to net loss:

	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
	2001	2002	2003	2003	2004	2004
	(unaudited)
	(dollars in millions)
Net loss	$(13.6)	$(35.4)	$(220.5)	$(208.4)	$(18.3)	$(30.4)
Add back:
Interest expense, net	10.4	7.0	34.2	25.7	30.0	38.5
Provision (benefit) for income taxes	2.5	10.2	(11.4)	(8.6)	0.3	(2.5)
Depreciation and goodwill amortization(a)	68.7	55.9	55.5	42.4	39.2	52.3
Cumulative effect of a change in accounting	—	50.1	—	—	—	—

EBITDA	$68.0	$87.8	$(142.2)	$(148.9)	$51.2	$57.9

(a)	See footnote 1 above.
(3)	We expect that the credit agreement governing our new credit facility will adjust EBITDA for certain non-cash accruals and will use the Adjusted EBITDA figure to determine our compliance with certain financial covenants contained in such credit agreement. This definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as defined by other companies. The following table reconciles Adjusted EBITDA to net loss:

	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
	2001	2002	2003	2003	2004	2004
	(unaudited)
	(dollars in millions)
Net loss	$(13.6)	$(35.4)	$(220.5)	$(208.4)	$(18.3)	$(30.4)
Add back:
Interest expense, net	10.4	7.0	34.2	25.7	30.0	38.5
Provision (benefit) for income taxes	2.5	10.2	(11.4)	(8.6)	0.3	(2.5)
Depreciation and goodwill amortization(a)	68.7	55.9	55.5	42.4	39.2	52.3
Cumulative effect of a change in accounting	—	50.1	—	—	—	—

EBITDA	68.0	87.8	(142.2)	(148.9)	51.2	57.9
Add back:
Write off of deferred financing costs	—	—	0.8	—	—	0.8
Provision for restructuring and asset impairment	2.0	—	11.6	10.1	—	1.5
Goodwill impairment loss(a)	—	—	183.0	183.0	—	—
Write off of fixed assets	—	—	2.7	2.7	0.4	0.4
Other non-cash accruals	1.3	1.4	2.4	2.4	1.0	1.0

Adjusted EBITDA	$71.3	$89.2	$58.3	$49.3	$52.6	$61.6

(a)	See footnote 1 above.

(4)	Cash interest expense was calculated based on one-month LIBOR of 1.84% and three-month LIBOR of 2.02%, which were the rates as of September 30, 2004. The commitment fee on the unused portion of our new credit facility is expected to be 0.50%.

RISK FACTORS

Risks Related to Our Business and Industry

We had net losses in recent years and we may not generate profits in the future.

For the fiscal year ended December 31, 2003, we had a net loss of approximately $220.5 million, which included a goodwill impairment charge of $183.0 million. For the fiscal year ended December 31, 2002, we had a net loss of approximately $35.4 million. During the nine months ended September 30, 2004, we had a net loss of approximately $18.3 million. Continuing operating losses may limit our ability to service our debt and fund our operations and we may not generate net income from operations in the future. Factors contributing to operating losses in recent years included, but were not limited to, price competition and the implementation of price reductions to extend customer contracts; delays in conversions to PET from other forms of packaging; an unfavorable shift in conventional product mix; and higher inventory levels that produced an increase in warehousing and product handling costs. These and other factors may continue to adversely affect our business.

We must generate sufficient cash flow to service our debt and provide for ongoing operations.

If we are unable to generate sufficient cash from operations to service our debt and fund our operations, or if we are unable to refinance our debt, we may have to defer capital expenditures or sell assets to generate cash, which could weaken our competitive position. Upon completion of the refinancing plan, we expect to have approximately $412.8 million in principal amount of debt outstanding consisting of the notes, our outstanding senior subordinated notes, other long-term debt and borrowings under our new credit facility. We expect to draw approximately $26.3 million under our new credit facility upon completion of the refinancing plan and we may incur up to an additional $53.7 million of indebtedness under our new credit facility, $37.7 million of which, based on the estimated size of our borrowing base, is expected to be available immediately following the completion of the refinancing plan. We will need to generate enough cash to service our debt and to fund our operations. Although interest rates and the amount outstanding under our new credit facility and the notes may vary, based on the interest rates assumed in our unaudited summary and historical pro forma combined and consolidated financial data and assuming that our debt levels do not change from the levels set forth in such pro forma combined and consolidated financial data, servicing our outstanding indebtedness would require annual payments of approximately $33.1 million of interest (excluding $1.8 million of annual amortization of financing fees and debt discount). Our ability to generate cash depends to some extent on general economic, competitive, legislative and other factors beyond our control. Borrowings under our new credit facility may alleviate our short-term cash needs, but any borrowings under such facility may further increase our debt. In addition, we may need to refinance all or a portion of our debt and we may be unable to do so on commercially reasonable terms or at all.

Our debt may negatively impact our liquidity and harm our competitive position.

Our debt may have important negative consequences for us, such as:

•	significantly increasing our interest expense and related debt service costs;

•	limiting our ability to obtain additional financing;

•	increasing our vulnerability to economic downturns and changing market and industry conditions; and

•	limiting our ability to compete with companies that are not as highly leveraged and that may be better positioned to withstand economic downturns.

We and our subsidiaries may be able to incur substantial additional debt in the future. If new debt is added to our current debt levels or the current debt levels of our subsidiaries, the related risks that we and they now face could intensify.

We expect to be cash flow negative over at least the next 18 months, and we currently plan to finance ordinary business operations through borrowings under our new credit facility, which are subject to conditions.

Our ability to borrow funds under our new credit facility is expected to be subject to our compliance with various covenants as of the date of borrowing. Even if we are in compliance with all such covenants, the total amount of the facility may be unavailable if the value of the collateral securing the facility falls to certain levels, or if the administrative agent determines that eligibility reserves should be applied to the amount otherwise available under the facility. We expect to have negative cash flow over the next 18 months, and we currently plan to finance ordinary business operations through borrowings under our new credit facility. If we are unable to fully access our new credit facility, we may become illiquid and we may be unable to finance our ordinary business activities.

Indebtedness under the notes and our new credit facility is subject to floating interest rates, which may cause our interest expense to increase.

The notes and our borrowings under our new credit facility will be subject to floating interest rates. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available for operations and other purposes. Upon completion of the refinancing plan, we expect to have approximately $236.3 million in borrowings under the notes and our new credit facility. We may incur up to an additional $53.7 million of indebtedness under our new credit facility, $37.7 million of which, based on the estimated size of our borrowing base, is expected to be available immediately following the completion of the refinancing plan. A 1% increase in market interest rates on the $236.3 million in floating rate borrowings would result in an annual increase in our interest expense and a decrease in our income before taxes of approximately $2.4 million.

We are subject to certain covenant restrictions in the instruments governing our indebtedness which may limit our flexibility in operating our business and our ability to repay our indebtedness.

Our new credit facility and the indentures governing the notes and our outstanding senior subordinated notes contain or will contain a number of restrictive covenants that impose or will impose significant restrictions on us. Compliance with these restrictive covenants will limit our flexibility in operating our business. Failure to comply with these covenants could give rise to an event of default under the indenture. These covenants restrict, among other things, our ability to:

•	incur additional indebtedness and guarantee obligations;

•	create liens;

•	engage in mergers, consolidations, liquidations or the creation of subsidiaries;

•	change the nature of our business;

•	make equity investments or loans;

•	sell, lease or otherwise dispose of assets;

•	engage in sale and leaseback transactions and operating lease transactions;

•	sell or discount notes or receivables;

•	engage in transactions with affiliates;

•	pay dividends, make distributions or redeem any equity securities;

•	modify our organizational documents or certain debt documents;

•	change our accounting treatment and reporting practices;

•	engage in speculative transactions;

•	enter into agreements restricting our ability or the ability of a subsidiary to incur liens, or restricting the ability of a subsidiary to pay dividends to, make or repay loans to, transfer property to, or guarantee indebtedness of, us or any of our other subsidiaries;

•	prepay certain indebtedness; and

•	allow debt to be designated as senior debt.

Our new credit facility will also include financial covenants. If we default on any of these covenants, the lenders could cause all amounts outstanding under our new credit facility, the notes and our outstanding senior subordinated notes to be due and payable immediately and the lenders under our new credit facility or the trustee under the indenture governing the notes could proceed against any collateral securing that indebtedness. Our assets or cash flow may not be sufficient to fully repay the borrowings under our different forms of indebtedness, either upon maturity or if accelerated upon an event of default. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

Upon completion of our new credit facility, our existing senior secured credit facility will be retired and our new credit facility will be secured by our domestic and United Kingdom inventory, accounts receivable, investment property, instruments, chattel paper, documents, deposit accounts and other intangibles, as well as a pledge of all of the outstanding capital stock of our domestic and United Kingdom subsidiaries and 65% of the voting stock of our other foreign subsidiaries. As of September 30, 2004, the book value of such assets was $155.6 million.

The market for custom PET packaging may not grow as large or as quickly as we anticipate.

To the extent that the custom PET market does not grow as large or as quickly as we anticipate, our growth and profitability may be lower than we currently expect. We believe that one of the keys to our future success will be our ability to sell more custom PET products. Partly because of the more complex technologies required for custom PET, our margins are higher for custom PET products than for conventional PET products. We believe that an increasing number of products will convert from glass, metal and other packaging to custom PET packaging. A slow rate of conversion would limit our growth.

If we lose PepsiCo as a customer or if PepsiCo reduces the number of containers that it purchases from us, our net sales and profitability may decline.

PepsiCo may in its discretion terminate its supply agreements with us if we materially breach any of our obligations under the applicable agreement or if a third party acquires more than 20% (or 25% in the case of a specified third party) of our outstanding capital stock or United States-based PET assets. The loss of PepsiCo as a customer would cause our net sales and profitability to decline significantly. Our main supply agreement with PepsiCo expires on December 31, 2007. Our sales to PepsiCo accounted for approximately 34% and 30% of our revenue for the year ended December 31, 2003 and for the nine months ended September 30, 2004, respectively. In addition, notwithstanding PepsiCo’s commitment to purchase containers from us in certain geographic regions, PepsiCo may purchase containers from a third party for such regions under several circumstances, including our failure to meet our supply obligations and our failure to meet specified contractual quality standards.

We enjoy limited protection for our intellectual property and the loss of our intellectual property rights would negatively impact our ability to compete in the PET industry.

If we are unable to maintain the proprietary nature of our technologies, we may lose the ability to generate royalties in the future by licensing our technologies and our competitors may use our technologies to compete with us. We have a number of patents covering various aspects of the design and construction of our products, including our Oxbar technology. Our patents may not withstand challenge in litigation, and patents do not ensure that competitors will not develop competing products, design around our patents or infringe upon our patents. The costs of litigation to defend our patents could be substantial and may outweigh the benefits of enforcing our rights under our patents. We market our products internationally, and the patent laws of foreign countries may offer less protection than the patent laws of the United States. Not all of our domestic patents have been registered in other countries. We also rely on trade secrets, know-how and other unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets, know-how and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements with us. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of this information. In addition, we have from time to time received letters from third parties suggesting that we may be infringing their intellectual property rights, and third parties may bring infringement suits against us. If the claims of these third parties are successful, we may be required to seek licenses from these third parties or refrain from using the claimed technology. In addition, other parties use oxygen barrier technologies, and we have not determined whether these technologies may infringe upon our patents.

We have licensed Oxbar to some of our competitors.

We have licensed to some of our competitors certain applications of our Oxbar technology. This may offset some of the competitive advantage offered by Oxbar and allow our licensed competitors to compete more effectively with us. We may also license other technologies that currently exist or that we may develop in the future. Any such licensing activity may harm our competitive position.

A third party has the right to sublicense our Oxbar-related patents, which may weaken the competitive advantages of our Oxbar technology.

Our Oxbar technology is subject to a worldwide royalty-free cross-license with Rexam AB, which owns several patents relating to oxygen-scavenging technology. The cross-license agreement gives both parties the right to use and sublicense each other’s oxygen scavenging technology patents, but not each other’s know-how. The competitive advantages that we believe can be achieved through Oxbar may not be fully realized to the extent that Rexam uses Oxbar to compete with us or sublicenses Oxbar to any of our existing or potential competitors or customers, or other third parties. From time to time we have attempted to negotiate a new agreement with Rexam to modify our respective rights to Oxbar, but to date no such agreement has been concluded and such an agreement may never be concluded.

Rapid changes in available technologies could render our products and services obsolete.

Significant technological changes could render our existing technology or our products and services obsolete. The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Our ability to compete may dissipate if our existing technologies are rendered obsolete. Our European Oxbar patents begin to expire in 2007 and our United States Oxbar patents begin to expire in 2008. If we are unable to successfully respond to technological developments or do not respond in a cost-effective way, or if we do not develop new technologies, our net sales and profitability may decline. To be successful, we must adapt to rapidly changing markets by continually improving our products and services and by developing new products and services to meet the needs of our customers. Our ability to develop these products and services will depend, in part, on our ability to license leading technologies useful in our business and develop new offerings and technology that address the needs of our customers. Similarly, the equipment that we use may be rendered obsolete by new technologies. A significant investment in new equipment may reduce our profitability.

We may have difficulty replacing key personnel.

We believe that our success will depend on continued employment by us of senior management and key technical personnel. If one or more of these persons are unable or unwilling to continue in their present positions, and if we are unable to attract and retain other comparable personnel, our business and operations could be disrupted. Several members of our senior management have extensive industry experience, and it would be difficult to find new personnel with comparable experience. Because our business is highly specialized, we believe that it would also be difficult to replace our key technical personnel. In addition, we do not currently maintain key man insurance for any of our senior managers or technical personnel.

Demand for our products may fluctuate as our customers change their product lines and marketing strategies.

A reduction in demand for PET packaging may reduce our net sales and negatively impact our prospects for future growth. From time to time our customers change product lines, eliminate product lines and reduce the amount that they spend on marketing product lines. As a result, our customers’ demand for PET packaging may fluctuate or decrease permanently.

Consolidation of our customers may increase our customers’ negotiating leverage and harm our business.

The consolidation of our customers may reduce our net sales and profitability. If one of our larger customers acquires one of our smaller customers, or if two of our customers merge, the combined customer’s negotiating leverage with us may increase and our business with the combined customer may become less profitable. In addition, if one of our customers is acquired by a company that has a relationship with one of our competitors, we may lose that customer’s business. The consolidation of purchasing power through buyer cooperatives or similar organizations may also harm our profitability.

We operate in a very competitive business environment and we may lose business to other forms of packaging or to our competitors in the PET industry.

Competition from producers of other forms of packaging and our competitors within the PET industry may cause our customers to purchase other types of packaging or to purchase PET containers from our competitors, which may reduce our net sales and profitability. PET containers compete in the packaging market with other plastic containers, glass bottles, metal cans, paperboard cartons and other materials. Changes in the relative cost and quality of other packaging materials may reduce the market for PET containers. In addition, competition within the PET industry is intense and various factors have increased pricing pressure. Some of our competitors have greater financial, technical and marketing resources than we do. Our current or potential competitors may offer products at a lower cost or products that are superior to ours. In addition, our competitors may be more effective and efficient in integrating new technologies. Although we typically sell to our customers pursuant to contracts with terms of two to five years, many of our contracts (and typically our most significant contracts) provide that our customers may purchase from an alternative source if we cannot provide products that are of similar quality at an equivalent price. If we lower prices in response to such provisions or if we lose a significant amount of business from one or more customers, our net sales and profitability may decline.

In addition to competition with other independent suppliers of PET packaging, some of our potential customers produce their own PET containers. Coca-Cola, one of the largest end-users of conventional PET containers in the United States, self-manufactures its own PET preforms and blows its own bottles. Some of our customers have developed in-house preform production and bottle blowing capacity, and we believe that such in-house capabilities will continue to be developed in the future. This may reduce our sales and our profitability.

If we do not have adequate funds to make all capital expenditures that are necessary to grow with our markets and maintain our facilities, our business may be impaired and our profitability reduced.

If we do not have adequate funds to make our capital expenditures or if the expected benefits of capital expenditures are not achieved, our business may be impaired and our profitability reduced. Our business is capital intensive, and our equipment is currently operating at near full capacity. We expect to have substantial capital needs in the near future for capacity expansion. If we do not have funds available to satisfy our capital expenditure requirements, we may not be able to pursue our strategy for profitable growth. We cannot be certain that our capital needs will not be larger than expected. We also cannot be certain that the expected benefits of any capital expenditures will be achieved.

Increases in the price of resin may impact our financial results and may deter the growth of the PET market.

We use large quantities of plastic resin in manufacturing our products and increases in the price of resin may increase our cost of products sold, reduce our profitability and reduce our prospects for growth. Resin is the principal raw material used in the manufacture of our products. Resin is subject to substantial price fluctuations. Resin is a petrochemical product and resin prices may fluctuate with prices in the worldwide oil and gas markets. Political or economic events in oil or gas producing countries, such as those in the Middle East, may impact the price of resin. We generally do not have long-term supply contracts with our resin suppliers and are therefore subject to the risk of fluctuations in the price of resin. Although substantially all of our business is under contracts that permit us to pass the price of resin through to our customers, market conditions may not permit us to fully pass through any future resin price increases. Significant increases in resin prices, coupled with an inability to promptly pass such increases on to customers, may increase our cost of products sold and reduce our profitability. A sustained increase in the price of resin may slow the rate of conversion of alternative packaging materials, such as glass and metal, to PET, or may make these alternative packaging materials more attractive than PET. A sustained increase in the price of resin may also result in an increased price to consumers, which may affect consumer preference for PET packaging. If these factors reduce the demand for PET packaging, it may significantly reduce our prospects for growth. In addition, an industry index that monitors PET resin price movement and which is used for the resin pass-through mechanisms of our customer agreements representing approximately 25% of our net sales made a significant “non-market adjustment” in its January 2005 report to re-set their index basis. Because this adjustment does not reflect changes in current resin costs, we believe it should not result in a decrease in our resin prices as reflected in the pass-through provisions in our customer contracts that use this index. We are currently in discussions with affected customers regarding this matter. If we are required to reflect this adjustment in affected customer contracts, it will adversely affect our sales and margins insofar as our resin costs will not have decreased correspondingly.

PepsiCo may choose to supply us with resin, which may reduce our ability to negotiate favorable resin purchase contracts.

PepsiCo currently supplies us with a portion of our resin requirements for manufacturing PepsiCo containers. PepsiCo has the right to supply us with an increasing amount of resin, which may reduce our profitability. Because we are a large purchaser of resin, we enjoy significant leverage in negotiating resin purchase agreements. To the extent that PepsiCo exercises its right to supply us with an increasing amount of resin, the amount of resin that we purchase will decline and we may lose some of our leverage in negotiating resin purchase agreements. If we have to pay higher prices for resin, our costs will increase and we may not be able to offer our customers pricing terms as favorable as those we offer now or as favorable as those offered by our competitors.

Interruptions in the supply of resin could disrupt our operations.

If our suppliers are unable to meet our requirements for resin, it may prevent us from manufacturing our products. The availability of resin has tightened in recent months. Our suppliers may not continue to provide resin to us at attractive prices, or at all, and we may not be able to obtain resin in the future from these or other suppliers on the scale and within the time frames we require. Any failure to obtain resin on a timely basis at an affordable cost, or any significant delays or interruptions of supply, could prevent us from supplying our customers on a timely basis.

Expansion of our operations might place a significant strain on our suppliers, some of whom have limited resources and production capacity. Certain of our suppliers, in turn, may rely on sole or limited sources of supply for components included in the resin that they sell to us. Failure of our suppliers to adjust to meet such increasing demand may prevent them from continuing to supply resin in the quantities and at the quality and the times required by us, or at all. In addition, we expect that the United States and European PET markets will be net importers of resin in the near term. If we are unable to obtain all of our resin from domestic producers, we may have to import resin. Imports may be subject to tariffs and other added costs and may be subject to greater risk of supply disruption owing to shipping distances, reliability of suppliers and other factors.

We depend on a small number of suppliers for some of our manufacturing equipment and an interruption in our supply of manufacturing equipment would harm our ability to expand.

Our business relies on specialized manufacturing equipment that is produced by a small number of suppliers. If any of these suppliers increases its prices significantly, goes out of business or is otherwise unable to meet our requirements for necessary equipment, we may be unable to expand our operations. This may significantly reduce our prospects for growth.

Our business is seasonal and cool summer weather may result in lower sales.

Unseasonably cool weather during a summer could reduce our sales and profitability. A significant portion of our revenue is attributable to the sale of beverage containers. Demand for beverages tends to peak during the summer months. In the past, significant changes in summer weather conditions have affected the demand for beverages, which in turn affects the demand for beverage containers manufactured by us.

A small number of stockholders hold a significant amount of our common stock.

As of January 1, 2005, Strong Capital Management, Inc., Crown Cork & Seal Company, Inc., Nader Tavakoli, Mariel Capital Management, L.L.C., EagleRock Capital Management, L.L.C., T. Rowe Price Associates, Inc., U.S. Trust Company of New York, Ritchie Capital Management, L.L.C., David J. Greene and Company, LLC, Citadel Limited Partnership and/or their respective affiliates had publicly reported the ownership of an aggregate of 9,689,709 shares, or approximately 77%, of our common stock. These entities, acting alone or in concert, may be able to influence the outcome of corporate actions requiring stockholder approval. As a result, these entities are in a position to influence most of our significant corporate actions.

Our international operations subject us to foreign currency risk and other instabilities.

For the year ended December 31, 2003 and for the nine months ended September 30, 2004, we derived approximately 24% and 27%, respectively, of our revenue from sales in foreign currencies. In our financial statements, we translate local currency financial results into United States dollars based on average exchange rates prevailing during a reporting period. Our most significant foreign currency exposures are to the British pound and the Euro. During times of a strengthening United States dollar, our reported international revenue and earnings will be reduced because the local currency will translate into fewer United States dollars. In addition, we may face restrictions on our ability to repatriate funds from our international operations.

For the year ended December 31, 2003 and for the nine months ended September 30, 2004, we derived approximately 24% and 27%, respectively, of our revenue from sales from foreign operations. As a result of our international operations, we are also subject to risks associated with operating in foreign countries, including changes in governmental policies and regulations, war, acts of terrorism and other sources of instability. We are also at risk for acts of terrorism in the United States. These risks may negatively impact our financial condition and results of operations.

Higher energy costs and interrupted power supplies may increase our operating costs and limit our ability to supply our customers.

Electrical power is vital to our operations, and we rely on a continuous power supply to conduct our business. If energy costs substantially increase in the future, we could experience a significant increase in operating costs. In addition, frequent power interruptions may limit our ability to supply our customers and negatively impact our business.

We are subject to costs and liabilities related to environmental and health and safety standards.

Our facilities and operations are subject to federal, state, local and foreign environmental and employee health and safety laws and regulations, including those regarding the use, storage, handling, generation, transportation, treatment, emission and disposal of certain substances and remediation of environmental impacts to soil and groundwater. The nature of our operations exposes us to the risk of liabilities or claims with respect to environmental and worker health and safety matters.

Currently, we are involved in a small number of compliance and remediation efforts primarily concerning wastewater discharge and possible soil and groundwater contamination, including investigations and certain other activities at our Didam, Netherlands facility. Based on information presently available, we do not believe that the cost of these efforts will be material. However, environmental and health and safety matters cannot be predicted with certainty, and actual costs may increase materially.

We face product liability risks and the risk of negative publicity if our products fail.

Our business is exposed to products liability risk and the risk of negative publicity if our products fail. Although we maintain insurance for products liability claims, the amount and scope of our insurance may not be adequate to cover a products liability claim that is successfully asserted against us. Our products liability insurance does not cover product recall costs. In addition, products liability insurance could become more expensive and difficult to maintain and, in the future, may not be available on commercially reasonable terms or at all.

In addition, we are exposed to the products liability risk and negative publicity affecting our customers and suppliers. Because many of our customers are food, beverage and other consumer products companies, with their own products liability risks, our sales may decline if any of our customers are sued on a products liability claim. We may also suffer a decline in sales from the negative publicity associated with such a lawsuit or with adverse public perceptions in general regarding our products or our customers’ products that use our containers.

Our operations and profitability could suffer if we experience labor relations problems.

A prolonged work stoppage or strike could prevent us from operating our manufacturing facilities. The contract with our union employees in our Didam, Netherlands facility expired on September 30, 2004 and a new one-year agreement is being negotiated. The contract with our union employees in our Sherburn, England facility expired on December 31, 2004 and a new one-year agreement is being negotiated. We believe that our employee relations are good and that we will be able to reach new agreements on satisfactory terms. However, we may not be able to reach new agreements without a work stoppage or strike and any new agreements that are reached may not be reached on terms satisfactory to us.

We have a significant amount of goodwill and a writedown of goodwill could result in lower reported net income and a reduction of our net worth.

We have a significant amount of goodwill and a writedown of our goodwill would reduce our net worth. At September 30, 2004, we had $148.8 million of goodwill. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” We adopted this standard on January 1, 2002 and recorded a charge for the cumulative effect of a change in accounting of $50.1 million. Under the new standard, we will no longer amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet to determine whether the goodwill is impaired under the guidelines of the standard. Accordingly, we will need to test the value of our goodwill for impairment at least annually and, under certain circumstances, recognize an impairment charge.

One circumstance that may indicate the need for an immediate impairment review would be if our book value was in excess of our market capitalization. This could occur at any time after the completion of the refinancing plan. If we recognize an impairment charge, our net worth will be reduced. In the second quarter of 2003, we recognized an impairment charge of $183.0 million partly as a result of a decline in our market capitalization.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We are in the process of evaluating our internal procedures to satisfy the requirements of the Sarbanes-Oxley Act of 2002, which requires management and our auditors to evaluate and assess the effectiveness of our internal controls. We are continuing to evaluate and, where appropriate, enhance our policies, procedures and internal controls. In connection with the preparation of our annual report for 2003, we identified certain material weaknesses in our internal controls. These controls and procedures relate to (i) the lack of documentation and information systems necessary to ensure compliance with sales contracts terms and to support the accounting for fixed assets and (ii) an inefficient financial reporting closing process. If we fail to remedy or maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition. We might not be able to complete the work necessary to fully comply with the requirements of the Sarbanes-Oxley Act. Our auditors might not complete their review and assessment of our internal controls in a timely manner. Finally, our management and our auditors might not conclude that our internal controls are effective.

Liabilities pursuant to current or future lawsuits and claims could adversely affect our results of operations and financial position.

We are subject to lawsuits and claims in the normal course of business and related to businesses operated by predecessor corporations. For example, we are a defendant in a patent infringement action seeking unspecified monetary damages brought by North American Container, Inc. based on its patent for a certain plastic container design. We are also a defendant in a lawsuit by former and current employees of our Orlando, Florida facility seeking unspecified monetary damages alleging bodily injury as a result of exposure to off-gasses from polyvinyl chloride (“PVC”) during the manufacture of plastic bottles. In addition, we and certain of our present and former directors, along with Crown Holdings, Inc., as well as various underwriters, have been named as defendants in a consolidated putative securities class action lawsuit alleging that the registration statement and prospectus for our initial public offering of our common stock on November 14, 2002 contained material misrepresentations and/or omissions. We believe that these lawsuits and claims are without merit. However, litigation can be costly and time-consuming and the outcomes of lawsuits cannot be predicted. A significant judgment in these or any other lawsuits could materially and adversely impact our results of operations and financial position. See “Our Business—Legal Proceedings.”

Risks Related to Our Relationship with Crown

Agreements with Crown are not the result of arm’s length negotiations and may not be sustained on the same terms.

We were a wholly-owned subsidiary of Crown until Crown sold most of our equity in a November 2002 public offering. At the time of such offering, we entered into a number of transitional arrangements and other contractual agreements with Crown that were made in the context of a parent-subsidiary relationship and negotiated in the overall context of such offering. As a result, these agreements are not on arm’s length terms and are not representative of the terms that we might have reached with unaffiliated third parties or of the terms of future agreements that we may enter into with unaffiliated third parties. As a result of a material breach relating to us or Crown, Crown may cease to provide these services.

Our business may be disrupted as we develop internal information technology and other services.

We were formerly a wholly owned subsidiary of Crown and received information technology and other corporate services from Crown. Following Crown’s sales of our equity in November 2002, Crown continued to provide services to us pursuant to contracts between Crown and us. The types of services provided by Crown have since decreased and are expected to continue to decrease as we develop and enhance our own corporate service capabilities over time. The development and implementation of these capabilities may divert management’s attention and involve significant costs. We expect the development of our own information technology systems to be particularly demanding. Our business may be disrupted as we continue the transition to internal corporate services.

We could be liable for Crown’s pension obligations.

Under certain circumstances we may be liable for Crown’s pension obligations. The Crown pension plans are subject to the Employee Retirement Income Security Act of 1974, or ERISA, and if all Crown pension plans terminated as of December 31, 2003, they would have been underfunded on a termination basis by approximately $760 million. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded plan under certain circumstances. If the Crown pension plans are terminated within five years of the November 20, 2002 closing of Crown’s public sales of our equity, the PBGC may bring a claim under ERISA to hold us liable for the Crown plans’ underfunding if it is determined that a principal purpose of such sales was to evade pension liability. We do not believe that is the case. Because Crown used its proceeds from such sales to pay a portion of its debt, we believe it is unlikely that we would be liable for any such claim, but we may not prevail. The actual amount for which we may become liable in the future depends on the future funding status of Crown’s pension plans. In any case, if any of these claims are brought against us in the future, they may be costly to defend and they may reduce our liquidity.

We could be liable for income taxes owed by Crown.

Prior to Crown’s sales of our equity in November 2002, our tax results were consolidated with those of Crown and its United States subsidiaries, and we could be liable for income taxes owed by Crown for those years. Since November 20, 2002, we have not been part of the federal consolidated group or any state combined or consolidated group including Crown and its United States subsidiaries. However, with respect to the years during which we were part of this consolidated group, we are severally liable for the federal income tax liability of each other member of the Crown consolidated group. We could also be jointly and severally liable for state tax liabilities of each other member of a combined or consolidated group for state tax purposes for the years that included us or any of our subsidiaries and Crown or any of its subsidiaries. Certain of our non-United States subsidiaries were also part of a combined tax group including subsidiaries of Crown. We could similarly be liable for foreign taxes of each other member of such a combined tax group for years that our non-United States subsidiaries were included in a combined tax group. Consequently, the Internal Revenue Service or other taxing authority may seek payment of any of the foregoing taxes from us. Disputes or assessments could arise during future audits by the Internal Revenue Service or other taxing authorities in amounts that we cannot quantify.

If Crown is unable to meet its financial obligations, including obligations to its lenders, pension plan obligations and payments to settle asbestos-related claims, its own creditors may pursue claims against us.

If Crown is unable to meet its own financial obligations, including obligations to its lenders, pension plan obligations and payments to settle asbestos-related claims, Crown’s creditors may try to bring their claims for payment against us. If these claims are successful, they may result in significant liabilities to us. Crown is highly leveraged and, as of September 30, 2004, the aggregate amount of its outstanding indebtedness was approximately $4 billion. A significant portion of Crown’s operating cash flow is used for the payment of principal and interest, funding pension plan obligations and for payments to settle asbestos-related claims brought against Crown. Crown may not be able to access the capital markets in the future, or successfully repay, refinance or restructure its debt. No claims have been asserted against us by Crown’s own creditors, and asbestos-related claims against Crown have not involved our business. While we believe it is unlikely that our historical relationship with Crown would result in liability for claims by Crown’s creditors, we may not prevail in such a claim. In any case, if any of these claims are brought against us in the future, they may be costly to defend and they may reduce our cash flow. We may also have joint liability with Crown for certain taxes, pension obligations and other similar statutory obligations, as discussed in the two immediately preceding risk factors.

Two of our directors may have conflicts of interest because of their relationship with Crown.

One of our directors, Frank J. Mechura, is an executive officer of Crown. Another of our directors, William G. Little, is a director of Crown. Mr. Mechura and Mr. Little owe fiduciary duties to the stockholders of each company and may have conflicts of interest in matters involving or affecting us and Crown. Under our certificate of incorporation and the corporate agreement between us and Crown, we have renounced any interests or expectation in being offered any business opportunity presented to Crown or any of its affiliates. In the event that one of our directors who is also a director, officer or employee of Crown or any of its affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us, that director will have no duty to communicate or present the corporate opportunity to us. In addition, that director may communicate or present the corporate opportunity to Crown or any of its affiliates and will not be liable to us or our stockholders for breach of any fiduciary duty as one of our directors by reason of the fact that Crown or any of its affiliates pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

If any transfers of assets to us by Crown are deemed to be fraudulent conveyances, we may be required to return the assets to Crown.

If any transfers of assets to us by Crown in connection with Crown’s November 2002 sales of our equity are found to be fraudulent conveyances, we may be required to return the assets to Crown or may be held liable to Crown or its creditors for damages alleged to have resulted from the conveyances. In connection with such sales Crown transferred to us various assets, including intellectual property, and equity interests in certain Crown affiliates. A court could hold a transfer to be a fraudulent conveyance if Crown received less than reasonably equivalent value and Crown was insolvent at the time of the transfer, was rendered insolvent by the transfer or was left with unreasonably small capital to engage in its business. A transfer may also be held to be a fraudulent conveyance if it was made to hinder, delay or defraud creditors. We believe that Crown received reasonably equivalent value and that Crown did not act to hinder, delay or defraud creditors, and we therefore do not believe that any of the transfers to us by Crown in connection with such sales constituted a fraudulent conveyance even if Crown were later determined to have been rendered insolvent or left with unreasonably small capital. However, a court applying the relevant legal standards may not reach the same conclusion. In re W.R Grace & Co., the federal bankruptcy court for the District of Delaware held that under the Uniform Fraudulent Transfer Act, whether a transferor is rendered insolvent by a transfer depends on the actual liabilities of the transferor, and not what the transferor knows about such liabilities at the time of the transfer. Therefore, under that court’s analysis, liabilities that are unknown, or that are known to exist but whose magnitude is not fully appreciated at the time of the transfer, may be taken into account in the context of a future determination of insolvency. If the principle articulated by that court is upheld, it would make it very difficult to know whether a transferor is solvent at the time of transfer, and would increase the risk that a transfer may in the future be found to be a fraudulent conveyance.

FORWARD-LOOKING STATEMENTS

This filing includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this filing, including, without limitation, statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business” and other statements located elsewhere in this filing, in each case regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” believe” or “continue” or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this filing, including in conjunction with the forward-looking statements included in this filing and under “Risk Factors.” These forward-looking statements speak only as of the date of this filing. We do not intend to update these statements unless the securities laws require us to do so.

CAPITALIZATION

The following table shows our capitalization as of September 30, 2004 stated on an actual basis and on an adjusted basis to give effect to the following events, as if each such event had occurred on September 30, 2004:

•	the completion of the refinancing plan;

•	the application of the proceeds of the refinancing plan to pay the fees and expenses associated with the refinancing plan;

•	the application of the proceeds of the refinancing plan and our borrowings under our new credit facility to repay our existing revolving credit facility, our existing term B loan and our existing second lien term C loan and to pay the associated prepayment fees (1% on the outstanding balance of the term B loan and 3% on the outstanding balance of the second lien term C loan);

•	the application of the borrowings under our new credit facility to pay the fees and expenses associated with such facility; and

•	the application of the $25.1 million of proceeds from our November 2004 patent litigation settlement with Owens-Illinois to reduce the actual balance of our existing revolving credit facility (this event is not a part of this transaction, but it affects the amount of initial drawings on our new credit facility).

The information presented below should be read in conjunction with “Summary—Summary Historical and Pro Forma Combined and Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and our combined and consolidated financial statements, the related notes and the other financial information included elsewhere in this filing.

	As of September 30, 2004
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$16.5	$19.9

Debt:
Existing revolving credit facility	25.0	—
Existing term B loan	122.3	—
Existing second lien term C loan	75.0	—
New credit facility(1)	—	—
Senior secured floating rate notes	—	210.0
Outstanding senior subordinated notes	175.0	175.0
Unamortized debt discount	(2.1)	(2.1)
Other long-term debt	1.5	1.5

Total debt	396.7	384.4
Minority interests	2.3	2.3
Stockholders’ equity(2)	15.4	28.8

Total capitalization	$414.4	$415.5

(1)	Our new $80 million credit facility is expected to be drawn at $26.3 million as of February 11, 2005, the anticipated closing date of the refinancing plan. The increased draw is primarily related to working capital usage. The $26.3 million that we expect to draw on our new credit facility upon the closing of the refinancing plan will be applied, in part, to the repayment of amounts then outstanding under our existing senior secured credit facility. If our working capital requirements require us to draw on the existing facility in amounts greater than we currently expect, our initial draw on the new credit facility will increase.

(2)	Stockholders’ equity has been reduced to reflect (a) $3.5 million of prepayment costs associated with our existing term B loan and our existing second lien term C loan and (b) the $8.2 million write-off of deferred financing fees related to our existing senior secured credit facility. Stockholders’ equity has been increased to reflect the receipt of the $25.1 million payment from the patent infringement settlement with Owens-Illinois.

SELECTED HISTORICAL FINANCIAL DATA

You should read the following selected combined and consolidated financial data in conjunction with our combined and consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this filing. The combined and consolidated statement of operations data for the years ended December 31, 2001, 2002 and 2003, and the combined and consolidated balance sheet data as of December 31, 2002 and 2003, have been derived from the combined and consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, included elsewhere in this filing. The combined and consolidated statement of operations data for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2003 and 2004, and the combined and consolidated balance sheet data as of December 31, 1999, 2000 and 2001 and as of September 30, 2003 and 2004, are derived from unaudited financial statements but are presented on the same basis of accounting as the combined and consolidated financial information for the audited periods.

Upon the completion of our initial public offering in November 2002, Crown transferred to us, and we transferred to Crown, our respective interests in certain of our affiliates. With the exception of dividends paid by our subsidiaries, the combined financial data in this filing gives retroactive effect to these transfers as if the transfers took place on January 1, 1999.

	Year ended December 31,					Nine months ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(unaudited)			(dollars in millions)		(unaudited)
Combined and Consolidated Statements of Operations Data:
Net sales	$712.8	$711.9	$745.8	$704.3	$742.3	$571.1	$642.3
Cost of products sold, excluding depreciation	568.4	610.2	648.7	589.2	657.9	503.4	566.9
Depreciation	57.2	56.7	56.5	55.9	55.5	42.4	39.2

Gross profit	87.2	45.0	40.6	59.2	28.9	25.3	36.2
Operating expenses:
Selling and administrative expenses	10.0	9.1	9.1	10.8	23.0	16.1	19.7
Management charges	4.2	4.0	4.4	3.6	—	—	—
Research and technology expense	12.8	12.5	13.2	12.1	5.2	4.0	4.0
Write off of deferred financing costs	—	—	—	—	0.7	—	—
Interest expense, net	10.6	13.1	10.4	7.0	34.2	25.7	30.0
Foreign exchange adjustments	(1.1)	0.3	0.5	0.1	(1.4)	(0.7)	0.5
Provision for restructuring and asset impairments	0.0	0.7	2.0	—	11.6	10.1	—
Goodwill impairment loss(1)	—	—	—	—	183.0	183.0	—
Amortization of goodwill(1)	12.2	12.2	12.2	—	—	—	—
Other expenses, net	2.4	6.8	0.1	0.6	4.4	4.0	0.0

Total operating expenses	51.1	58.7	51.9	34.2	260.7	242.2	54.2
Income (loss) before taxes, minority interest and cumulative effect of a change in accounting	36.1	(13.7)	(11.3)	25.0	(231.8)	(216.9)	(18.0)
Benefit (provision) for income taxes	(18.0)	(1.0)	(2.5)	(10.2)	11.4	8.6	(0.3)
Minority interests	(0.4)	(0.1)	0.2	(0.1)	(0.1)	(0.1)	0.0

Income (loss) before cumulative effect of a change in accounting	17.7	(14.8)	(13.6)	14.7	(220.5)	(208.4)	(18.3)
Cumulative effect of a change in accounting for goodwill(1)	—	—	—	(50.1)	—	—	—

Net income (loss)	$17.7	$(14.8)	$(13.6)	$(35.4)	$(220.5)	$(208.4)	$(18.3)

	Year ended and as of December 31,							Nine months ended and as of September 30,
	1999		2000	2001	2002		2003	2003	2004
	(unaudited)				(dollars in millions)			(unaudited)
Combined and Consolidated Balance Sheet Data:
Cash and cash equivalents	$3.9		$3.1	$3.8	$20.9		$16.5	$44.3	$16.5
Property plant and equipment, net	319.1		297.2	254.5	235.1		223.9	224.1	200.5
Total assets	959.0		905.9	761.7	754.6		578.3	597.6	584.4
Total debt	192.8		185.6	74.3	377.0		397.4	402.6	396.7
Stockholders’ equity/Owner’s net investment	614.6		588.2	555.9	246.1		32.8	40.5	15.4
Other Data:
Cash flows provided by (used in):
Operating activities	$65.9		$43.0	$126.2	$63.3		$30.5	$39.4	$19.9
Investing activities	(30.6)		(33.8)	(12.7)	(29.2)		(50.9)	(41.0)	(19.1)
Financing activities	(39.7)		(9.9)	(112.8)	(17.7)		15.0	24.5	(0.9)
EBITDA(2)	115.7		68.2	68.0	87.8		(142.2)	(148.9)	51.2
Adjusted EBITDA(3)	120.5		78.0	71.3	89.2		58.3	49.3	52.6
Capital expenditures	32.2		34.9	23.5	30.0		47.1	37.2	19.1
Depreciation and amortization	69.4		68.9	68.7	55.9		57.5	43.6	41.1
Ratio of earnings to fixed charges(4)	3.5	x	—	—	3.3	x	—	—	—

(1)	Effective January 1, 2002, we adopted the provisions of SFAS 142, which requires companies to cease amortizing goodwill and to review for impairment, goodwill and intangible assets deemed to have an indefinite useful life. During the second quarter of 2002, we completed our impairment review and recognized an impairment charge of $50.1 million, which is reflected as a cumulative effect of a change in accounting principle. During the second quarter of 2003, we recorded an impairment charge of $183.0 million due to the trading price of our common stock, operating results that reflected lower volumes of domestic conventional product sales related to weather conditions, increased handling and shuttling costs and other factors.

(2)	EBITDA is a non-GAAP measurement that we define as income or loss before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting. This measure does not represent cash flow for the periods presented and should not be considered as an alternative to net income/(loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, but EBITDA is a key financial measure used by the lenders under our new credit facility. Our definition of EBITDA may not be comparable to EBITDA as defined by other companies. Although EBITDA is a non-GAAP measurement, we believe it is a useful measure of pre-tax operating cash flow prior to debt service. The following table reconciles EBITDA to net income (loss):

	Year ended December 31,					Nine months ended September 30,
	1999	2000	2001	2002	2003	2003	2004
				(dollars in millions)
Net income (loss)	$17.7	$(14.8)	$(13.6)	$(35.4)	$(220.5)	$(208.4)	$(18.3)
Add back:
Interest expense, net	10.6	13.1	10.4	7.0	34.2	25.7	30.0
Provision (benefit) for income taxes	18.0	1.0	2.5	10.2	(11.4)	(8.6)	0.3
Depreciation and goodwill amortization(a)	69.4	68.9	68.7	55.9	55.5	42.4	39.2
Cumulative effect of a change in accounting	—	—	—	50.1	—	—	—

EBITDA	$115.7	$68.2	$68.0	$87.8	$(142.2)	$(148.9)	$51.2

(a) See footnote 1 above.

(3)	We expect that the credit agreement governing our new credit facility will adjust EBITDA for certain non-cash accruals and will use the Adjusted EBITDA figure to determine our compliance with certain financial covenants contained in such credit agreement. This definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as defined by other companies. The following table reconciles Adjusted EBITDA to net income (loss):

	Year ended December 31,					Nine months ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(dollars in millions)
Net income (loss)	$17.7	$(14.8)	$(13.6)	$(35.4)	$(220.5)	$(208.4)	$(18.3)
Add back:
Interest expense, net	10.6	13.1	10.4	7.0	34.2	25.7	30.0
Provision (benefit) for income taxes	18.0	1.0	2.5	10.2	(11.4)	(8.6)	0.3
Depreciation and goodwill amortization	69.4	68.9	68.7	55.9	55.5	42.4	39.2
Cumulative effect of a change in accounting	—	—	—	50.1	—	—	—

EBITDA	115.7	68.2	68.0	87.8	(142.2)	(148.9)	51.2
Add back:
Write off of deferred financing costs	—	—	—	—	0.8	—	—
Provision for restructuring and asset impairment	0.0	0.7	—	—	11.6	10.1	—
Goodwill impairment loss(a)	—	—	—	—	183.0	183.0	—
Write off of fixed assets	—	—	2.0	—	2.7	2.7	0.4
Other non-cash accruals	4.8	9.1	1.3	1.4	2.4	2.4	1.0

Adjusted EBITDA	$120.5	$78.0	$71.3	$89.2	$58.3	$49.3	$52.6

(a)	See footnote 1 above.

(4)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before taxes, equity in earnings of affiliates, minority interests and cumulative effect of accounting changes plus fixed charges (exclusive of interest capitalized during the period) and amortization of interest previously capitalized. Fixed charges include interest incurred, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. Earnings were insufficient to cover fixed charges by $13.7 million, $11.3 million, and $231.8 million for the fiscal years ending December 31, 2000, 2001 and 2003. Earnings did not cover fixed charges by $216.9 million and $18.0 million for the nine months ending September 30, 2003 and 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

We are a manufacturer of PET plastic containers for food and beverages. Approximately 73% and 76% of our revenues for the first nine months of 2004 and fiscal year 2003, respectively, were generated in the United States with the remainder attributable to our European operations. During the first nine months of 2004 and fiscal year 2003, one customer accounted for approximately 30% and 34%, respectively, of our consolidated revenues, while the top ten customers accounted for an aggregate of approximately 70% and 68%, respectively, of our consolidated revenues. Approximately 80% and 78% of our sales for the first nine months of 2004 and fiscal year 2003, respectively, relate to conventional PET containers which are primarily used for carbonated soft drinks and bottled water. These products generally carry low profit margins. Profitability is driven principally by volume and maintaining efficient manufacturing operations. In recent years, the largest growth within conventional products has come from bottled water. We believe that in the long run, profitability from bottled water may decline as economic factors force some water bottlers into self manufacturing of PET bottles and some smaller water bottlers out of business. We do not expect appreciable growth in the carbonated soft drink market in the near term.

In addition to the conventional product lines, we are also a producer of higher margin custom products that are used in such packaging applications as hot-fill beverages, food, beer and flavored alcoholic beverages, most of which require containers with special performance characteristics. Critical success factors in the custom PET market include technology, design capabilities and expertise with specialized equipment. The technology required to produce certain types of custom products is commonly available, which has resulted in increased competition and lower margins for such products.

The PET packaging industry is in a very competitive pricing environment. Although the industry’s available capacity appears to be tightening, we are still encountering price competition. We expect our competitors to continue to bid aggressively when customer contracts expire. Many of our largest contracts are scheduled to expire over the next few years. Our main contract with PepsiCo expires on December 31, 2007. We believe that we will continue to face two other significant sources of pricing pressure. The first source is customer consolidation. When smaller customers combine or are acquired by larger customers or customers purchase through buying cooperatives and thereby aggregate purchasing power, the profitability of our business with the smaller customer tends to decline. In addition, as customers grow through acquisitions, they acquire more leverage in contract negotiations. The second source of pricing pressure is contractual provisions that permit customers to terminate contracts if the customer receives an offer from another manufacturer that we choose not to match. We are making efforts to remove these provisions in all new contracts and contract renewals. Thus, despite an apparent reduction in the industry’s available capacity, price declines remain a concern. We continue to focus our efforts on effective cost controls, manufacturing efficiencies and overhead reductions in an effort to offset pricing pressures.

The primary raw material and component cost of our products is PET resin which is a commodity available globally. The price of PET resin is subject to frequent fluctuations as a result of oil and gas prices, overseas markets and seasonal demand. The price of resin has been increasing dramatically due to increases in the price of petrochemical products. We are one of the largest purchasers of PET resin in North America, which we believe provides us with negotiating leverage necessary to obtain PET resin on favorable terms. However, higher resin prices may impact our sales where customers have a choice between PET and other forms of packaging.

Substantially all of our sales are made under contracts that allow for the pass through of changes in the price of PET resin. An industry index that monitors PET resin price movement and which is used for the resin pass-through mechanisms of our customer agreements representing approximately 25% of our net sales made a significant “non-market adjustment” in its January 2005 report to re-set its index basis. Because this adjustment does not reflect changes in current resin costs, we believe it should not result in a decrease in our resin prices as reflected in the pass-through provisions in our customer contracts that use this index. We are currently in discussions with affected customers regarding this matter. If we are required to reflect this adjustment in affected customer contracts, it will adversely affect our sales and margins insofar as our resin costs will not have decreased correspondingly.

PET bottle manufacturing is capital intensive, requiring both specialized production equipment and significant support infrastructure for power, high pressure air and resin handling. We believe that the introduction of new PET technologies has created significant opportunities for the conversion of glass containers to PET containers for bottled teas, beer, flavored alcoholic beverages and food applications. These conversion opportunities will require significant capital expenditures to obtain the appropriate production equipment. Our ability to make capital expenditures would be limited by the covenants expected to be contained in our new credit facility discussed below. If we are awarded a significant volume of conversions over a short period of time, we may have to obtain waivers or amendments to these covenants.

In order to capture economies of scale, we favor large plants located within a few hours’ driving distance of the major markets that we service. Normally, this proximity helps us to minimize freight costs. However, in order to meet our customers’ requirements, we must sometimes manufacture products at a plant that is not our closest plant to the necessary delivery location. Our contracts typically would require us to bear the resulting added freight costs. These “out of territory” freight costs tend to peak during the second and third quarters, when our customers’ requirements are at their highest. In addition, any general increase in freight rates may impact our margins to the extent that our contracts do not permit us to pass the increase through to our customers.

In negotiations with certain customers for new business and the extension of current business, we have agreed to price concessions averaging approximately $6 million to $15 million for each year between 2005 and 2007, with the most significant reductions scheduled to take place in 2005. We are currently attempting to improve our margins by improving customer and product mix, maximizing utilization rates, updating existing facilities and investing in cost reduction and efficiency improvements. If we are not successful in our efforts to improve margins, our ability to increase profits will be adversely affected. During the third quarter of 2004, we operated at high utilization rates, and we do not intend to invest in additional conventional capacity unless those investments improve overall margins in our conventional business.

We are highly leveraged. Following the completion of the refinancing plan and the closing of our new credit facility, our debt structure will consist of $210 million of notes, $175 million of our outstanding senior subordinated notes and an $80 million credit facility. Upon the completion of the refinancing plan, we expect to immediately draw upon $26.3 million of our new credit facility. The $26.3 million that we expect to draw on our new credit facility upon the closing of the refinancing plan will be applied, in part, to the repayment of amounts then outstanding under our existing senior secured credit facility. If our working capital requirements require us to draw on the existing facility in amounts greater than we currently expect, our initial draw on the new credit facility will increase.

Relationship with Crown

We were a wholly owned subsidiary of Crown from 1992 until the closing of our initial public offering on November 20, 2002. At December 31, 2004, Crown owned 1,255,000 shares, or approximately 10%, of our common stock. During 2004, Frank J. Mechura, an executive officer of Crown, and William G. Little, a director of Crown, served on our board of directors.

Our historical costs and expenses include charges from Crown for certain centralized corporate services and for our use of Crown’s infrastructure. These allocations were based on methodologies that Crown believed to be reasonable and are consistent with charges made to other Crown operations; however, these allocations may not be indicative of our future expenses. Certain of these services that had been provided by Crown prior to our initial public offering are now provided by our current employees, some of whom were Crown employees. In addition, we have a services agreement with Crown under which we receive certain services from Crown. The services provided by Crown under the services agreement include payroll, systems for accounting, reporting, information technology, benefits administration and logistics.

Assuming that, throughout the term of the services agreement, we do not purchase any optional services from Crown, we do not terminate any of the services currently being provided by Crown and costs do not increase due to outsourcing of services by Crown, we expect the cost of the services to be approximately $300,000 per month during 2005. We cannot make assurances that the fees charged to us by Crown under the services agreement reflect the costs of obtaining these services from a third party or of providing these services internally or that these costs will not deviate from our estimated costs. These agreements were negotiated in the context of a parent/subsidiary relationship and are not on arm’s-length terms. However, we believe that purchasing these services from Crown for some period of time is the most efficient way to maintain our operations as we transition to third party or internal services.

Our expenses prior to November 20, 2002 also include a technology fee of approximately 1.8% of net sales assessed by Crown Cork & Seal Technologies Corporation (“CCK Technologies”), a wholly owned subsidiary of Crown. In exchange for this fee, CCK Technologies provided us with access to CCK Technologies’ intellectual property related to PET, paid for direct costs related to our research, development and engineering activities, provided us with legal services related to the defense of our rights to certain technologies, and provided us with support for customer claims resolution, supplier qualifications, spoilage reduction and product and material specifications. Upon completion of our initial public offering and the contribution of certain technology from CCK Technologies to us, this arrangement with CCK Technologies was discontinued and our technology and research and development requirements were thereafter met by hiring PET research and development staff from Crown, by outsourcing with unrelated third-party providers, and through a research and development agreement with CCK Technologies. During the third quarter of 2003, we ceased outsourcing research and technology to CCK Technologies.

Prior to the completion of our initial public offering, Crown charged us interest expense on the net average intercompany indebtedness we owed to Crown based on the average actual interest costs to Crown. We believe the methodology that was used to calculate this charge was reasonable but may not be indicative of our current and future expenses as an independent entity.

Since the completion of our initial public offering, Crown has been operating our equipment in Salt Lake City, Utah and Voghera, Italy on our behalf under manufacturing and supply agreements, and Crown supplies us with bottles produced by Crown’s Faba Sirma facility in Parma, Italy. In addition, we are supplying Crown with closure components produced by our facility in Newark, Ohio and have been providing technical services to some of Crown’s joint ventures in the PET preform and container manufacturing business. In addition, we have granted Crown a non-exclusive, royalty-free license to use Oxbar technology in certain products not manufactured with PET and have agreed to share with Crown royalties that we earn from licensing Oxbar to third parties. These agreements were negotiated in the context of a parent/subsidiary relationship and are not on arm’s-length terms.

Since our initial public offering, we have rented space from Crown for our principal executive offices. The current lease expires at the end of December 31, 2005. The monthly rent is approximately $32,000.

The following discussion should be read in conjunction with our combined and consolidated financial statements and the accompanying notes included elsewhere in this filing.

Acquisitions and Significant Items Affecting Our Results of Operations

Impairment of Goodwill

Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 (“FAS 142”), “Goodwill and Other Intangible Assets,” which requires companies to cease amortizing goodwill and certain intangible assets deemed to have an indefinite useful life. Instead, FAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of FAS 142 and annually thereafter. Under FAS 142, goodwill is deemed to be potentially impaired if the net book value of a reporting unit exceeds its estimated fair value.

During the second quarter of 2002, we completed our transitional impairment review of identified reporting units and recognized an impairment charge in our European reporting unit of approximately $50 million as a cumulative effect of a change in accounting principle as of January 1, 2002.

Due to the trading price of our common stock, operating results that reflect lower volumes of domestic conventional product sales related to weather conditions, increased handling and shuttling costs and other factors, we determined that a goodwill impairment existed as of June 30, 2003. Based on a preliminary assessment, we recognized an estimated impairment charge of $183 million in the second quarter of 2003. Our fair value was determined by quoted market prices of our common stock plus a control premium. In accordance with FAS 142, we performed a detailed analysis of the fair value of our assets and liabilities, including obtaining appraisals for fixed assets and intangibles, during the third quarter of 2003. Based on the results of this analysis, we were not required to make any adjustments to the estimated impairment charge of $183 million as recorded during the second quarter ended June 30, 2003.

Restructuring and Asset Impairments

In September 2003, we announced our plans to implement a cost reduction initiative under which we closed two facilities in Birmingham, Alabama and Reserve, Louisiana. Under the plan, approximately 130 positions were to be eliminated at the affected facilities and production at these locations was to be relocated to other manufacturing facilities. As a result of this initiative, we recognized restructuring provisions of approximately $4.9 million and non-cash asset impairment charges of approximately $6.7 million during 2003. The restructuring provisions consisted of approximately $1.3 million for severance and termination benefits for both facilities and approximately $3.6 million for contract and lease termination costs. As of December 31, 2003, both facilities had ceased manufacturing operations and a majority of the employees had been terminated. Certain manufacturing equipment has been relocated to other plants, and additional items were moved during the first six months of 2004.

Acquisition

On September 26, 2003, we acquired certain manufacturing assets from Carolina Packaging, Inc. and entered into a ten year supply agreement with privately held Pepsi bottler Carolina Canners, Inc. (“Carolina Canners”) for $4 million. Based on final asset appraisals, the entire purchase price was allocated amongst the machinery and equipment acquired in this transaction. In addition, we agreed to purchase on-hand inventory of approximately $2.2 million, which was used to supply Carolina Canners subsequent to the acquisition.

December 2003 Refinancing

On December 23, 2003, in order to provide for temporary relief from certain covenants under our existing senior secured credit facility and improve short-term liquidity, we obtained a $75 million second lien term C loan (“Second Lien Loan”) due December 2010. Net of fees and expenses of approximately $5 million, the proceeds from the Second Lien Loan were used to prepay $25 million of our $150 million seven-year term loan (the “Term

B Loan”) with the remainder used to paydown a portion of amounts then outstanding under our $100 million five-year revolving credit facility (the “Revolver Loan”). In connection with this refinancing, certain of the financial covenants contained within the credit agreement governing these loans were amended through the quarter ended June 30, 2005. Also, the paydown on the Term B Loan resulted in a permanent reduction in the principal outstanding while the Revolver Loan’s total availability was reduced from $100 million to $90 million.

Basis of Presentation

Net Sales

We recognize revenue from product sales when the goods are shipped and the title and risk of loss pass to the customer. Provisions for discounts and rebates to customers, returns and other adjustments are netted against sales in the same period that the related sales are recorded.

PET containers can be sold either as finished bottles or as preforms. Preforms are test tube-shaped intermediate products in the manufacturing process for bottles and are purchased by customers or other PET container manufacturers that operate equipment to convert preforms into bottles. Unit selling prices for preforms are lower than unit selling prices for corresponding finished bottles because of their lower added value. In the United States, our customers typically buy finished bottles, while our European customers typically buy preforms.

From year to year, the composition of our portfolio of products sold changes significantly due to changes in our customer base, changes in the mix of products presented to the marketplace by our customers, and by incremental opportunities for preform sales. Greater proportions of larger, heavier or more specialized bottles will lead to higher net sales, even if total unit volumes remain stable.

Many of our products have seasonal demand characteristics typically resulting in higher sales and profits in the second and third quarters compared to the first and fourth quarters. Sales of single service convenience beverage bottles are strongest in the summer months. In 2003, we experienced unusually low seasonal demand due to poor weather in the United States, slow economic conditions and disruptions in the Turkish market as a result of the threat of war. During the first half of 2003, we experienced lower shipments of conventional products and increased competitive pricing conditions which were partly offset by increased sales of custom products and the contractual pass-through to customers of higher resin prices. In addition, unfavorable weather conditions exacerbated the lower domestic demand for our conventional products. Some potential high-growth product categories are developed first in conjunction with seasonal promotions and in stadium and special events markets. All of our sales are subject to marketing actions taken by customers as they adjust their mix of product presentations.

The potential for continued conversion to PET from metal, glass and other packaging materials is an important determinant of future demand in our industry. We believe that the potential for continued conversions to PET is significant.

As is common in our industry, our contracts are generally requirements-based, granting us all or a percentage of the customer’s actual requirements for a particular period of time, instead of a specific commitment of unit volume. Substantially all of our customer sales are pursuant to contracts that contain provisions permitting us to pass through the changes in the price of resin, our principal raw material and a major component of cost of goods sold. When we adjust our prices under these agreements to pass through changes in resin prices, our net sales change accordingly but our gross margin is unaffected. In the aggregate, the lag between effective date of resin price changes and the effective date of price adjustments to our customers under various pass-through mechanisms is approximately equal to our inventory exposure.

In 2003 and for the nine months ended September 30, 2004, approximately 24% and 27%, respectively, of our net sales were recorded in currencies other than in U.S. dollars. Because sales denominated in foreign currencies are translated into U.S. dollars in our financial statements using the average exchange rates for the period, net sales reported in our financial statements that are denominated in foreign currencies will fluctuate as a result of variations in the value of foreign currencies relative to the U.S. dollar.

Cost of Products Sold, Excluding Depreciation

Cost of products sold, excluding depreciation includes raw material costs, principally PET resin, other direct and indirect manufacturing costs and shipping and handling costs. PET resin is the largest component of cost of products sold. The prices we pay for PET resin are subject to frequent fluctuations resulting from cost changes in the raw materials for PET, which are affected by prices of oil and its derivatives in the U.S. and overseas markets, normal supply and demand influences, and seasonal demand effects.

Direct and indirect manufacturing costs include labor costs, electricity and other utilities, product handling and storage costs, maintenance expense and other fixed and variable expenses required to operate our plants. Our cost of products sold also includes expenses for the engineering, production control and manufacturing administration activities that support plant operations.

Depreciation

Property, plant and equipment are depreciated on a straight-line basis for financial reporting purposes over the estimated useful lives of the assets, ranging from 3 to 40 years. Typical depreciation periods are 5 years for molds, 10 years for machinery and equipment and 40 years for buildings.

Gross Profit

We define gross profit as net sales less cost of products sold and depreciation expense. As discussed above, our agreements with customers typically have provisions that insulate gross profit from changes in resin prices by allowing us to pass through those changes to our customers with equivalent price changes for our products.

Important determinants of profitability are volume, product mix and competitive pricing in relation to resin cost. Volume is significant because the capital intensity of PET bottle manufacturing and the highly automated manufacturing process make fixed overhead costs a high percentage of cost of products sold excluding raw materials. Our various products have widely different proportions of variable cost in relation to fixed cost because of their different sizes and weights and because of the different technologies and machine types used to manufacture them. This results in significant differences in the volume effect on profitability for different products. Generally, larger, heavier and more technologically specialized bottles have higher overhead absorption rates, and therefore have proportionately greater effect on gross profit when volumes vary from period to period. Although price pass-through mechanisms can generally protect profits from short term changes in the market price for resin, it is largely the competitive conditions in the market for our products that ultimately determine the selling prices for our products.

Also important to our profitability is our ability to operate our plants and distribution system efficiently. We operate most of our equipment seven days per week and 24 hours per day, with a formal program for scheduled weekly, monthly and annual preventative maintenance activities. Our ability to operate equipment at high output levels and with low unscheduled downtime affects our profitability directly as a result of labor efficiency and the cost of additional freight if product must be shipped from more distant plants to meet commitments to our customers. We ship mostly full truckload quantities to our customers using commercial carriers.

Because resin represents a large component of cost of products sold and since we typically pass through changes in resin prices to our customers, we believe that period-to-period comparisons of our gross profit as a percent of net sales may not accurately reflect performance, as changes in net sales caused by changes in resin prices will not change gross profit. During periods when resin costs are high our net sales will tend to rise but there will be little effect on gross profit. The opposite is true during periods of low resin pricing; our net sales will tend to be lower with little or no decrease in gross profit, causing gross margins to increase.

Amortization of Goodwill

This consists of the amortization of goodwill which arose from Crown’s acquisition of us in 1992 and has been amortized on a straight-line basis over 40 years. On January 1, 2002, we adopted SFAS 142, “Goodwill and Other Intangible Assets,” requiring that goodwill no longer be amortized, but instead be tested for impairment at least annually.

Selling and Administrative Expense

This includes compensation and related expenses for employees in the selling and administrative functions as well as other operating expenses not directly related to manufacturing or research, development and engineering activities. It does not include depreciation and amortization charges. Crown historically provided us with certain centrally managed services as discussed below in “—Management Charges.” Charges for these services are classified as management charges through the closing of our initial public offering on November 20, 2002. Since the closing date, we have fulfilled these services with internal resources, through third parties or through our transition services agreement with Crown.

Management Charges

Prior to the closing of our initial public offering on November 20, 2002, Crown charged us certain management fees for payroll, benefits administration, purchasing, information systems and other centrally managed services. The cost of these services was directly charged and/or allocated to us using a method that Crown and we believed was reasonable. Such charges were not necessarily indicative of the costs that would have been incurred if we had been a separate entity. Our financial results reflect these management charges through the closing of our initial public offering on November 20, 2002. Since November 20, 2002, we have provided these services with our own resources or continued to receive them through services agreements with Crown. All expenses for these services are included in administrative expense.

Research and Technology Expense

Prior to the closing of our initial public offering on November 20, 2002, we paid CCK Technologies, a wholly owned subsidiary of Crown, a charge approximately equal to 1.8% of sales. In return, CCK Technologies provided us with access to CCK Technologies’ intellectual property related to PET; paid for our direct costs of research, development and engineering activities; provided us with legal services for the defense of rights for existing technologies; and provided us with support for customer claims resolution, supplier qualifications, spoilage reduction and product and material specifications. As of November 20, 2002, this arrangement was discontinued, and our requirements were thereafter met by hiring PET research and development staff from Crown, by outsourcing with unrelated third-party providers and through a research and development agreement with CCK Technologies. During the third quarter of 2003, we ceased outsourcing research and technology to CCK Technologies.

Provision for Income Taxes

The effective tax rate on income or loss was 4.9% in 2003 compared to 40.8% in 2002. During the nine months ended September 30, 2004, we recorded a valuation allowance of $6.1 million to cover the net operating losses being generated during fiscal 2004. We do not believe it is more likely than not that the deferred tax assets (to the extent such assets exceed deferred tax liabilities) will be realized.

Interest Expense

Crown charged us interest based on the average actual interest costs to Crown on the net average intercompany indebtedness. We believe that the methodology used to calculate this charge was reasonable but not necessarily indicative of interest expense that would have been incurred if we had been a standalone entity. Subsequent to our initial public offering, interest expense reflects the increase in average debt outstanding pertaining to our existing senior secured credit facility and our outstanding senior subordinated notes.

Other Expenses, Net

Other expenses, net include operating expenses not included elsewhere, such as write offs pertaining to property, plant and equipment, and bad debt expense offset against income items such as gains on sales of used equipment.

Critical Accounting Policies

The accompanying combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, impacting our reported results of operations and financial position. Certain accounting policies, however, are considered to be critical in that (i) they are most important to the depiction of our financial condition and results of operations and (ii) their application requires management’s most subjective judgment in making estimates about the effect of matters that are inherently uncertain.

On an annual basis, or more frequently if facts and circumstances indicate that goodwill may be impaired, we perform an impairment review by comparing the fair value of a reporting unit, including goodwill, to its carrying value. The impairment review involves a number of assumptions and judgments including the identification of the appropriate reporting units and the calculation of fair value. We use a combination of market values for comparable businesses and discounted cash flow projections to calculate fair value. If our share price and operating results sustain an extended decline, this could trigger an impairment review. Our estimates of future cash flows include assumptions concerning future operating performance, economic conditions, and technological changes and may differ from actual future cash flows. During the second quarter of 2003, we recognized an impairment charge of $183 million due to the trading price of our common stock, operating results that reflected lower volumes of domestic conventional product sales, increased handling and shuttling costs and other factors.

Long-lived assets, which consist primarily of machinery and equipment, buildings, construction in progress and land, are depreciated over their estimated useful lives and are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” whenever changes in circumstances indicate the carrying value may not be recoverable. Such circumstances would include items such as a significant decrease in the market price of long-lived asset, a significant adverse change in the manner which the asset is being used or in its physical condition or a history of operating cash flow losses associated with use of the asset. When such events or changes occur, we estimate the future cash flows expected to result from the use and, if applicable, the eventual disposition of the assets. The key variables that we must estimate include assumptions regarding future sales volume, prices and other economic factors. Significant management judgment is involved in estimating these variables, and such variables include inherent uncertainties since they are forecasting future events. If such assets are considered impaired, they are written down to fair value as appropriate.

Accounting for pensions and postretirement benefit plans requires the use of estimates and assumptions regarding numerous factors, including discount rate, rate of return on plan assets, compensation increases, health care cost increases, mortality and employee turnover. Actual results may differ from our actuarial assumptions, which may have an impact on the amount of reported expense or liability for pensions or postretirement benefits. The rate of return assumption is reviewed at each measurement date based on the pension plans’ investment policies and an analysis of the historical returns of the capital markets, adjusted for current interest rates as appropriate. For the nine months ended September 30, 2004, we used an expected rate of return on plan assets of 8.5% in the U.S. which was unchanged from 2003. The discount rate is developed at each measurement date by reference to published indices of high-quality bond yields. A 1.0% change in the expected rate of return on plan assets would have changed 2003 U.S. pension expense by approximately $460,000, and would have changed pension expense for the nine months ended September 30, 2004 by approximately $345,000. A 0.5% change in the discount rate would have changed 2003 U.S. pension expense by approximately $374,000; 2003 postretirement expense by approximately $74,000; pension expense for the nine months ended September 30, 2004 by approximately $280,000; and postretirement expense for the nine months ended September 30, 2004 by approximately $55,000.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowances for doubtful accounts are based on historical experience and known factors regarding specific customers. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required.

We write down our inventories for estimated slow moving and obsolete goods by amounts equal to the difference between the carrying cost of the inventory and the estimated market value based upon assumptions about future demand and market conditions.

Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and operating losses and tax credit carry forwards. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. Management provides valuation allowances against the deferred tax assets for amounts, which are not considered more likely than not to be realized.

We maintain reserves for estimated costs associated with our workers’ compensation and health insurance liabilities. We are self insured for health insurance. Our insurers are the direct payors of workers’ compensation claims and we are obligated to reimburse the insurers for any payments made. We utilize historical experience and recent expense rates to estimate the reserves necessary for these areas. If an increased level of claims in excess of current estimates were to occur, additional reserves would be required.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 143 (“FAS 143”), “Accounting for Asset Retirement Obligations.” This standard, which became effective for us on January 1, 2003, establishes accounting guidelines for the recognition and measurement of obligations for the retirement of tangible long-lived assets. The obligation is to be recorded at fair value in the period in which it is incurred. Adoption of this standard did not have a material impact on our results of operations or financial position.

In April 2002, the FASB issued SFAS No. 145 (“FAS 145”), “Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” In the fourth quarter of 2002, effective January 1, 2002, we early adopted FAS 145. Among other provisions, the new standard no longer permits gains or losses from the extinguishments of debt to be reported as an extraordinary item unless the extinguishments qualify as extraordinary under the criteria of APB 30. The standard requires that prior gains or losses that were reported as extraordinary items and do not qualify under APB 30 be reclassified within income (loss) from continuing operations. The adoption of this standard did not have a material impact on our results of operations or financial position.

During July 2002, the FASB issued SFAS No. 146 (“FAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities.” FAS 146 establishes accounting and reporting guidelines for the recognition and measurement of a liability at its fair value for the cost associated with an exit, including restructuring, or disposal activity in the period in which the liability is incurred, rather than at the date of a commitment to an exit or disposal plan. The standard supersedes Emerging Issues Task Force No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The standard is effective for exit or disposal activities initiated on or after January 1, 2003. We utilized FAS 146 in connection with recording the impact of the shutdown of two manufacturing operations during fiscal 2003.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires a guarantor to recognize at the inception of a qualified guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The guarantee disclosure requirements of FIN 45 became effective in the fourth quarter of 2002. The initial recognition and measurement requirements are effective on a prospective basis for qualified guarantees issued or modified after December 31, 2002. Our adoption of this interpretation had no impact on our results of operations or financial position.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 sets forth the criteria used in determining whether an investment in a variable interest entity (“VIE”) should be consolidated and is based on the general premise that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN 46 requires VIEs created before February 1, 2003 to be consolidated beginning March 31, 2004. For specified VIEs created after January 31, 2003, the interpretation requires immediate consolidation if circumstances warrant such consolidation. In December 2003, the FASB issued FASB Interpretation 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities.” FIN 46 (R) replaces FIN 46 and clarifies the accounting for interests in VIEs. We analyzed certain leasing arrangements with Crown subsidiaries and concluded that the adoption of this standard had no impact on our results of operations or financial position.

In April 2003, the FASB issued SFAS No. 149 (“FAS 149”), “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” FAS 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of this standard had no impact on our results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150 (“FAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of this statement as a liability (or an asset in some circumstances). FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except as delayed by FASB Staff position FAS 150-3. Adoption of this standard had no impact on our results of operations or financial position.

In December 2003, the FASB issued a revised SFAS No. 132 (“FAS 132”), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The amended FAS 132 revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Adoption of this standard had no impact on our results of operations or financial position.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligibles starting in 2006. The Act provides employers currently sponsoring prescription drug programs for Medicare-eligibles with a range of options for coordinating with the new government-sponsored program potentially to reduce program cost. These options include supplementing the government program on a secondary payor basis or accepting a direct subsidy from the government to support a portion of the cost of the employer’s program.

In connection with this Act, the FASB issued FASB Staff Position (“FSP”) No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” which permits a company that provides prescription drug benefits to make a one-time election to defer accounting for the effects of this Act. Pursuant to this guidance, we have chosen to defer recognition of the potential effects of the Act in our 2003 financial statements. This decision was made largely due to the number of open questions about select provisions of the Act and a lack of authoritative accounting guidance concerning certain technical matters. Therefore, the postretirement benefit obligations and costs reported in this financial statement do not yet reflect any potential impact of the Act. Specific, authoritative guidance on the accounting for the government subsidy is still pending. Once issued, the guidance will define the specific transition accounting requirements that may require companies to change their current accounting.

In May 2004, the FASB issued FASB Staff Position (“FSP”) No. FAS 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FAS 106-2 provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers whose prescription drug benefits are actuarially equivalent to the drug benefit under Medicare Part D. It also contains basic guidance on related income tax accounting, and complex rules for transition that permit various alternative prospective and retroactive approaches. For all public and non-public companies that sponsor one or more plans with more than 100 participants, FAS 106-2 is effective as of the first interim or annual period beginning after June 15, 2004 (third quarter 2004 for us), although earlier adoption is encouraged. Based upon the review of our prescription drug plan under the currently issued regulations, we have concluded that our current plan is not actuarially equivalent to the benefits provided under Medicare Part D. As such our prescription drug plan will not qualify for the federal subsidy and will not require any change in accounting to conform to the requirements of FAS 106-2. Any effects that the availability of Medicare Part D program may have on the participation in our prescription drug plan will be evaluated in conjunction with our annual FAS 106 valuation.

Results of Operations

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

Net Sales

	Nine months ended September 30,
	2004	2003	Increase
	(dollars in millions)
United States	$472.1	$430.1	9.8%
Europe	170.3	141.0	20.8%

Total	$642.4	$571.1	12.5%

Net sales increased by $71.3 million, or 12.5%, to $642.4 million in the first nine months of 2004 from $571.1 million in the first nine months of 2003. In the U.S., net sales increased $42.0 million, or 9.8%, to $472.1 million in the first nine months of 2004 from $430.1 million in the first nine months of 2003. In Europe, net sales increased $29.3 million, or 20.8%, to $170.3 million in the first nine months of 2004 from $141.0 million in the first nine months of 2003. Net sales in the U.S. accounted for 73.4% of net sales in the first nine months of 2004 compared to 75.3% of net sales in the first nine months of 2003.

In the U.S., the increase in net sales in the first nine months of 2004 from the first nine months of 2003 reflects increased sales of conventional and custom products and the pass-through of higher resin prices to customers, partly offset by price concessions that were given in exchange for additional volume and contract extensions.

In Europe, the increase in net sales in the first nine months of 2004 compared to the first nine months of 2003 was primarily due to the stronger British pound sterling and Euro against the U.S. dollar. Higher unit sales of preforms also contributed to the increase.

Gross Profit

Gross profit increased $11.0 million, or 43.0%, to $36.3 million in the first nine months of 2004 from $25.3 million in the first nine months of 2003. Gross profit benefited from an increase in unit sales and reduced spending in warehousing and product handling costs as well as cost savings from our 2003 restructuring initiative. These benefits were partly offset by price reductions implemented to extend key contracts and meet competitive pricing.

Selling and Administrative Expenses

Selling and administrative expenses increased by $3.6 million, or 22.2%, to $19.7 million in the first nine months of 2004 from $16.1 million in the first nine months of 2003. The increase reflects stand alone administrative costs associated with being a public company, expenses related to Sarbanes-Oxley Act compliance efforts and additional legal spending.

Research and Technology Expenses

Research and technology expenses were $4.1 million in the first nine months of 2004 compared to $4.0 million in the first nine months of 2003.

Interest Expense

Interest expense increased $4.3 million to $30.0 million in the first nine months of 2004 from $25.7 million in the first nine months of 2003. Our effective interest rate increased during 2004 due to the December 2003 refinancing.

Foreign Exchange Adjustments

Foreign exchange adjustments were approximately $0.5 million expense in the first nine months of 2004 compared to $0.7 million income in the first nine months of 2003. The change between 2004 and 2003 was primarily related to the changes in the foreign currency translation rates of intra company balances.

Goodwill Impairment Loss

Due to the trading price of our common stock, operating results that reflect lower volumes of domestic conventional product sales, increased handling and shuttling costs and other factors, we determined that a goodwill impairment existed at June 30, 2003. We recognized an estimated impairment charge of $183.0 million in the second quarter of 2003. Our fair value was determined by quoted market prices of our common stock plus a control premium.

Provision for Restructuring and Asset Impairments

In September 2003, we announced our plans to implement a cost reduction initiative under which we closed two facilities operating in Birmingham, Alabama and Reserve, Louisiana. As a result of this initiative, we recognized a restructuring provision of approximately $3.4 million and non-cash asset impairment charges of approximately $6.7 million during the third quarter of 2003.

Other (Income) Expenses, Net

Other income, net was relatively minimal during the first nine months of 2004 compared to $3.9 million expense in the first nine months of 2003. During the first nine months of 2004, we recognized income of $1.2 million related to a licensing agreement pertaining to our oxygen scavenging technology offset by a $0.5 million net charge for costs incurred from a fire at one of our European facilities. In addition, we recorded a non-cash charge of $0.4 million relating to the write off of fixed assets. During the first nine months of 2003, we recorded charges of $2.7 million and $1.0 million relating to the write-off of fixed assets and a doubtful account receivable, respectively.

Benefit (Provision) for Income Taxes

Benefit (provision) for income taxes was a $0.3 million expense in the first nine months of 2004 compared to a $8.6 million benefit in the first nine months of 2003. The tax provision for the first nine months of 2004 related to the income attributable to our European operations. During the first nine months of 2004, we recorded a valuation allowance of $6.1 million to reduce certain deferred tax assets in the United States.

Net Loss

Net loss was $18.3 million in the first nine months of 2004 compared to net loss of $208.4 million in the first nine months of 2003. The goodwill impairment loss and the provision for restructuring and asset impairments recognized in the first nine months of 2003 were the primary factor contributing to the favorable change.

Adjusted EBITDA

EBITDA is a non-GAAP measurement that we define as income or loss before interest expense, provision for income taxes, depreciation and amortization, and the cumulative effect of a change in accounting. This measure does not represent cash flow for the periods presented and should not be considered as an alternative to net income/(loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity. EBITDA is a key financial measure used by the lenders under our new credit facility. Our definition of EBITDA may not be comparable to EBITDA as defined by other companies. Although EBITDA is a non-GAAP measurement, we believe it is a useful measure of pre-tax operating cash flow prior to debt service.

We expect that our new credit facility will adjust EBITDA for certain non-cash accruals and will use the Adjusted EBITDA figure to determine our compliance with certain financial covenants expected to be contained in our new credit facility. This definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as defined by other companies.

EBITDA increased to $51.2 million for the first nine months of 2004 from $(148.9) million in the first nine months of 2003. After giving effect to the non-cash accruals for purposes of our compliance with certain financial covenants expected to be contained in our new credit facility, Adjusted EBITDA increased to $52.6 million from $49.3 million.

Reconciliation of Adjusted EBITDA to Net Loss:

	Nine months ended September 30,
	2004	2003
	(in millions)
Net loss	$(18.3)	$(208.4)
Add back:
Interest expense	30.0	25.7
Taxes	0.3	(8.6)
Depreciation	39.2	42.4

EBITDA	$51.2	$(148.9)
Adjustments under new credit facility	1.4	198.2

Adjusted EBITDA under new credit facility	$52.6	$49.3

We believe that the nine-month Adjusted EBITDA amounts shown above are informative in connection with certain financial covenants expected to be contained within our new credit facility. Even though these covenants are based on the last twelve months of Adjusted EBITDA, we have presented the comparable periods above to provide additional insight into the rolling twelve month data. Our new credit facility is expected to contain an Adjusted EBITDA-based financial covenant for the last twelve months. Our Adjusted EBITDA for the twelve months ended September 30, 2004 was $61.6 million.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net Sales

	Year Ended December 31,
	2003	2002	Increase
	(dollars in millions)
United States	$562.8	$549.7	2.4%
Europe	179.5	154.6	16.1%

Total	$742.3	$704.3	5.4%

Net sales increased by $38.0 million, or 5.4%, to $742.3 million in 2003 from $704.3 million in 2002. In the U.S., net sales increased $13.1 million, or 2.4% to $562.8 million in 2003 when compared to $549.7 million in 2002. In Europe, net sales increased $24.9 million, or 16.1%, to $179.5 million in 2003 from $154.6 million in 2002. Net sales in the U.S. accounted for 75.8% of net sales in 2003 compared to 78.0% of net sales in 2002.

In the U.S., the primary items that impacted net sales in 2003 as compared to 2002 were increased sales of custom products and the contractual pass-through to customers of higher resin prices primarily offset by lower shipments of conventional products and competitive pricing conditions. In addition, unfavorable weather conditions in the spring and summer of 2003 compared to the same period in 2002 exacerbated the lower domestic demand for our conventional products.

In Europe, the increase in net sales in 2003 compared to 2002 was primarily due to the strengthening of the British Pound Sterling and the Euro against the U.S. dollar as well as increased shipments of both bottles and preforms in 2003.

Gross Profit

Gross profit decreased $30.3 million to $28.9 million in 2003 from $59.2 million in 2002. Contributing to the decline in gross profit was the loss of certain higher margin business to competitors, a shift in demand to smaller, less profitable bottles and higher than anticipated inventory levels leading to increased warehousing and product handling costs. In addition, gross profit was adversely affected by an unfavorable shift in conventional product mix and the implementation of price reductions to extend long-term customer contracts, increase volume and meet competitors’ pricing. We also experienced negative developments in certain insurance and benefit related costs.

Selling and Administrative Expenses

Selling and administrative expenses increased by $12.2 million to $23.0 million in 2003 from $10.8 million in 2002. The increase primarily reflects costs associated with the establishment of certain administrative functions that had previously been provided to us by Crown as well as additional costs that we now incur as a public standalone company that were not incurred when we operated as a division of Crown. In addition, we have incurred an increase in legal expenses, particularly those relating to our patent infringement claim against a competitor.

Management Charges

Prior to our initial public offering, Crown charged us certain management fees for legal, tax, treasury, central purchasing, internal audit and other centrally managed services. These management charges were $3.6 million in 2002. As of the date of our initial public offering, the management charges from Crown were discontinued.

Research and Technology Expense

Research and technology expenses decreased $6.9 million to $5.2 million in 2003 from $12.1 million in 2002. During 2002, we were charged a fee by Crown for research and technology services of approximately 1.8% of net sales. As of November 20, 2002, this arrangement was discontinued and our requirements were thereafter met through the hiring of former Crown employees, by outsourcing with unrelated third-party providers, and through a research and development agreement with CCK Technologies. During the third quarter of 2003, we ceased outsourcing research and technology to CCK Technologies.

Provision for Restructuring and Asset Impairments

In September 2003, we announced our plans to implement a cost reduction initiative under which we closed two facilities in Birmingham, Alabama and Reserve, Louisiana. Under the plan, approximately 130 positions were to be eliminated at the affected facilities and certain production assets at these locations were to be relocated to other manufacturing facilities. As of December 31, 2003, both facilities had ceased manufacturing operations and certain machinery and equipment were being transferred to other manufacturing locations. As a result of this initiative, we recognized restructuring provisions of approximately $4.9 million and non-cash asset impairment charges of approximately $6.7 million during 2003. The restructuring provisions consisted of approximately $1.3 million for severance and termination benefits for both facilities and approximately $3.6 million for contract and lease termination costs.

Interest Expense, Net

Interest expense increased to $34.2 million in 2003 from $7.0 million in 2002. The increase in interest expense reflected the increase in average debt outstanding incurred in conjunction with our initial public offering.

Foreign Exchange Adjustments

Foreign exchange adjustments were $1.4 million income in 2003 compared to $0.1 million expense in 2002. The change reflected the impact of the weaker dollar in 2003 compared to 2002.

Goodwill Impairment Loss

Due to the trading price of our common stock, operating results that reflect lower volumes of domestic conventional product sales, increased handling and shuttling costs and other factors, we determined that a goodwill impairment existed as of June 30, 2003. Based on a preliminary assessment, we recognized an estimated impairment charge of $183 million in the second quarter of 2003. Our fair value was determined by quoted market prices of our common stock plus a control premium. In accordance with FAS 142, we performed a detailed analysis of the fair value of our assets and liabilities during the third quarter of 2003. Based on the results of this analysis, we were not required to make any adjustments to the estimated impairment charge of $183.0 million as recorded during the second quarter ended June 30, 2003.

Write Off of Deferred Financing Costs

In connection with the placement of the Second Lien Loan, there was a permanent reduction in the amounts available under the Term B Loan and Revolver Loan of $25.0 million and $10.0 million, respectively. As a result of these permanent reductions, we wrote off a pro-rata share of the deferred financing costs related to these two loans of approximately $0.7 million.

Other Expenses, Net

Other expenses (income), net were $4.4 million expense in 2003 compared to $0.6 million income in 2002. In connection with the third quarter analysis of asset values, we completed a physical inventory of our fixed asset records and identified machinery and equipment that were no longer in use. As a result of this review, we have recorded a non-cash charge to earnings of $2.7 million which reflects the net book value of these assets. This charge was recorded in other expense during the third quarter of 2003. In addition, we recorded a $1.0 million charge related to a doubtful account receivable.

Provision for Income Taxes

Provision for income taxes was an $11.4 million benefit in 2003 compared to a $10.2 million expense in 2002. Loss before taxes was $231.8 million in 2003 compared to $25.0 million of income in 2002. The effective tax rate was 4.9% in 2003 compared to 40.8% in 2002 due to the effect of the goodwill impairment loss not being deductible. In addition, we recorded a valuation allowance to reduce certain deferred tax assets in the United States.

Net Loss

Net loss was $220.5 million in 2003 compared to a net loss of $35.4 million in 2002. The increase in net loss 2003 compared to 2002 was primarily due to the goodwill impairment loss, the provision for restructuring and asset impairment, the decline in gross profit and higher interest expense.

Adjusted EBITDA

EBITDA declined in 2003 to $(142.2) million from $87.8 million in 2002. After giving effect to the provision for restructuring and asset impairment and the non-cash accruals for purposes of our compliance with certain financial covenants expected to be contained in our new credit facility, Adjusted EBITDA would have declined to $58.3 million from $89.2 million. The non-cash accruals consist primarily of $183.0 million of goodwill impairment.

Reconciliation of Adjusted EBITDA to Net Loss:

	Year Ended December 31,
	2003	2002
	(in millions)
Net loss	$(220.5)	$(35.4)
Add back:
Interest expense	34.2	7.0
Taxes	(11.4)	10.2
Depreciation	55.5	55.9
Cumulative effect of change in accounting for goodwill		50.1

EBITDA	$(142.2)	$87.8
Adjustments under new credit facility	200.5	1.4

Adjusted EBITDA under new credit facility	$58.3	$89.2

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net Sales

	Year ended December 31,		(Decrease)
	2002	2001
	(dollars in millions)
United States	$549.7	$580.6	(5.3)%
Europe	154.6	165.2	(6.4)%

Total	$704.3	$745.8	(5.6)%

Net sales decreased by $41.5 million, or 5.6%, to $704.3 million in 2002 from $745.8 million in 2001. In the U.S., net sales decreased $30.9 million, or 5.3%, to $549.7 million in 2002 from $580.6 million in 2001. In Europe net sales decreased $10.6 million, or 6.4%, to $154.6 million in 2002 from $165.2 million in 2001. Net sales in the U.S. accounted for 78.0% of total net sales in both 2002 and 2001.

In the United States, the decrease in net sales in 2002 from 2001 reflects the pass-through of lower resin prices and reduced shipments of carbonated soft drink bottles and preforms, partially offset by increased shipments of water bottles and higher value custom products. In Europe, the decrease in net sales in 2002 from 2001 reflects decreased sales volumes and the pass-through of lower resin prices.

Gross Profit

Gross profit increased $18.6 million, or 45.8%, to $59.2 million in 2002 from $40.6 million in 2001. The increase was primarily due to increased shipments of higher value custom products and reduced shipments of lower value preforms.

Amortization of Goodwill

Amortization of goodwill was $12.2 million in 2001. Effective January 1, 2002, we adopted the provisions of SFAS 142, “Goodwill and Other Intangible Assets.” In accordance with this new pronouncement we ceased amortizing goodwill.

Selling and Administrative Expenses

Selling and administrative expenses increased by $1.7 million, or 18.7%, to $10.8 million in 2002 from $9.1 million in 2001. As a percentage of net sales, selling and administrative expenses increased to 1.5% in 2002 from 1.2% in 2001. The increase reflected a $0.9 million charge for the excess of expected lease costs over the related sublease income for certain operations closed in 1997 and additional costs incurred after the closing date of our initial public offering to replace services that had previously been provided to us by Crown. This was partly offset by the reversal of an environmental liability accrual.

Management Charges

Effective November 20, 2002, the closing date of our initial public offering, Crown ceased providing certain centralized corporate services and the use of its infrastructure to us. As a result, management charges decreased $0.8 million, or 18.2%, in 2002 to $3.6 million from $4.4 million in 2001.

Research and Technology Expense

Research and technology expense decreased $1.1 million, or 8.3%, to $12.1 million in 2002 from $13.2 million in 2001. The decrease was primarily due to the lower sales in 2002 compared to 2001 because the fees charged to us by CCK Technologies were based on net sales.

Provision for Restructuring and Asset Impairments

The $0.9 million charge in 2002 for the excess of expected lease costs over the related sublease income for certain operations closed in 1997 was recorded in selling and administrative expenses. The 2001 charge of $2.0 million reflects a $0.2 million provision that we recorded in the United States for costs associated with the termination of 27 employees and $1.8 million for the write-off of machinery and equipment due to the loss of a customer. The loss of the customer did not have a material impact on net sales or gross profit.

Interest Expense, Net

Interest expense declined $3.4 million, or 32.7%, to $7.0 million in 2002 from $10.4 million in 2001. The decrease was the result of both a decline in the interest rates charged to us by Crown and a reduction in average outstanding indebtedness in 2002 compared to 2001. The $63.3 million cash flow from operating activities in 2002 was primarily used to reduce outstanding indebtedness.

Other Expenses, Net

Other expenses, net increased to $0.6 million in 2002 compared to $0.1 million in 2001 due to an increase in bad debt expense.

Foreign Exchange Adjustments

Unfavorable foreign exchange adjustments decreased $0.4 million to $0.1 million in 2002 from $0.5 million in 2001. These adjustments reflect the impact on our Turkish operations of fluctuations in the exchange rate between the Turkish lira and the U.S. dollar.

Provision for Income Taxes

Provision for income taxes increased $7.7 million, or 308.0%, to $10.2 million in 2002 from $2.5 million in 2001 on pretax profit of $25.0 million in 2002 and pretax loss of $11.3 million in 2001. In 2002, the principal reason for the difference between the effective tax rate and the U.S. statutory tax rate was the taxable gains related to net monetary assets held in U.S. dollars in Turkey that are not included in pretax income in the accompanying financial statements. In 2001, the principal reasons for the differences between the effective tax rate and the U.S. statutory tax rate were amortization of goodwill, which is included in 2001 pretax income, but is not a deductible expense for purposes of computing the tax provision, and taxable gains related to net monetary assets held in U.S. dollars in Turkey that are not included in pretax income in the accompanying financial statements.

Net Income (Loss)

Net loss increased $21.8 million, or 160.3%, to $35.4 million in 2002 from $13.6 million in 2001. This was primarily due to the cumulative effect of a change in accounting for goodwill charge of $50.1 million partly offset by an increase in gross profit reflecting higher shipments of higher-margin custom products. In addition, we stopped amortizing goodwill effective January 1, 2002 in accordance with the adoption of FAS 142. Income before cumulative effect of a change in accounting was $14.7 million in 2002.

Adjusted EBITDA

EBITDA increased in 2002 to $87.8 million from $68.0 million in 2002. After giving effect to the provision for non-cash accruals for purposes of our compliance with certain financial covenants expected to be contained in our new credit facility, Adjusted EBITDA would have increased to $89.2 million from $71.3 million.

Reconciliation of Adjusted EBITDA to Net Loss:

	Year ended December 31,
	2002	2001
	(in millions)
Net loss	$(35.4)	$(13.6)
Add back:
Interest expense, net	7.0	10.4
Provision for income taxes	10.2	2.5
Depreciation	55.9	56.5
Amortization of goodwill		12.2
Cumulative effect of change in accounting for goodwill	50.1

EBITDA	$87.8	$68.0
Adjustments under New Credit Agreement	1.4	3.3

Adjusted EBITDA under New Credit Agreement	$89.2	$71.3

Liquidity and Capital Resources

On November 20, 2002, concurrent with the initial public offering of our common stock, we completed a public offering of $175 million aggregate principal amount of 11% Senior Subordinated Notes due 2012. The senior subordinated notes were issued at 98.51% of face value and will mature on December 1, 2012. Interest on the senior subordinated notes is payable semi-annually on each December 1 and June 1.

After giving effect to the closing of the refinancing plan of $210.0 million of notes due 2012 and an initial borrowing of $26.3 million under our new $80.0 million credit facility due 2009, we expect to have approximately $236.3 million of secured indebtedness.

Our new credit facility is expected to provide for the issuance of up to $25.0 million of letters of credit. The new credit facility is also expected to include a $15.0 million swing loan subfacility. The obligations under our new credit facility are expected to be guaranteed by each of our existing and future domestic and United Kingdom subsidiaries (subject to certain exceptions). The proceeds of our initial borrowing under our new credit facility and the proceeds of the notes will be used to repay our existing senior secured credit facility. The proceeds of subsequent borrowings under our new credit facility will be used for working capital and general corporate purposes, including capital expenditures.

Borrowings under our new credit facility are expected to be limited to a borrowing base comprised of the sum of (i) up to 85% of our eligible trade accounts receivable, (ii) up to 80% of eligible trade accounts receivable of Constar International U.K. Limited, (iii) the lesser of (A) up to 85% of the net orderly liquidation value of our eligible inventory and (B) up to 75% of our eligible inventory (valued at the lower of cost on a first-in, first-out basis and market), and (iv) the lesser of (A) up to 80% of the net orderly liquidation value of eligible inventory of Constar International U.K. Limited and (B) up to 70% of eligible inventory of Constar International U.K. Limited (valued at the lower of cost on a first-in, first-out basis and market), less in the case of both receivables and inventory discretionary eligibility reserves. In addition, the administrative agent under our new credit facility may impose discretionary reserves against the entire facility.

We expect that we will pay monthly a commitment fee equal to 0.5% per year on the undrawn portion of our new credit facility. We also will pay fees on any letters of credit outstanding under our new credit facility. Our new credit facility will initially bear interest at a rate equal to LIBOR plus 2.25%, and after the delivery of financial statements for the fiscal quarter ending June 30, 2005, LIBOR plus a margin ranging from 2.00% to 2.50% depending on average monthly available credit under our new credit facility.

Under our new credit facility, we expect that we will pledge as collateral all of the capital stock of our domestic and United Kingdom subsidiaries and 65% of the voting stock of our other foreign subsidiaries and all of the inventory, accounts receivable, investment property, instruments, chattel paper, documents, deposit accounts and certain intangibles of our domestic and United Kingdom subsidiaries.

We expect that our new credit facility will contain customary affirmative, financial and negative covenants. The affirmative covenants are expected to cover matters such as delivery of financial information, compliance with law, maintenance of insurance and properties, pledges of assets and payment of taxes. The financial covenants are expected to require us to maintain a minimum level of available credit of $10.0 million and a minimum interest coverage ratio (as defined) to be tested only when available credit is less than $15.0 million, and impose on us maximum capital expenditures of $45.0 million in 2005, $42.5 million in 2006, $47.5 million in 2007 and $47.5 million in 2008. In order to satisfy significant business awards, including those related to conversions from other forms of packaging, we may need to purchase additional equipment. To the extent such purchases would cause us to exceed the capital expenditure restriction, we would have to obtain the lenders’ consent before making such purchases. There can be no assurances that the lenders would grant such consent.

We expect that the notes will bear interest at three-month LIBOR plus         %. We expect that the interest will be payable quarterly. We expect that the notes will not have any scheduled principal amortization until the maturity date in 2012. We expect that the notes will be senior secured and have a first priority security interest in all of the property, plant and equipment of our operations located in the United States and the United Kingdom. We expect that the notes may be redeemed at our option in whole at any time or in part from time to time on and after                 , 2007 at the following redemption prices: 102% in fiscal year 2007, 101% in fiscal year 2008 and at 100% in fiscal year 2009 and thereafter. We expect that the notes will contain provisions that require us to make mandatory offers to purchase outstanding amounts in connection with a change of control, asset sales and events of loss.

Both the notes and our outstanding senior subordinated notes limit the incurrence of additional indebtedness unless a certain financial covenant is met. The financial covenant under our outstanding senior subordinated notes is more restrictive than that expected for the notes.

We believe that cash available under our new credit facility combined with net cash provided by operating activities will be sufficient to finance our activities at least through the next twelve months.

We expect to be cash flow negative over at least the next 18 months. We expect to finance this through our new credit facility. We, therefore, do not expect that we will be able to significantly reduce our leverage in the near term.

There can be no assurance that the refinancing of our existing senior secured credit facility as described herein will be completed or that we will be able to complete any of our additional strategies on a timely basis or on favorable terms. If we are unable to complete the refinancing or obtain an amendment to our existing credit facility prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2004, we believe that we are likely to receive a going concern qualification in the audit opinion included within such report. The receipt of such qualification would have an adverse impact on us including, in the absence of a waiver, a default under some of our outstanding indebtedness including, without limitation, our existing senior secured credit facility. Upon completion of the offering of the notes, the above will no longer be applicable.

Cash Flow

The following table shows selected cash flow data for the nine months ended September 30, 2004 and the nine months ended September 30, 2003.

	Nine months ended September 30,		(Decrease)
	2004	2003	Amount	%
	(dollars in millions)
Net cash provided by operating activities	$19.9	$39.4	$(19.5)	(49.5)
Net cash used for investing activities	(19.1)	(41.0)	(21.9)	(53.4)
Net cash provided by (used for) financing activities	(0.9)	24.5	(25.4)	(103.7)

Net cash provided by operating activities was $19.9 million in the first nine months of 2004 as compared to $39.4 million in the first nine months of 2003. During the first nine months of 2004, our inventory level increased $4.8 million as compared to a decrease of $2.9 million during the same period in 2003. Accounts payable and accrued liabilities increased $26.6 million in the nine months ending September 30, 2004, as compared to an increase of $29.0 million in the same period in 2003. In addition, there was an increase of $29.1 million in accounts receivable, net, during the first nine months of 2004 which is consistent with the $21.2 million increase in that balance during the same period in 2003. The increase in accounts receivable, net, reflects the seasonal increase in sales volumes during the third quarter of the fiscal year as compared to the fourth quarter. These changes in working capital combined with increases in interest expense and selling and administrative expenses led to the reduction in net cash provided by operating activities during the first nine months of 2004.

Net cash used for investing activities decreased $21.9 million to $19.1 million in the first nine months of 2004 from $41.0 million in the first nine months of 2003, reflecting a decrease in capital spending associated with capacity for conventional products.

Net cash used in financing activities was $0.9 million in the first nine months of 2004 reflecting the scheduled quarterly payments on the Term B Loan. Net cash provided by financing activities was $24.5 million in the first nine months of 2003 reflecting $1.1 million for the scheduled quarterly payments on the Term B Loan and a $25.0 million increase in the Revolver Loan. This was combined with the proceeds from a $1.5 million loan that was entered into by our affiliate in Turkey during the first nine months of 2003.

The following table shows selected cash flow data for the year ended December 31, 2003 and the year ended December 31, 2002.

	Year ended December 31,		Increase (decrease)
	2003	2002	Amount	%
	(dollars in millions)

Net cash provided by operating activities	$30.5	$63.3	$(32.8)	(51.8)
Net cash used for investing activities	(50.9)	(29.2)	21.7	74.3
Net cash provided by (used for) financing activities	15.0	(17.7)	32.7	184.8

Net cash provided by operating activities declined $32.8 million, or 51.8%, to $30.5 million in 2003 from $63.3 million in the 2002. A decline in gross profit was the major factor contributing to the decline in cash provided by operating activities.

Net cash used for investing activities increased to $50.9 million in 2003 from $29.2 million in 2002, reflecting an increase in capital spending that was primarily related to expansions of manufacturing capacity at our Dallas and Orlando facilities.

Net cash provided by financing activities was $15.0 million in 2003 reflecting additional borrowings under the Revolver Loan offset by financing obtained in the form of a $75 million Second Lien Loan. This was combined with the proceeds from a $1.5 million loan that was entered into by our affiliate in Turkey. Net cash used for financing activities was $17.7 million in 2002 due to repayments of intercompany borrowings with Crown.

Commitments

The following table summarizes our future minimum non-cancelable contractual obligations at December 31, 2003:

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	2-3 years	4-5 years	After 5 years
	(dollars in millions)
Debt	$397.4	$1.2	$4.1	$27.6	$364.5
Operating leases	57.0	13.7	15.9	8.4	19.0
Other long-term obligations	7.6	7.6	—	—	—

Total contractual obligations	$462.0	$22.5	$20.0	$36.0	$383.5

See “—Liquidity and Capital Resources” for our debt obligations following the completion of the refinancing plan.

At December 31, 2003, we had certain commitments that will require future outlays of cash. Commitments related to future minimum lease payments under long-term operating leases, principally for real estate, are $13.7 million for 2004, $8.8 million for 2005, $7.1 million for 2006, $4.4 million for 2007, $4.0 million for 2008 and $19.0 million thereafter. Commitments related to future expenditures on approved capital projects are $7.6 million for 2004. We will be required to pay $1.3 million of principal annually with respect to the Term B Loan. The Revolver Loan matures in 2007, the Term B Loan matures in 2009, and our $175.0 million of subordinated notes mature in 2012. In addition, the Second Lien Loan of $75 million matures in 2010. These amounts exclude interest expense to be paid in connection with the loans discussed above. Annual interest expense, net for fiscal 2003 was approximately $34.2 million. There were no other commitments outstanding at December 31, 2003 that were material to our financial condition.

In addition, we made cash contributions to our domestic pension plan of approximately $1.0 million during 2004. Cash contributions in subsequent years will depend on a number of factors including the performance of plan assets.

Capital Expenditures

For the nine months ending September 30, 2004, capital expenditures decreased by $18.1 million to $19.1 million as compared to the nine months ending September 30, 2003. This reduction was primarily related to reduced spending within the conventional business.

Capital expenditures increased $17.1 million, or 57.0%, to $47.1 million in 2003 from $30.0 million in 2002.

New capital investments for 2003 included the following:

•	Acquisition of new equipment for productivity improvement and capacity expansion primarily in conventional products; and

•	Purchase of new molds.

Capital expenditures increased $6.5 million, or 27.7%, to $30.0 million in 2002 from $23.5 million in 2001.

New capital investments for 2002 included the following:

•	Acquisition of new equipment for productivity improvement and capacity expansion; and

•	Purchase of new molds.

In order to serve our existing customers, and to participate in the conversion to PET from glass or aluminum that we expect in both the custom and conventional PET markets, we will require significantly greater rates of capital investment over the coming years than in the past. Generally, we intend to purchase new equipment only after entering into long-term customer contracts that justify additional capacity. A single high speed production unit costs approximately $10.0 million and investments may occur in increments of two, three or more production units. It is our experience from previous large-scale conversions to PET bottles that whole product lines generally convert at once in conjunction with regional or national marketing campaigns. Our customers require an ability to meet timelines for commitment of capacity expansion and implementation of project plans. Additionally, because of the large volumes controlled by the major consumer product companies that are our customers, many of the capacity investments we make may be fully or largely committed to agreements with only one customer each.

Our ability to make capital expenditures will be limited by the covenants expected to be contained in our new credit facility. These covenants are expected to be based on annual spending limits and allow for the carry forward of 75% of any spending below covenant levels into future periods. Capital expenditure limits are expected to be $45.0 million in 2005, $42.5 million in 2006, $47.5 million in 2007 and $47.5 million in 2008.

Equipment suppliers to our industry have continually made improvements in output and performance at lower capital cost per unit of output. Subject to demand for the capacity, we seek to maintain and improve our competitive cost position by acquiring state of the art equipment that has the lowest operating and capital cost per unit of output on each occasion that we increase capacity. We believe that we are advantaged by opportunities that exist to deploy existing high speed equipment in some of the newly converting specialty custom applications, enhancing both operating efficiency and capital efficiency throughout our system.

Environmental Matters

Our Didam, Netherlands facility has been identified as having impacts to soil and groundwater from volatile organic compounds at concentrations that exceed those permissible under Dutch law. The main body of the groundwater plume is beneath our Didam facility but it also appears to extend from an upgradient neighboring property. Following the results of recent testing, remediation is not required to begin until 2007. At December 31, 2003, we had an accrual of $0.2 million for costs associated with completing the required investigations and certain other activities that may be required at the Didam facility. As more information becomes available relating to what additional actions may be required at the site, including potential remediation activities, this accrual may be adjusted, as necessary, to reflect the new information. We have no other accruals for environmental matters.

Stockholders’ Equity

For the nine months ended September 30, 2004, stockholders’ equity decreased to $15.4 million from $32.8 million as of December 31, 2003. This decrease is primarily attributable to the $18.3 million net loss reported for the nine months ended September 30, 2004.

Stockholders’ equity decreased to $32.8 million at December 31, 2003 from $246.1 million at December 31, 2002. The decrease was primarily due to a net loss of $220.5 million for the year.

Stockholders’ equity decreased $309.8 million to $246.1 million at December 31, 2002 from $555.9 million at December 31, 2001. The decrease was primarily due to a net loss of $35.4 million for the year, and a dividend payment to Crown of $351.7 million, which was partially offset by capital contributions from Crown of $72.2 million. We paid cash dividends of $351.7 million in 2002 to Crown and $0.9 million in 2001 to affiliates of Crown who had direct ownership interests in our operations in the U.S., in the UK and in Turkey.

Inflation

Inflation has not had a significant impact on our operations over the past three years and we do not expect it to have a significant impact on its results of operations or financial condition in the foreseeable future.

Market Risk

In the normal course of business, we are exposed to fluctuations in currency values, interest rates, commodity prices and other market risks.

We derived approximately 27% and 24% of total revenues from sales in foreign currencies during the nine months ended September 30, 2004 and the year ending December 31, 2003, respectively. In our financial statements operating results in local currency are translated into U.S. dollars based on average exchange rates during the period and balance sheet items are translated at rates on the balance sheet date. During periods of a strengthening dollar, our U.S. dollar financial results related to operations conducted in foreign currencies are reduced because the local currency amounts are translated into fewer U.S. dollars. Conversely, as the dollar weakens, our foreign results reported in U.S. dollars will improve. Approximately 3% and 2% of total revenues in the nine months ended September 30, 2004 and the year ending December 31, 2003, respectively, were derived from sales in Turkey. These sales were made in Turkish lira and the invoiced sale prices are adjusted to account for fluctuations in the exchange rate between the lira and the dollar. We are exposed to fluctuations in such exchange rate from the date of the invoice until settlement. We may enter into foreign exchange contracts to reduce the effects of fluctuations in foreign currency exchange rates on assets, liabilities, firm commitments and anticipated transactions. However, we do not generally hedge our exposure to translation gains or losses on non-U.S. net assets because we reinvest the cash flows within the operations where they are generated. At September 30, 2004, there were no foreign currency derivatives outstanding.

Our borrowings under our new credit facility are expected to bear interest based on either a floating rate Base Rate or current LIBOR, and our borrowings under the notes will bear interest based on three-month LIBOR. Therefore, we will have an exposure to interest rate risk. As of January 26, 2005, three-month LIBOR was approximately 2.7%. The definitive extent of our interest rate risk in connection with our new credit facility and the notes is not quantifiable or predictable because of the variability of future interest rates and borrowing requirements. The notes and our new credit facility are not expected to have interest rate floors.

The principal raw materials used in the manufacture of our products are resins that are petrochemical derivatives. The markets for these resins are cyclical, and are characterized by fluctuations in supply, demand and pricing. Substantially all of our sales are made pursuant to contracts that permit us to pass through changes in the price of resin, our principal raw material and a major component of cost of goods sold. When we adjust our prices under these agreements to pass through changes in resin prices, our net sales change accordingly but our gross profit is unaffected. In the aggregate, the lag between effective date of resin price changes and the effective date of price adjustments to our customers under various pass-through mechanisms is approximately equal to our inventory exposure.

OUR BUSINESS

Company Overview

We are a global producer of PET, or polyethylene terephthalate, plastic containers for food and beverages. We manufacture PET containers for conventional PET applications in soft drinks and water and for custom PET applications. Custom PET container applications include food, juices, teas, sport drinks, new age beverages, beer and flavored alcoholic beverages, most of which require a combination of advanced technologies, processing know-how and innovative designs.

Our technologies are aimed at enabling us to meet the specific needs of products being converted from other forms of packaging to PET. Oxbar™, our oxygen-scavenging technology, enables us to produce the special packaging required to extend the shelf life of oxygen sensitive products. We believe that Oxbar is the PET industry’s best performing oxygen barrier technology. Furthermore, the Food and Drug Administration recently approved for commercial use our next-generation monolayer Oxbar technology. We have also developed methods for addressing the challenges of hot-filling containers. We are focused on providing our customer base with the best service through technological innovation, new product development and lowest-cost production. We actively seek new business where our technologies and other competitive strengths can yield attractive and sustainable profitability.

History

We are a Delaware corporation. Originally incorporated in 1927, we were an independent publicly held corporation from 1969 to 1992, when we were purchased by Crown. We have been a public company since our initial public offering in November 2002. Our principal executive offices are located at One Crown Way, Philadelphia, PA 19154-4599, and the telephone number is (215) 552-3700.

The PET Container Industry

The PET container industry is generally divided into two product types: conventional PET, which includes beverage containers for soft drinks and water, and custom PET, which includes containers that generally require specialized performance characteristics.

The conventional PET container industry consists of high volume production of containers for use in packaging soft drinks and water. The industry is supplied by independent producers, as well as captive manufacturers.

The custom PET container industry is characterized by complex manufacturing processes, unique materials, innovative product designs and technological know-how for products with special requirements. Because of the greater required manufacturing complexity, many custom PET applications have greater profitability and higher barriers to entry than conventional PET.

PET products include both bottles and preforms. Preforms are test tube-shaped intermediate products in the bottle manufacturing process. Some companies purchase preforms that they process into bottles at their own manufacturing facilities. Preforms are utilized in both conventional and custom applications. In the United States, manufacturers generally sell completed bottles. In Europe, manufacturers generally sell preforms.

The PET container business is a rapidly growing component of the United States packaging market due to continued growth in water and isotonics, conversion opportunities from other forms of packaging and the introduction of smaller sized soft drink containers. Most of these conversion opportunities involve the use of advanced or proprietary PET technologies.

PET competes in the packaging market against a number of materials, including glass, metal, paperboard and other plastics. Various factors affect the choice of packaging material. In the food and beverage markets,

PET containers have been gaining market share due to consumer preference for PET containers’ transparency, resealability, light weight and shatter resistance. PET bottles and jars have also gained acceptance due to PET’s custom molding potential, which allows customers to differentiate their products using innovative designs and shapes that increase promotional appeal.

Historically, conversions to PET from glass have occurred first in larger size bottles within a product category, and then proliferated to smaller sizes. This was the case for two liter soft drinks in the late 1970s, hot-fill gallon juices in the late 1980s, and 1.5 liter water bottles in the mid-1990s, as well as in many food conversions such as edible oil, salad dressings, peanut butter and mayonnaise. The four main reasons for this phenomenon are:

•	Because larger bottles have less surface area in proportion to volume contained, permeation rates for oxygen and carbon dioxide are less critical to shelf life.

•	The cost of the package in relation to the cost of the product contained is lower in larger bottles. The higher per-bottle costs needed to achieve specialized properties in a large bottle have less impact on a product’s cost per ounce.

•	Larger glass bottles are proportionately heavier because strength is achieved partly by increasing the thickness of the glass, while PET’s intrinsic strength does not require significantly greater wall thickness for large bottles. This makes PET bottles cost competitive with, and lighter than, glass bottles.

•	Larger glass bottles are more prone to breakage because of their greater wall surface and weight. Because of their greater mass, they are potentially more damaging when dropped and broken. The shatter resistant nature of PET has even greater importance in larger bottle applications.

Glass conversions in large bottles have typically been followed by conversions of small size bottles. This has resulted from both lower costs achieved over time by scale advantages and new technology and from stronger demand arising when consumer familiarity and preference for larger size bottles in PET transfers to smaller sizes.

Our Competitive Strengths

We believe that we are strongly positioned within the PET industry because of our:

•	leading market share in conventional PET applications;

•	opportunities to leverage our strong conventional PET infrastructure;

•	technology and product development expertise;

•	creative and innovative design capabilities; and

•	world class performance and highly trained workforce.

Leading Market Share in Conventional PET Applications.  We are one of the largest North American suppliers of PET containers for conventional PET applications in soft drinks and water. We maintain our leadership through an extensive geographic presence, with plants located in North America and Europe. Our large manufacturing base allows us to service our customers while achieving significant economies of scale and negotiating leverage with suppliers. We are one of the largest purchasers of PET resin in North America, which we believe provides us with negotiating leverage necessary to obtain PET resin on favorable terms.

Opportunities to Leverage Strong Conventional PET Infrastructure.  We believe that our conversion opportunities into custom PET packaging are significantly aided by the following economies of scale provided by our conventional PET business:

•	Many of the assets, skills and processes used to manufacture conventional PET products are directly applicable to custom PET manufacturing.

•	Many of the same consumer product companies that buy soft drink and water bottles from us are also significant buyers of custom containers.

•	Since our existing plants in the United States are already located in proximity to most major markets, we can serve custom PET conversion opportunities by adding equipment to our existing plants. Because the manufacturing process is highly automated, much of the cost of operating a bottle-making plant is in indirect overhead spending, such as warehousing, facility leasing and general administration, which can be more broadly distributed when more bottle-making activity is combined into a plant.

Technology and Product Development Expertise.  We use a comprehensive portfolio of technologies and processes that allow us to compete in a wide variety of PET container end-use markets:

•	Oxbar—our patented oxygen scavenging technology that increases shelf life for oxygen-sensitive products by inhibiting oxygen from penetrating the packaging.

•	We expect to begin shipping containers utilizing our new monolayer Oxbar technology in the second quarter of 2005.

•	Hot-Fill—we have designs, patents and expertise required to manufacture a full range of bottles that can withstand the high temperatures at which bottles are processed in the hot-fill process, in which beverages are heated and filled at high temperatures.

•	We have developed heat-set containers that allow for the elimination of vacuum panels, giving greater design flexibility while offering the opportunity for lighter weight, less expensive bottles.

Creative and Innovative Design Capabilities.  Our skilled development staff and know-how have enabled us to develop products with distinctive designs and special performance characteristics, including:

•	A 12-ounce vendable water bottle that dispenses from vending machines originally designed for cans.

•	A 20-ounce Arizona Infused Water bottle that was recognized by Beverage Industry Magazine and Bottled Water World Magazine as one of the best packages of the year for 2003.

•	15-ounce and 32-ounce Real Lemon bottles that won 2003 AmeriStar awards for innovative packaging design.

•	The design for a 16-ounce PET beer bottle that won 2001 AmeriStar and Worldstar awards for innovative packaging design.

•	A longneck beer bottle for Abita Beer that was the first “multi-layer” oxygen-scavenging PET beer bottle to be filled and pasteurized commercially on a conventional glass bottle filling line without expensive modifications. Multi-layer scavenger bottles include an Oxbar oxygen-scavenging layer between two layers of PET.

•	Our 42-ounce Arizona Iced Tea bottle was the first long neck design commercialized for a hot-fill application. This is a technically difficult design feature that is important to the product’s brand image. This bottle also features a grip that flexes to absorb vacuum. To achieve shelf life greater than 12 months, it also incorporates Oxbar for oxygen protection and a resin additive that blocks transmission of ultraviolet light.

World-Class Performance and a Highly-Trained Workforce.  We believe that we are a highly efficient manufacturer of quality PET products. We have a skilled work force and are committed to our team oriented World Class Performance, or WCP, process for continuous improvement. WCP, which we implemented to achieve excellence in all aspects of our business, is a formal data based process used to drive quantitatively measurable improvements in operations and processes. At the plant level, this process is manifested in employee work teams and targeted workshops that focus on process and product improvement techniques. Using WCP, we have developed documented processes for preventative maintenance that maintains our equipment’s operating efficiency and minimizes production downtime. We use the same WCP team processes in our corporate and sales organizations to address a broad array of administrative process improvements.

Our Strategy

Our objective is to grow and compete profitably in the PET container packaging market. We seek to lead conversions from other packaging materials in new PET product categories, while we continue to grow with our customers and our markets in conventional or established custom PET applications. We will continue to focus on the development and commercialization of bottle design, bottle forming and technologies that allow us to further leverage our existing manufacturing and distribution infrastructure and our strong customer relationships. This particularly applies to the significant opportunities we believe exist in the custom PET market. In support of these strategies, we plan to be a leader in all the markets we serve by:

•	continuing to serve the demanding needs of the world’s leading consumer product companies with the PET products, services, product development and reliability they need to support their markets;

•	investing in capacity expansion only where profitable growth can be supported by appropriate contractual terms with our customers;

•	maintaining our conventional PET business while focusing capacity expansion on custom PET markets where our technologies give us competitive advantages, with a special emphasis on conversions to PET products from other forms of packaging;

•	seeking margin improvement in our conventional PET business;

•	reducing leverage by maximizing free cash flow; and

•	striving to be the lowest-cost producer while maintaining high-quality and best-practices manufacturing discipline in every manufacturing activity we undertake.

Key Markets and Products

We are a leading producer of PET containers for food and beverages. Our products are used in a variety of end-use markets, including soft drinks, water, peanut butter, edible oils, salad dressing, juices, teas, beer and flavored alcoholic beverages. We supply PET products for well-known brands, including Pepsi, Coca-Cola, Dr Pepper, 7 UP, Mott’s, Shasta, Peter Pan, Aquafina, Wish-Bone, Smucker’s, Veryfine, Snapple, Jack Daniel’s and Smirnoff Ice. We primarily manufacture and sell bottles in the United States. In Europe, we primarily sell preforms. During 2003 and the first nine months of 2004, approximately 76% and 73% of our revenue, respectively, was attributable to sales in the United States and the remainder was attributable to sales in Europe.

We supply bottles and preforms in both the conventional and custom PET markets. Preforms are test-tube shaped intermediate products that are purchased by manufacturers for processing into finished bottles at their manufacturing facilities.

Conventional PET

Our conventional PET sales relate primarily to containers for use in packaging soft drinks and water. During 2003 and the first nine months of 2004, conventional PET products represented approximately 78% and 75%, respectively, of our sales.

Soft Drinks.    We are a leading independent provider of PET containers to the United States soft drinks market. We are a leading U.S. supplier of PET containers to PepsiCo, as well as a leading supplier to Cadbury Schweppes plc, the maker of Dr Pepper and 7 UP. Our strategy in this market is to maintain our relationships with major customers and grow profitably in the multi-pack, single-serve soft drink segment in supermarkets and club stores.

Water.    We believe that we are the largest supplier to PepsiCo’s water brand, Aquafina, in the United States. Other large water bottlers, including Nestlé S.A., Groupe Danone and Coca-Cola, predominantly manufacture their own containers. We maintain a strong position with a number of independent water bottlers. Our strategy in this market is to maintain current relationship and grow profitability along with our customers’ growth within this market.

Custom PET

Custom PET products represented approximately 16% and 15% of our sales in 2003 and the first nine months of 2004, respectively. We believe that custom PET applications represent significant growth opportunities for us. Additionally, custom PET applications generally provide higher margins and have higher barriers to entry than conventional PET, due to greater manufacturing complexity.

Proprietary Technologies

Custom PET technologies are necessary to produce PET bottles for foods and beverages that require advanced technologies for packaging, such as oxygen-scavenger and hot-fill. Scavenger technologies inhibit oxygen from penetrating the packaging, which can cause the flavor and the color of the product to degrade. Hot-fill technologies are used to allow pouring of heat processed beverages into bottles that can withstand high temperatures without deforming. In the past, products requiring these characteristics were generally packaged in glass. Currently available technologies allow these products to be packaged in PET, which is more desirable than glass because of PET’s light weight and shatter resistance.

Oxygen Scavenger.    Our Oxbar technology increases product shelf life by inhibiting oxygen from entering the packaging. An additional benefit of Oxbar is that the barrier technology can be incorporated in the preforms from which plastic bottles are blown. This is an important competitive advantage since preforms can be shipped more economically than bottles and allow for the blowing of oxygen-scavenger bottles on the world’s existing base of blow-molding equipment without modification.

We have recently developed “monolayer” oxygen-scavenging bottles as an addition to our “multi-layer” product offering. Multi-layer oxygen-scavenging bottles have Oxbar between two layers of PET. Monolayer bottles incorporate the scavenging technology into a single layer container. This introduces oxygen-scavenging properties into preforms made on conventional injection presses, eliminating significant incremental costs of multi-layer injection molding. Combined with monolayer Oxbar’s outstanding oxygen barrier performance, we believe monolayer Oxbar has both a cost and performance advantage over competing technologies. Monolayer Oxbar bottles are not as transparent as multi-layer bottles, so customers desiring glass-like clarity may prefer multi-layer products. Our existing Oxbar patents cover monolayer oxygen-scavenging technology. We expect to begin shipping our first monolayer bottles in the second quarter of 2005.

Food.    We manufacture containers for well-known brands including ConAgra Grocery Products’ Wesson Oil, Healthy Choice peanut butter, Unilever’s Wish-Bone Salad Dressings and Smucker’s Toppings. We also produce bottles for some of the largest producers of quality private-labeled food products.

Hot-fill.    We possess expertise and patents that enable us to manufacture bottles that can withstand the hot-fill process. Products within this market are filled at temperatures in excess of 180 degrees Fahrenheit. Hot-fill bottles require specialized equipment and processes that allow the bottles to withstand this heat without deforming. Hot-fill bottles also use structural design features that absorb and withstand vacuum created inside the bottle when the contents cool after filling. In response to customer requests for new hot-fill packages, we have developed heat-set containers that allow us to produce creative product designs without the structural design features that meet customer requirements and offer the potential for lighter-weight bottles. We are currently developing a product incorporating this technology for a major consumer products company. We are also working to expand other applications of hot-fill technology. We supply hot-fill bottles for brands such as Arizona Iced Tea, Snapple and Veryfine. We supply a full range of sizes, from gallon-handled bottles for juices to single serve bottles.

Pasteurization.    We have expertise and proprietary functional design features that enable our PET bottles to be filled on the same filling lines as glass bottles for pasteurized beer. During pasteurization, the sealed bottle and its contents are subjected to heat, which both increases the internal pressure of the bottle and decreases the rigidity of the bottle. Our pasteurizable bottle has a proprietary base design that resists deformation during this process, and a proprietary neck design that expands slightly under heat and pressure to reduce stress on the base. In line with our strategy for capturing conversion opportunities, we plan to apply our Oxbar technology first to target larger capacity, multi-serve bottle glass conversions and then target smaller, single serve bottle conversions as the market expands.

Customers

Generally, we supply our customers pursuant to contracts with terms of one year or longer. Substantially all of our sales are under contracts containing provisions that allow for the pass through of changes in the price of PET resin. In 2003 and the first nine months of 2004, our top five customers accounted for approximately 56% and 59%, respectively, of our sales, while our top ten customers accounted for approximately 68% and 70%, respectively, of our sales. During the same periods, purchases by PepsiCo accounted for approximately 34% and 30%, respectively, of our sales while Coca-Cola accounted for approximately 11% and 13%, respectively, of our sales. Other than PepsiCo and Coca-Cola, no customer accounted for more than 10% of our sales in 2003 or the first nine months of 2004. We are continually seeking ways to expand our customer base.

Sales and Marketing

Our management structure includes a senior vice president of sales and marketing, three regional vice presidents of sales and a vice president of marketing. In addition to having responsibility for overseeing regional sales, each vice president of sales also has product line management responsibilities for certain product lines.

Research and Development

We conduct our major technology and product development work, as well as testing and product qualification, at in-house laboratories. From laboratory locations in Alsip, Illinois and Sherburn, United Kingdom, our research and development staff provides project support for the design and development needs of our existing and potential customers, and is responsible for the full range of development activity from concept to commercialization. Our research and development staff have advanced degrees in chemical engineering, mechanical engineering and polymer science. Typical activities of the staff include:

•	determination of ideal design, lightest weight and optimum finish;

•	design development to enhance product preference;

•	use of predictive tools to minimize development cycle;

•	unit cavity production and the making of samples;

•	blow-mold trials in the process lab and in the field;

•	setting process parameters and specifications; and

•	assisting its customers’ tests of new containers.

Sources and Availability of Raw Materials

We buy PET resin directly from a diversified base of leading resin suppliers in the United States, Europe and Asia. While specialized PET resin is required for some hot-fill and other specific applications, most of the major PET manufacturers supply a full range of resin specifications. We believe that the large volume of resin that we purchase provides leverage that assists us in negotiating favorable resin purchasing agreements.

We buy labels from several suppliers, mostly in the United States, for application to bottles for our customers. Our ability to work closely with our customers to forecast, order and stock the large number of different labels they need and to deliver labeled bottles as needed is an important element of the service we provide.

Competition

PET containers compete with glass bottles, metal cans, paperboard containers and other packaging materials. Our major PET industry competitors in the United States are Amcor Ltd., Ball Corporation, Graham Packaging Company and Plastipak Holdings, Inc. In Europe, the competitive landscape is much more fragmented.

Competition in the PET industry is intense. In all of our markets, high standards of service, reliability and quality performance are prerequisites to obtaining significant awards of business from customers. Margins are tight in the conventional soft drink and water business, and differentiation is obtained by cost advantage of scale, design and execution capability, and the ability to bring synergies to the supply relationship through innovation and organizational integration. While these capabilities are also valuable for custom PET, the major basis for competition in custom PET applications is technology, since patent protection, know-how and highly specialized equipment and process techniques are required to manufacture custom PET products. Some of this technology, however, is commercially available.

The PET business is highly capital intensive, with whole manufacturing lines often committed to the requirements of a single customer. An important element of competition is the strength of each company’s process for evaluation, design, presentation and execution of new product development opportunities presented by the packaging needs of customers. Product design, engineering and investment decisions made when new capacity is acquired, and the financial and contractual terms obtained with customers to support that investment, are key determinants of a company’s success in this market. Flexibility of the manufacturing platform, large scale plants that distribute overhead costs broadly and continuous improvement are sources of competitive cost advantage.

Intellectual Property

Our portfolio of intellectual property assets includes U.S. and foreign utility and design patents and patent applications. Among these assets are a number of patents on our oxygen-scavenging technology, as well as patents related to our line of hot-fill bottles. The earliest of the U.S. oxygen-scavenging patents is not due to expire for approximately three years. The earliest of our European patents is not due to expire for approximately two years. We also own registrations of, and/or pending applications for registration of, the trademarks CONSTAR, OXBAR and other marks in the United States and various foreign jurisdictions.

Our Oxbar technology is subject to a worldwide royalty-free cross-license with Rexam AB, which owns several patents relating to oxygen-scavenging technology. The cross-license agreement gives both parties the right to use and sublicense each other’s oxygen-scavenging technology patents but not each other’s know-how. Chevron Phillips Chemical Company LP holds a royalty-based, exclusive, worldwide license to the Oxbar patents, but not for rigid polyester packages such as PET containers. We have granted royalty-bearing licenses to some of our competitors for certain applications of the Oxbar patents.

We rely on proprietary know-how, continuing technological innovation and other trade secrets to develop products and maintain our competitive position. We attempt to protect our proprietary know-how and our other trade secrets by executing, when appropriate, confidentiality agreements with our customers and employees. We cannot assure you that our competitors will not discover comparable or the same knowledge and techniques through independent development or other means.

Environmental Liabilities and Costs

Our facilities and operations are subject to a variety of federal, state, local and foreign environmental laws and regulations, including those relating to air emissions, wastewater discharges and chemical and hazardous waste management and disposal and remediation of environmental sites. We are also subject to employee health and safety laws. The nature of our operations exposes us to the risk of liabilities or claims with respect to environmental and worker health and safety matters. We believe our operations are in material compliance with applicable requirements, however, there can be no assurance that material costs will not be incurred in connection with these liabilities or claims. Based on our experiences to date, we believe that the future cost of compliance with existing environmental and employee safety laws and regulations will not have a material adverse effect. Future events, including changes in laws and regulations or their interpretations and the discovery of presently unknown conditions, may nevertheless give rise to additional costs that could be material.

Certain environmental laws hold current owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances. Because of our operations, the long history of industrial operations at some of our facilities, the operations of predecessor owners or operators of certain of our businesses, and the use, production and release of hazardous substances at these sites and at surrounding sites, we may be affected by liability provisions of environmental laws. Various facilities have experienced some level of regulatory scrutiny in the past and are, or may become, subject to further regulatory inspections, future requests for investigation or liability for past practices.

Our Didam, Netherlands facility has been identified as having impacts to soil and groundwater from volatile organic compounds at concentrations that exceed those permissible under Dutch law. The main body of the groundwater plume is beneath our Didam facility but it also appears to extend from an upgradient neighboring property. Following the results of recent testing, remediation is not required to begin until 2007. We have an accrual of $0.2 million for costs associated with completing the required investigations and certain other activities that may be required at the Didam facility. As more information becomes available relating to what additional actions may be required at the site, including potential remediation activities, this accrual maybe adjusted, as necessary, to reflect the new information. We have no other accruals for environmental matters.

The Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, or CERCLA, provides for responses to and joint and several liability for releases of hazardous substances into the environment. We have received requests for information or notifications of potential liability from the Environmental Protection Agency, or EPA, under CERCLA and certain state environmental agencies under state superfund laws for off-site locations. We have been identified by the Wisconsin Department of Natural Resources as a potentially responsible party at three related sites in Wisconsin and agreed to share in the remediation costs with one other party. Remediation is ongoing at two of these sites and remediation has been completed at the third site. We have also been identified as a potentially responsible party at the Bush Valley Landfill site in Abingdon, Maryland and entered into a settlement agreement with the EPA in July 1997. The activities required under that agreement are ongoing. We have not incurred any significant costs relating to these matters to date and do not believe that we will incur material costs in the future in responding to conditions at these sites.

Properties

Our corporate headquarters are located at One Crown Way, Philadelphia, Pennsylvania. We maintain facilities in the United States and Europe and have a joint venture interest in Turkey. The locations of these facilities, their respective sizes and ownership/lease status are as follows:

Location	Type of Facility	Size(1)	Ownership Status
North America
One Crown Way, Philadelphia, Pennsylvania	Headquarters	23,000	Leased
11535 South Central Avenue, Alsip, Illinois	Research and Development	33,300	Leased
5095 Phillip Lee Drive, Atlanta, Georgia	Warehouse	202,607	Leased
5111 Phillip Lee Drive, Atlanta, Georgia	Plant and Warehouse	121,704	Owned
5375 Drake Drive, Atlanta, Georgia	Administrative	38,438	Owned
151 Bata Boulevard, Belcamp, Maryland(5)(11)	Warehouse	140,000	Leased
120 Oxmoor Road, Birmingham, Alabama(2)	Plant	184,723	Leased
1531 Tar Heel Road, Charlotte, North Carolina	Warehouse	185,768	Leased
4915 Hovis Road, Charlotte, North Carolina(3)	Plant and Warehouse	142,500	Owned/Leased
460 Inglis Road, Cheraw, South Carolina	Plant and Warehouse	134,236	Leased
89 Eastly Street, Collierville, Tennessee(4)	Plant	200,001	Owned/Leased
2 Southport Distribution Park, Collierville, Tennessee(5)	Warehouse	136,847	Leased
2210 St. Germain, Dallas, Texas(6)	Plant	198,099	Leased
1421 Cockrell Hill Road, Dallas, Texas	Plant and Warehouse	636,480	Leased
3950 Bastille Road, Dallas, Texas(7)	Warehouse	201,661	Leased
1801 Clark Road, Havre de Grace, Maryland	Plant and Warehouse	437,564	Owned
350 Old Bay Lane, Havre de Grace, Maryland(8)	Plant and Warehouse	175,200	Owned/Leased
8705 City Park Loop, Building 8, Houston, Texas	Plant and Warehouse	191,537	Leased
8909 North Loop East, Houston, Texas(5)	Warehouse	44,050	Leased
595 Industrial Drive, Jackson, Mississippi(9)	Plant and Warehouse	127,043	Owned/Leased
595 Industrial Drive, Jackson, Mississippi(10)	Sidetrack	800 ft	Leased
825 Armourdale Parkway, Kansas City, Kansas	Warehouse	47,277	Leased
815, 825, 845 and 901 Armourdale Parkway, Kansas City, Kansas	Plant and Warehouse	236,633	Leased
111 Enterprise Drive, Hebron, Ohio(11)	Warehouse	211,200	Leased
610 O’Neill Drive, Hebron, Ohio	Plant	109,800	Leased
901 West Landstreet Road, Orlando, Florida	Plant and Warehouse	180,000	Leased
7400, 7500 and 7550 South Orange Avenue, Orlando, Florida	Plant and Warehouse	180,332	Leased
573 West 10th Avenue, Reserve, Louisiana(2)(5)(12)	Plant	187,000	Owned/Leased
5995 West Amelia Earhart Drive, Salt Lake City, Utah	Warehouse	80,713	Leased
1726 Blackhawk Drive, West Chicago, Illinois(5)	Warehouse	57,823	Leased
1700 Western Drive, West Chicago, Illinois	Plant and Warehouse	123,100	Owned

Europe
Didam, Netherlands	Plant	174,913	Owned
Izmir, Turkey(13)	Plant	69,966	Owned
Sherburn, England	Plant	237,000	Owned

(1)	In square feet for the properties located in North America and in square meters for the properties located in Europe, unless otherwise noted.

(2)	As part of the 2003 restructuring plan, we closed manufacturing facilities at Birmingham, Alabama and Reserve, Louisiana. Other properties held subject to leases but where we no longer operate are not listed above.

(3)	Includes 83,250 square feet of owned space and 59,250 square feet of leased space.

(4)	Includes 118,791 square feet of owned space and 81,210 square feet of leased space.

(5)	Lease is expiring within 12 months and is not expected to be renewed.

(6)	Operated as a plant from lease inception in 1992 contrary to restriction in lease to use as warehouse.

(7)	Property is vacant and the lease is scheduled for termination.

(8)	Includes 108,000 square feet of owned space and 67,200 square feet of leased space.

(9)	Includes 36,608 square feet of owned space and 90,435 square feet of leased space.

(10)	Sidetrack consists of 800 feet of rail track.

(11)	Oral lease.

(12)	Includes 86,968 square feet of owned space and 100,032 of leased space.

(13)	This property is owned by a joint venture, in which we own a 55% equity interest.

We from time to time secure additional warehouse space on a short-term basis as needed to meet inventory storage requirements.

Employees

As of January 1, 2005, we employed 2,004 employees, with 1,678 in the United States and 326 in Europe. None of our U.S. employees are unionized, but there are union workers at our Sherburn, United Kingdom plant and our Didam, Netherlands plant. We believe that our employee relations are good and that our practices in the areas of training, progression, retention and team involvement foster continuous improvement in capabilities and satisfaction levels throughout our workforce.

Legal Proceedings

On November 1, 2004, we settled our Oxbar patent infringement action against Continental PET Technologies, Inc. We were paid $25.1 million. In addition, we granted Continental PET Technologies and its former parent company, Owens-Illinois, Inc., global licenses to multilayer applications of the Oxbar patents. We also settled the related dispute with Chevron Phillips Chemical Company LP. We and Rexam entered into a new license going forward that grants Chevron rights to practice the Oxbar patents, but not for rigid polyester packages such as PET containers. The original license agreement with Chevron survives for purposes of a sublicense agreement between Chevron and a third party.

We are one of 42 defendants in a patent infringement action seeking unspecified monetary damages brought on August 3, 1999 by North American Container, Inc. in the U.S. District Court for the Northern District of Texas based on its patent for a certain plastic container design. The other defendants include many of the principal plastic container manufacturers, various food and beverage companies, and three grocery store chains. On November 28, 2003, the Court granted summary judgment in favor of the defendants. The parties dismissed without prejudice certain remaining unadjudicated claims in order to position the case for appeal to the Federal Circuit by the plaintiff. On February 24, 2004, judgment was entered in accordance with the November 28, 2003 ruling and an appeal was filed. Briefing in the Federal Circuit was completed December 15, 2004, but no argument date has yet been set.

We and certain of our present and former directors, along with Crown Holdings, Inc., as well as various underwriters, have been named as defendants in a consolidated putative securities class action lawsuit filed in the United Sates District Court for the Eastern District of Pennsylvania, In re Constar International, Inc. Securities Litigation (Master File No. 03-CV-05020). This action consolidates previous lawsuits, namely Parkside Capital LLC v. Constar International Inc.¸ et al. (Civil Action No. 03-5020), filed on September 5, 2003 and Walter

Frejek v. Constar International Inc. et al. (Civil Action No. 03-5166), filed on September 15, 2003. The consolidated and amended complaint, filed June 17, 2004, generally alleges that the registration statement and prospectus for our initial public offering of our common stock on November 14, 2002 contained material misrepresentations and/or omissions. Plaintiffs claim that defendants in these lawsuits violated Sections 11 and 15 of the Securities Act of 1933. Plaintiffs seek class action certification and an award of damages and litigation costs and expenses. Under our charter documents, an agreement with Crown and an underwriting agreement with Crown and the underwriters, we have incurred certain indemnification and contribution obligations to the other defendants with respect to this lawsuit. We believe the claims in the action are without merit and intends to defend against them vigorously.

We are a defendant in a lawsuit filed in the Ninth Judicial Circuit of Florida on January 9, 2001 by former and current employees of our Orlando, Florida facility seeking unspecified monetary damages. The lawsuit alleges bodily injury as a result of exposure to off-gasses from polyvinyl chloride (“PVC”) during the manufacture of plastic bottles from 1980 to 1987. PVC suppliers and a manufacturer of the manufacturing equipment used to process the PVC are also defendants. The litigation is currently in the discovery stage. We believe the claims are without merit and are aggressively defending against the claims. A trial with respect to one of the plaintiffs, which had been docketed for the fourth quarter of 2004, has been removed from the court’s calendar. A new date has not been scheduled.

We are subject to other lawsuits and claims in the normal course of business and related to businesses operated by predecessor corporations. Management believes that the ultimate liabilities resulting from these lawsuits and claims will not materially impact our results of operations or financial position.

Corporate Structure

Our corporate structure is set forth below. We own 100% of each of the subsidiaries shown below, except with respect to our Turkish subsidiary, in which we have a 55% equity interest.

MANAGEMENT

Our executive officers and directors, their ages and their positions as of the date of this filing are as follows:

Name	Age	Position
John P. Neafsey	65	Chairman of the Board of Directors
James A. Lewis	57	Director
William G. Little	62	Director
Frank J. Mechura	62	Director
Angus F. Smith	63	Director
A. Alexander Taylor	51	Director
Michael J. Hoffman	44	President, Chief Executive Officer and Director
William S. Rymer	36	Executive Vice President and Chief Financial Officer
James C.T. Bolton	50	Senior Vice President, Administration and Strategic Planning
L. William Secoy	61	Senior Vice President, Sales and Marketing
John F. Beretzki	44	Vice President, Corporate Controller
Donald P. Deubel	41	Vice President, Corporate Technologies
Frank E. Gregory	54	Vice President, European Operations
Jerry A. Hatfield	46	Vice President, Operations
David J. Waksman	38	Vice President, General Counsel and Secretary

Directors

John P. Neafsey.    Mr. Neafsey has been a member of our board of directors since July 2003. Mr. Neafsey has been President of JN Associates, an investment consulting firm, since 1993. Mr. Neafsey serves as Chairman of Alliance Resource Partners, L.P., is a director of West Pharmaceutical Services Inc., and is Chairman of the board of directors of National Equipment Services Company. He previously served as President and CEO of Greenwich Capital Markets from 1990 through 1993. Mr. Neafsey had served on the Greenwich Capital Markets Board since its founding in 1983.

James A. Lewis.    Mr. Lewis has been a member of our board of directors since March 2003. Mr. Lewis has been the President and Chief Executive Officer of Lynx Chemical Group since 2002. Prior to that, Mr. Lewis worked as an Independent Management Consultant from 2001 to 2002. Prior to that, Mr. Lewis was President and Chief Executive Officer of WorldWideTesting.com from 2000 to 2001. Before that, Mr. Lewis was Vice President and General Manager of the Container Plastics Business of Eastman Chemical Company from 1997 to 1999.

William G. Little.    Mr. Little has been a member of our board of directors since 2002. Mr. Little was Chairman of the Board of West Pharmaceutical Services, Inc. from 1996 until March 2003. Mr. Little was appointed President and Chief Executive Officer of West Pharmaceutical Services, Inc. in 1991. Mr. Little served as President until 1998 and Chief Executive Officer until April 2002. Mr. Little is a Director of Crown Holdings, Inc., Fox Chase Cancer Center, Southern Peaks Ltd. and the Ligocyte Corporation.

Frank J. Mechura.    Mr. Mechura has been a member of our board of directors since 1997 and served as President of our Company from February 2002 to May 2002. Mr. Mechura is currently President of the Americas Division of Crown Holdings, Inc. Mr. Mechura was President of our Company from 1996 to 1998, a Senior Vice President of Constar, Inc. from 1996 to 2000 and has been an Executive Vice President and President of the Americas Division of Crown Cork & Seal Company, Inc. since 2001. Mr. Mechura was also Executive Vice President and President of the Americas Plastic Division of Crown Cork & Seal Company, Inc. from 2000 to 2001.

Angus F. Smith.    Mr. Smith has been a member of our board of directors since 2002. Since June 2002, Mr. Smith has been an Alliance Partner with the First Principles Group, a financial services firm based in

Washington, DC. Mr. Smith was Vice President and Treasurer of Unisys Corporation from 1997 to 2000. Prior to this, Mr. Smith served at Rohm and Haas Company as Treasurer from 1980 to 1997, as Assistant Treasurer from 1976 to 1980 and in various financial management positions from 1967 to 1976.

A. Alexander Taylor.    Mr. Taylor has been a member of our board of directors since March 2003. Mr. Taylor has been the President and Chief Operating Officer of Chattem, Inc. since January 1998 and a member of Chattem’s Board of Directors since 1993. Before that, Mr. Taylor was a partner in the law firm of Miller & Martin from 1983 to 1998. Mr. Taylor is also a Director of The Krystal Company and Olan Mills, Inc.

Executive Officers

Michael J. Hoffman.    Mr. Hoffman has been our President and Chief Executive Officer and a member of our board of directors since May 2002. Mr. Hoffman has been President of Constar, Inc. since October 2000. Mr. Hoffman was previously Vice President of Operations for Constar, Inc. since 1993, and director of Crown’s Aerosol Manufacturing division from 1991 to 1993. Before that, Mr. Hoffman was a Plant Superintendent, and then a Plant Manager, in several United States branches of Crown from 1987 to 1993. Prior to 1987, Mr. Hoffman was a Plant Superintendent for Continental Can Company and held various other plant management positions. Mr. Hoffman holds a B.S. in mathematics and a B.S. in psychology from the University of Delaware.

William S. Rymer.    Mr. Rymer has been our Executive Vice President and Chief Financial Officer since August 2004. Previously, Mr. Rymer was our Vice President, Corporate Controller from September 2003 to August 2004. From November 2001 to June 2003, Mr. Rymer served as Vice President, Chief Financial Officer and Secretary for American Pacific Enterprises, LLC, a designer and importer of decorative home furnishings. During 2001, Mr. Rymer served as an acquisition consultant in connection with the purchase of the assets of American Pacific Enterprises, Inc. From 1997 to January 2001, Mr. Rymer worked for Glenoit Corporation, a manufacturer of home furnishings and apparel fabric. During that period, Mr. Rymer was promoted to Senior Vice President of Finance in May 2000 after serving as Corporate Controller beginning in October 1997. Glenoit Corporation filed for bankruptcy protection in August 2000. Mr. Rymer is a Certified Public Accountant and holds a B.S. in accounting from Wake Forest University.

James C.T. Bolton.    Mr. Bolton has been our Senior Vice President, Administration and Strategic Planning since May 2002. Previously, Mr. Bolton had been Senior Vice President, Strategic Planning and Information Systems for the Americas Division of Crown Cork & Seal Company, Inc. since 2001. Prior to that, Mr. Bolton was Vice President, Finance of Constar, Inc. from 1996 to 2001. Mr. Bolton was Vice President, Finance and Planning for the International Division of Crown from 1992 to 1996. Prior to that, Mr. Bolton was Director of Insurance for Crown and was responsible for all benefits and property/casualty coverage in the U.S. from 1984 to 1992. Mr. Bolton also worked in the Treasury and Audit departments of Crown from 1978 to 1984. Mr. Bolton holds a B.A. in economics from Harvard College.

L. William Secoy.    Mr. Secoy has been our Senior Vice President, Sales and Marketing since June 2002. Previously, Mr. Secoy had been Vice President, Sales and Marketing of Constar, Inc. since 2001. Prior to that, Mr. Secoy had been Vice President, Sales and Marketing of Crown Closures from 1997 to 2001. Prior to that, Mr. Secoy served as Vice President, Food Closure Sales and Director of Marketing for Anchor Hocking Corporation, a division of CarnaudMetalBox, from 1993 to 1997 and was Regional Sales Manager from 1990 to 1993 when Anchor Hocking Corporation was a division of Newell Corp. Mr. Secoy holds a B.S. in business administration from West Virginia University.

John F. Beretzki.    Mr. Beretzki has been our Vice President, Corporate Controller since October 2004. Previously, Mr. Beretzki served as Manager of Financial Reporting and Accounting Policy for INVISTA (formerly DuPont Textiles and Interiors) from December 2002 to October 2004. Prior to that, from October 2001 to December 2002 Mr. Beretzki served as Senior Director of Finance for RCN Corporation. RCN Corporation

filed for bankruptcy in May 2004. From January 2000 to October 2001, Mr. Beretzki held the position of Chief Accounting Officer and Corporate Controller for Unicast Communications Inc. Mr. Beretzki is a Certified Public Accountant and holds a B.S. in accounting from Saint Francis College.

Donald P. Deubel.    Mr. Deubel has been our Vice President, Corporate Technologies since May 2004. Prior to that, Mr. Deubel was our Vice President, Research and Development since September 2002. Previously, Mr. Deubel had been Director of Packaging Development of Constar, Inc. from July 2000 to September 2002 and Senior Manager of Closure Engineering and Corporate Technologies for Crown from December 1997 to July 2000. Mr. Deubel holds a B.S. in business administration from the University of Toledo and a B.S. in plastics engineering from Ferris State University.

Frank E. Gregory.    Mr. Gregory has been our Vice President, European Operations since September 2002. Previously, Mr. Gregory was our UK Business Director since 2001. Prior to that, Mr. Gregory served as Vice President of Operations for Graham Packaging Company in Europe from 1998 to 2000. From 1993 to 1998 Mr. Gregory was General Manager of the UK Extrusion Blow Molding Bottles Business for the Plastics Division of CarnaudMetalbox, and in 1997 and 1998 Mr. Gregory also served as Strategic Projects Director and then Industrial Director for the Plastics Division of CarnaudMetalbox.

Jerry A. Hatfield.    Mr. Hatfield has been our Vice President, Operations since March 2003. Starting as an Operations Manager of Constar’s Kansas City Plant, he became Regional Operations Manager in 2000. Prior to that, he served as a Plant Manager for Crown Cork & Seal Company.

David J. Waksman.    Mr. Waksman has been our Vice President, General Counsel and Secretary since July 2003. Previously, Mr. Waksman practiced corporate law at Dechert LLP from 1997 to July 2003, beginning as an associate and becoming a partner in 2000. Mr. Waksman holds a law degree and an M.B.A. in finance from New York University, as well as a B.A. and M.A. in history from The Johns Hopkins University.

Classes of the Board of Directors

Our directors are elected by the holders of our common stock and are divided into three classes that serve staggered three-year terms as follows:

Class	Expiration	Members
Class I	2006	A. Alexander Taylor
Class II	2007	James A. Lewis, John P. Neafsey and Angus F. Smith
Class III	2005	Michael J. Hoffman, William G. Little and Frank J. Mechura

We anticipate that following the 2005 annual meeting of stockholders, Mr. Hoffman will be reclassified as a Class I director.

Board Committees

Our board of directors has established three standing committees.

Audit Committee.    The audit committee maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our internal and external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. In addition, the audit committee assists our board of directors in monitoring the integrity of our financial statements and compliance with laws and regulations related to our financial statements and has the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial statements, internal accounting controls or other related auditing matters.

In 2004, the audit committee met twenty-one times. The current members of the audit committee are Messrs. Smith, Taylor and Neafsey, each of whom is “independent” under the listing standards of the National Association of Securities Dealers and applicable SEC regulations. Our board of directors has determined that Mr. Neafsey is an “audit committee financial expert” as defined by regulations promulgated under the Securities Act.

Compensation Committee.    The compensation committee reviews and makes recommendations to our board of directors regarding the compensation to be provided to the Chief Executive Officer and the directors. In addition, the compensation committee reviews compensation arrangements for the other executive officers. The compensation committee also administers our equity compensation plans.

In 2004, the compensation committee met nine times. The current members of the compensation committee are Messrs. Lewis, Little and Neafsey, each of whom is “independent” under the listing standards of the National Association of Securities Dealers and applicable SEC regulations.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee develops and oversees corporate governance guidelines and identifies, reviews, evaluates and recommends potential candidates to serve as directors of our Company. Governance matters were added to this committee’s responsibilities in 2004.

In 2004, the nominating and corporate governance committee met five times. The current members of the nominating and corporate governance committee are Messrs. Lewis, Little, Neafsey and Taylor, each of whom is “independent” under the listing standards of the National Association of Securities Dealers and applicable SEC regulations.

Each of our audit, compensation and nominating and corporate governance committees has a written charter delineating its responsibilities. Each such committee’s charter is available on the “Investors” section of our web site at www.constar.net.

Director Compensation

We pay our non-employee directors the following annual retainers and fees for attended meetings:

Position	Annual Retainer	Attendance Fee for Board or Applicable Committee Meeting
Chairman of the Board of Directors	$91,500	$2,000
Non-Chairman Director	$56,500	$1,000
Chairman of the Audit Committee	$7,000	$2,000
Non-Chairman Member of the Audit Committee	$3,500	$1,500
Chairman of the Compensation Committee	$5,000	$1,500
Non-Chairman Member of the Compensation Committee	$2,500	$1,000
Chairman of the Nominating and Corporate Governance Committee	$5,000	$1,500
Non-Chairman Member of the Nominating and Corporate Governance Committee	$2,500	$1,000

$18,900 of each director’s annual retainer will be applied in 2005 and 2006 to purchase our common stock on the open market pursuant to Rule 10b5-1 trading programs.

We also intend to annually grant 1,000 shares of restricted stock to the Chairman of our board of directors and 750 shares of restricted stock to all other non-employee directors under our Non-Employee Directors’ Equity Incentive Plan.

We do not pay fees or make stock grants to employee directors for their service as directors; however, all directors are reimbursed for travel expenses incurred in connection with board of director and committee meetings.

Compensation Committee Interlocks and Insider Participation

Our compensation committee makes all compensation decisions regarding our chief executive officer. Messrs. Lewis, Little and Neafsey are the current members of our Compensation Committee. Mr. Taylor and a former director, Mr. Charles Casey, also served on the Compensation Committee during 2004.

Executive Compensation

The following table provides certain summary information concerning the compensation earned by our chief executive officer and our four most highly paid executive officers, other than our chief executive officer, employed by us or our subsidiaries during the year ended December 31, 2004.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)(4)	Securities Underlying Options	All Other Compensation ($)(5)
Michael J. Hoffman President and Chief Executive Officer	2004 2003 2002	370,056 353,333 35,384	— — 150,000	— — —	170,610 666,000 80,400	— — 66,840	3,299 3,266 154

William S. Rymer(6) Executive Vice President and Chief Financial Officer	2004 2003	206,898 67,639	— —	— —	281,350 25,800	— —	194 79,025

James C.T. Bolton Senior Vice President, Administration and Strategic Planning	2004 2003 2002	208,427 189,863 18,352	— — 61,911	— — —	93,060 277,500 36,000	— — 21,400	3,393 3,296 302

Frank E. Gregory(7) Vice President, European Operations	2004 2003 2002	210,327 181,780 16,833	58,690 — 54,231	— 20,367 —	77,550 166,500 —	— — 2,255	31,299 26,421 1,912

David J. Waksman(6) Vice President, General Counsel and Secretary	2004 2003	225,027 101,538	— —	— —	38,775 55,500	— —	3,382 1,528

(1)	The salary information for 2002 reflects the amount of salary paid by Constar International Inc. to the named executive officers from November 21, 2002, the day after the closing of our initial public offering, through December 31, 2002. Compensation earned prior to November 21, 2002 was determined and paid by Crown, our former parent.

(2)	We expect to award bonuses in 2005 in respect of 2004 performance. Bonus amounts have not yet been determined. Bonuses will be made pursuant to the Annual Incentive and Management Stock Purchase Plan described below.

(3)	The amount of perquisite and other personal benefits for the named executive officers did not exceed the lesser of $50,000 or 10% of the total of annual salary plus bonus, except in the case of Mr. Gregory for 2003. The amount shown for Mr. Gregory in 2003 reflects automobile related benefits.

(4)

In 2002, we awarded 6,700 and 3,000 shares of restricted stock to Messrs. Hoffman and Bolton, respectively. The values listed for these grants represent the number of shares granted to the particular officer multiplied by $12.00 per share, the offering price in our initial public offering. In 2003, we awarded

120,000, 5,000, 50,000, 30,000 and 10,000 shares of restricted stock to Messrs. Hoffman, Rymer, Bolton, Gregory and Waksman, respectively. The values listed for these grants represent the number of shares granted to the particular officer multiplied by $5.55 per share, the closing price of our common stock on the grant date, except that Mr. Rymer’s grant was made later in the year after he joined us, and the value listed for Mr. Rymer is based on the $5.16 closing price of our common stock on Mr. Rymer’s grant date. In 2004, we awarded 33,000, 18,000, 15,000 and 7,500 shares of restricted stock to Messrs. Hoffman, Bolton, Gregory and Waksman, respectively. The values listed for these grants represent the number of shares granted to the particular officer multiplied by $5.17 per share, the closing price of our common stock on the grant date. In 2004, Mr. Rymer was granted 5,000 shares of restricted stock on the same date as the 2004 grants reported for the other named executive officers, and the value listed for this grant reflects the same $5.17 closing price of our common stock. Mr. Rymer received a second grant of 50,000 shares of restricted stock in connection with his promotion to the position of Executive Vice President and Chief Financial Officer. The value listed for this grant reflects a closing price of $5.11 on the grant date. Any dividends declared on shares of common stock will also be declared on the shares of restricted stock.

(5)	The amounts shown in this column represent our 401(k) contributions; premiums paid by us for term life insurance; pension contributions to Mr. Gregory; and relocation expense reimbursement to Mr. Rymer in 2003.

(6)	Mr. Rymer and Mr. Waksman joined us in 2003. Accordingly, no compensation data is presented for 2002.

(7)	Mr. Gregory’s salary and benefits are paid in British pounds. Compensation data (other than equity compensation) has been converted to U.S. dollars using the December 31 exchange rate of each applicable year.

Stock Options

No stock options were granted by us in 2004.

Year-End December 31, 2004 Option Values

The following table sets forth year-end option value information for our executive officers named below:

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hoffman	0	0	44,560	22,280	0	0
William S. Rymer	0	0	0	0	0	0
James C.T. Bolton	0	0	14,266	7,134	0	0
Frank E. Gregory	0	0	1,503	752	0	0
David J. Waksman	0	0	0	0	0	0

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2004 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	181,676	$12.00	267,900
Equity compensation plans not approved by security holders	0	N/A	0

Total	181,676	N/A	267,900

(1)	Does not include 467,075 shares of restricted stock granted under our 2002 Stock-Based Incentive Compensation Plan and our Non-Employee Directors’ Equity Incentive Plan. Does not include 13,095 shares issued under our Employee Stock Purchase Plan.

(2)	Includes shares available under our 2002 Stock-Based Incentive Compensation Plan, our Non-Employee Directors’ Equity Incentive Plan and our Employee Stock Purchase Plan.

Employment Agreements and Change in Control Agreements

We have entered into employment agreements with Messrs. Hoffman, Rymer, Bolton and Waksman. Each agreement has a three-year term. Additionally, each agreement will be extended for an additional one-year period on each anniversary of the agreement’s date, unless we or the executive give notice to the other that the term of the executive’s employment agreement will not be extended.

Mr. Hoffman is employed as our President and Chief Executive Officer and serves as a member of our board of directors. Mr. Rymer is employed as our Executive Vice President and Chief Financial Officer. Mr. Bolton is employed as our Senior Vice President, Administration and Strategic Planning. Mr. Waksman is employed as our Vice President, General Counsel and Secretary. The respective agreements currently provide for a minimum annual base salary of $375,000 for Mr. Hoffman, $240,000 for Mr. Rymer, $220,000 for Mr. Bolton and $225,000 for Mr. Waksman, subject in each case to annual increases at the discretion of the board of directors, and for annual performance bonuses. Each agreement also provides for the executive to receive our standard retirement and welfare benefits.

Under each agreement, either we or the executive may terminate the agreement with or without cause. If we terminate without cause or the executive terminates for good reason, each agreement requires us to pay the executive monthly severance (equal to base salary and a prorated portion of annual target bonus) for a period of 24 months together with the continuation of medical benefits during the period that severance is provided. If the termination follows a change in control, the severance is paid in a lump sum and increases to three times base salary plus target bonus. All outstanding equity based or performance based awards would also become immediately vested or exercisable. Additionally, if the executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, such executive will receive a payment in an amount sufficient to offset the effects of such excise tax. Each executive is subject to a non-competition covenant following termination of his employment for the greater of one year after his termination, or for the period during which severance is paid (if the executive terminates after a change in control, the severance period is deemed to be three years), unless the termination occurs due to our refusal to renew the executive’s contract without cause.

For purposes of the agreements, “cause” is defined as gross misconduct or negligence, theft of company assets, material failure to follow lawful instructions, breach of restrictive covenants or conviction of a felony. “Good reason” is defined as a change in the executive’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 30 miles, a reduction in base salary, a reduction in the aggregate benefits payable to the executive, a failure by us to pay compensation or benefits to the executive when due or a failure or refusal by our successor to assume the executive’s employment agreement.

We have also entered into change in control arrangements with 12 of our executives, including Messrs. Gregory and Secoy. These arrangements provide that in the event the executive is terminated without cause or terminates for good reason within two years following a change in control, or prior to a change in control with the executive reasonably demonstrating that the termination without cause or for good reason was in connection with the change in control, the executive is entitled to a lump sum payment equal to one times the executive’s then current base salary and target annual bonus. The executive is also entitled to a continuation of medical benefits for a 12-month period, immediate payment of all of the executive’s deferred compensation, and immediate cash-out, vesting or exercisability of all outstanding equity based or performance based awards. Additionally, under the change in control arrangements, if the executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, payments provided to such executive under the change in control arrangement will be reduced so that such executive would not be subject to an excise tax. For purposes of these change in control arrangements, the terms “cause” and “good reason” have meanings similar to those provided in the preceding paragraph with “good reason” also including our failure to obtain assumption of the executive’s change in control arrangement.

Pension Plans

The Constar Pension Plan is a defined benefit pension plan covering the majority of U.S. salaried and hourly employees who are at least 21 years of age and who have completed at least one year of service. Vesting will occur after an employee has completed five years of service or upon attainment of age 65 while actively employed. For purposes of eligibility, including eligibility for early retirement, vesting and benefit accrual, the Constar Pension Plan recognizes all service recognized on behalf of our employees for pension purposes by Crown prior to our initial public offering in November 2002.

With respect to our executive officers, the Constar Pension Plan provides normal retirement benefits at age 65 determined generally as 1.25% of the participant’s final five year average base rate of pay multiplied by the participant’s years of service. However, other participants in the Constar Pension Plan receive benefits under different formulas. An executive officer who has reached age 55 and completed at least 15 years of service may elect to retire early with reduced benefits. The normal form of benefit under the Constar Pension Plan for an unmarried participant is a single life annuity and for a married participant is a joint and 50% survivor annuity. Other optional forms of benefit, which provide for actuarially reduced pensions, are also available. Under federal law for 2004, benefits from the Constar Pension Plan are limited to $165,000 per year and may be based only on the first $205,000 of a participant’s annual compensation.

We also maintain the Constar Supplemental Executive Retirement Plan (the “SERP”), a non-qualified supplemental pension plan. Employees who have been designated in writing by us and whose benefit under the Constar Pension Plan is restricted by federal limits on annual benefits or compensation receive a benefit under the SERP. The only named executive officer who received a benefit under the SERP in 2003 was Mr. Hoffman. The SERP provides benefits on the same basis as the Constar Pension Plan; however, the executives accrue benefits without regard to the federal limits on annual benefits and compensation imposed on tax qualified retirement plans. SERP participants vest in their benefits upon completing five years of service, attainment of age 65 while actively employed, or upon a change in control of us. A SERP participant who is terminated for “cause” will forfeit his or her SERP benefits, regardless of years of service. “Cause” generally means gross misconduct or negligence resulting in material harm to us; embezzlement of our assets; a felony conviction; a breach of an employment agreement; or a willful and material failure to follow the lawful directions of our board or directors.

Benefits under the SERP are paid in the same form as the participant’s benefit from the Constar Pension Plan. However, upon a change in control, SERP benefits will become payable immediately in a lump sum. Currently, benefits under the SERP are unfunded.

Pursuant to an agreement with Crown entered into in connection with our November 2002 initial public offering, benefits earned under the Constar Pension Plan and SERP will be offset by any benefits the employee earned under the defined benefit pension plans sponsored by Crown (the “Crown Pension Plans”). Crown is responsible for the portion of the pension benefits that accrued while our employees were participants in the Crown Pension Plans prior to our initial public offering.

For illustration purposes, the following table shows the combined estimated maximum annual retirement benefits payable under the Constar Pension Plan, the SERP and the Crown Pension Plans to our executive officers who retire at age 65, assuming the executive officers receive their benefit as a single life annuity, without survivor benefits. The benefits listed in the table below are not subject to any deduction for Social Security or other offset amounts (other than as described above). The estimated credited years of service under the Constar Pension Plan and the SERP (including service credited under the Crown Pension Plans) for the above-named executive officers are as follows: Mr. Hoffman, 18 years; Mr. Rymer, 1 year; Mr. Bolton, 26 years; and Mr. Waksman, 1.5 years.

	Years of Service
Final Average Base Pay	5	10	15	20	25	30	35
$50,000	$3,125	$6,250	$9,375	$12,500	$15,625	$18,750	$21,875
$100,000	$6,250	$12,500	$18,750	$25,000	$31,250	$37,500	$43,750
$150,000	$9,375	$18,750	$28,125	$37,500	$46,875	$56,250	$65,625
$200,000	$12,500	$25,000	$37,500	$50,000	$62,500	$75,000	$87,500
$250,000	$15,625	$31,250	$46,875	$62,500	$78,125	$93,750	$109,375
$300,000	$18,750	$37,500	$56,250	$75,000	$93,750	$112,500	$131,250
$350,000	$21,875	$43,750	$65,625	$87,500	$109,375	$131,250	$153,125

As of December 31, 2004, the Constar Pension Plan and the SERP were underfunded on a GAAP basis by approximately $21.6 million and $0.6 million, respectively. In the event the Constar Pension Plan were terminated as of December 31, 2004, which we do not expect, it would be underfunded on a termination basis by approximately $35.8 million.

We maintain separate stand-alone pension plans for the benefit of our employees in the United Kingdom and Holland. As of December 31, 2004, we had an underfunded pension liability for these pension plans of approximately $4.1 million. Mr. Gregory has opted not to participate in the U.K. pension plan, but instead receives payments to a private pension plan. Such payments are reflected in the Summary Compensation Table above.

401(k) Retirement Savings Plan

In connection with our initial public offering in November 2002, we adopted the Constar 401(k) Retirement Savings Plan (the “401(k) Plan”). The 401(k) Plan permits eligible full-time and part-time employees, including our executive officers, to defer a portion of their pre-tax compensation (up to $14,000 in 2005) and to contribute a percentage of their after-tax compensation to the 401(k) Plan. We provide a matching contribution of 50% of the first 3% or 6% (depending on the participant’s work location) of each participant’s pre-tax deferred compensation. Our common stock is available as an investment option under the 401(k) Plan.

Participants in the 401(k) plan are fully vested in their employee contributions (pre-tax and after-tax) as well as any eligible rollover contributions from other qualified plans. Participants vest in their matching contributions at a rate of 25% per year of service over four years and become 100% vested in their matching contributions upon reaching age 65, death, or sustaining a total and permanent disability.

In general, the 401(k) Plan does not permit distribution of a participant’s account until the date of the participant’s (1) severance from employment with us, (2) total and permanent disability or (3) attainment of age 59½. However, the 401(k) Plan permits in-service withdrawals of participants’ rollover contributions and after-tax contributions regardless of age. In addition, participants may take hardship withdrawals of elective pre-tax deferral contributions prior to attaining age 59½ upon demonstrating that the participant has incurred a qualified emergency. Participants may also borrow from their 401(k) Plan accounts.

Administration and Implementation

The 401(k) Plan is administered by a committee of at least three persons appointed by our board of directors. The committee has the duty and authority to interpret and construe the provisions of the 401(k) Plan and decide all questions arising thereunder.

Amendment and Termination

The 401(k) Plan may be amended by the board of directors or the committee, provided that no amendment shall reduce or eliminate any vested plan benefit and no amendment will be effective unless the 401(k) Plan continues to be for the exclusive benefit of the participants and their beneficiaries.

We and any of our subsidiaries who are participating employers may terminate the 401(k) Plan at any time as to our respective employees. In such event, all nonvested amounts then standing to the credit of the accounts of the participants affected by such termination who are then employed or who have been credited with a year of service during the year of termination shall immediately vest and be distributed.

Annual Incentive and Management Stock Purchase Plan

In 2003, we adopted the Constar Annual Incentive and Management Stock Purchase Plan (the “MSPP”). The MSPP provides an opportunity for selected participants, including the named executive officers, to receive a bonus based on objective performance criteria. The maximum bonus any participant may receive under the MSPP is 150% of his base salary. Any bonus awarded under the MSPP is paid 50% in cash as soon as practicable following the end of the fiscal year to which the bonus relates. The remaining bonus (the “Deferred Bonus”) will be credited to a deferral account and will receive interest of 5%, compounded on a daily basis. The participant will be fully vested at all times in the Deferred Bonus (including the interest credited to such amount). The Deferred Bonus (including the interest credited to such amount) will be distributed to the participant in cash after a one year period, unless the administrator of the MSPP determines that further deferral is necessary to avoid the application of Section 162(m) of the Internal Revenue Code.

Additionally, we will provide participants with an annual match (the “Employer Match”) equal to 50% of the Deferred Bonus. Such Employer Match will be made in a number of restricted stock units equal to the amount of the Employer Match divided by the fair market value of our common stock on the date such bonus would otherwise be paid (the “Restricted Stock Units”). Provided the participant remains employed by us, the Restricted Stock Units for any given year will vest in full three years after the date of the bonus payment to which it relates. Upon vesting, Restricted Stock Units will be distributed to the participant in cash or in shares of common stock in the administrator’s sole discretion, unless the administrator of the MSPP determines that further deferral is necessary to avoid application of Section 162(m) of the Internal Revenue Code or the participant elects to further defer his Restricted Stock Units.

If a participant voluntarily terminates employment with us or we terminate the participant for cause, the participant shall forfeit all unvested Restricted Stock Units. If the participant voluntarily terminates due to retirement or the participant is involuntarily terminated by us without cause, the participant will become vested in a prorated amount of the Restricted Stock Units on the basis of the number of fully completed years of service during the vesting period over three. If the participant terminates due to death or disability, the participant will become fully vested in all Restricted Stock Units granted under the MSPP. Additionally, provided the participant remains employed by the Company on the date of a change in control, all Restricted Stock Units will become immediately and fully vested. Upon a change in control, or upon the participant’s termination of service with us, all of the participant’s vested Restricted Stock Units and Deferred Bonus shall be distributed. Until distribution, all amounts credited under the MSPP shall be subject to our general creditors.

Based on our performance during 2004, it is expected that cash bonuses, and accordingly Restricted Stock Units, will be awarded under the MSPP. The amounts that will be paid have not been determined.

Administration and Implementation

The MSPP is administered by a committee designated by our board of directors, comprised of at least two directors, each of whom is a non-employee outside director. The committee has full authority to select employees to whom bonuses will be awarded under the MSPP, set the performance goals and compensation formula used to determine the amount of a participant’s eligible bonus, interpret the MSPP and resolve disputes arising thereunder and make such other determinations as necessary and proper for the administration of the MSPP.

Amendment and Termination

Our board of directors and the committee have the right to modify or amend the MSPP and our board of directors has the right to terminate the MSPP. The MSPP provides that no amendment or termination may, without the participant’s consent, adversely affect the rights of such participant to amounts credited to the participant’s account or to which the participant is entitled.

2002 Stock-Based Incentive Compensation Plan

Prior to the completion of our initial public offering in November 2002, our board of directors and sole stockholder adopted the Constar 2002 Stock-Based Incentive Compensation Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to assist us in attracting and retaining valued employees by offering them a greater stake in our success and to encourage ownership of our stock by our employees. The Incentive Plan accomplishes these goals by allowing eligible employees to receive awards of restricted stock, options, deferred stock or stock appreciation rights. The total number of shares of our common stock available for these awards under the Incentive Plan is 850,000. No individual employee may receive more than 120,000 shares under the Incentive Plan during any calendar year.

Eligibility

Our officers and other key employees (including a director who is such an employee) are eligible to participate in the Incentive Plan.

Administration and Implementation

The Incentive Plan is administered by a committee designated by our board of directors, comprised of at least two directors, each of whom is a non-employee outside director. This committee also has full authority to select the employees to whom awards will be granted and to determine the type and amount of awards to be granted to each eligible employee, the terms and conditions of awards granted under the Incentive Plan and the terms of agreements that will be entered into with holders of such awards.

The committee may condition the grant of any award upon the holder’s achievement of a performance goal that is established by the committee before the grant of the award. A performance goal is a goal that must be met by the end of a period specified by the committee (but that is substantially uncertain to be met before the grant of the award) based upon:

•	the price of our common stock;

•	our market share;

•	our sales;

•	earnings per share of our common stock;

•	our return on stockholders’ equity;

•	our costs;

•	our cash flow;

•	our return on total assets;

•	our return on invested capital;

•	our return on net assets;

•	our operating income; or

•	our net income.

The committee interprets the provisions of the Incentive Plan and makes all determinations necessary for the administration of the Incentive Plan.

No award may be repriced, replaced, regranted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award, except that the committee may determine the effect of a reorganization, recapitalization, spin-off, stock split, combination, merger or any other change of corporate structure on outstanding awards. If a change in control occurs (as such term is defined in the Incentive Plan), the committee may allow all outstanding awards to become fully vested and exercisable upon the change in control.

Restricted Stock

An award of restricted stock is a grant to the recipient of a specified number of shares of common stock that are subject to forfeiture upon specified events and which are held by us during the restriction period. Such award will be evidenced by a restricted stock agreement that will specify the duration of the restriction period and the performance, employment or other conditions under which the restricted stock may be forfeited to us. During the restriction period, the holder has the right to receive dividends on, and to vote, the shares of restricted stock.

Options

An award of options is a grant by us to the recipient of the right to purchase a specified number of shares of common stock from us for a specified time period at a fixed price. Options may be either incentive stock options or non-qualified stock options. Grants of options will be evidenced by option agreements. The price per share at which common stock may be purchased upon exercise of an option will be determined by the committee, but will be not less than the fair market value of a share of common stock on the date of grant.

The option agreements will specify when an option may be exercisable and the terms and conditions applicable thereto. The term of an option will in no event be greater than five years.

Deferred Stock

An award of deferred stock is an agreement by us to deliver to the recipient a specified number of shares of common stock at the end of a specified deferral period or periods and will be evidenced by a deferred stock agreement. Amounts equal to any dividends paid during this deferral period will be paid to the holder currently, or deferred and deemed to be reinvested in additional deferred stock, or otherwise reinvested on such terms as are determined by the committee and specified in the deferred stock agreement.

Stock Appreciation Rights

An award of stock appreciation rights is a grant by us to the recipient of the right to receive, upon exercise of the right, the increase in the fair market value of a specified number of shares of common stock from the date of grant of the right to the date of exercise. Stock appreciation rights are rights to receive a payment in cash, common stock, restricted stock or deferred stock as selected by the committee. The value of these rights, determined by the appreciation in the value of shares of common stock subject to the right, will be evidenced by stock appreciation right agreements. A stock appreciation right will entitle the recipient to receive a payment equal to the excess of the fair market value of the shares of common stock covered by the stock appreciation right on the date of exercise over the base price of the right.

Amendment and Termination

Our board of directors has authority to amend, suspend or terminate the Incentive Plan at any time. However, certain amendments require the approval of a majority of our stockholders. Without stockholder approval, no amendment may be made:

•	increasing the maximum number of shares available for purchase under the Incentive Plan, except for adjustments for a reorganization, recapitalization, spin-off, stock split, combination, merger, or other change in our corporate structure;

•	changing the class of employees eligible under the Incentive Plan;

•	modifying the maximum number of awards that an eligible employee may receive or categories of performance goals that must be met;

•	extending the Incentive Plan’s term or our board of directors’ power to amend, suspend or terminate the Incentive Plan; or

•	modifying the Incentive Plan’s terms and conditions to the extent stockholder approval is required under any applicable law or the rules of a stock exchange.

The Incentive Plan will remain in effect for five years from the date of its adoption, unless earlier terminated by our board of directors. Such termination will not affect awards outstanding under the Incentive Plan.

Non-Employee Directors’ Equity Incentive Plan

Prior to the completion of our initial public offering in November 2002, our board of directors and sole stockholder adopted the Constar Non-Employee Directors’ Equity Incentive Plan (formerly named the 2002 Non-Employee Directors’ Stock Option Plan) (the “Directors’ Plan”). The purpose of the Directors’ Plan is to promote our interests and the interests of our stockholders by attracting and retaining valued non-employee directors, and to motivate these persons to exercise their best efforts on our behalf. The Directors’ Plan accomplishes these goals by annually granting each of our directors who are not our employees 750 restricted shares of our common stock (1,000 shares in the case of a non-employee director who is the chairman of our board of directors). Additional awards of restricted stock and non-qualified stock options may also be granted on a discretionary basis. The total number of shares of our common stock available for grants under the Directors’ Plan is 25,000.

Eligibility

All of our directors who are not our employees are eligible to participate in the Directors’ Plan.

Administration and Implementation

The Directors’ Plan is administered by a committee designated by our board of directors. The committee interprets the provisions of the Directors’ Plan and makes all determinations necessary for the administration of the Directors’ Plan. The committee has the power to adjust the number of shares of restricted stock a non-employee director receives under the automatic annual awards, if the committee, in its sole discretion, determines that the performance of any or all such directors warrants a greater or lesser number of shares. The committee also selects the non-employee directors to whom discretionary option awards will be granted and determines the amount of such awards. Finally, the committee establishes the terms and conditions of all awards under the Directors’ Plan, and establishes the terms and conditions of award agreements that will be entered into with participating non-employee directors.

No award may be repriced, replaced, regranted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award, except that our board of directors may determine the effect of a reorganization, recapitalization, spin-off, stock split, combination, merger or any other change of corporate structure on outstanding awards. In the event of a change in control (as defined in the Directors’ Plan), the committee may allow all outstanding awards to become fully vested and exercisable upon the change in control.

Options

An award of options is a grant by us to the recipient of the right to purchase a specified number of shares of common stock from us for a specified time period at a fixed price. Options issued under the Directors’ Plan are non-qualified stock options. Grants of options will be evidenced by option agreements. The price per share at which common stock may be purchased upon exercise of an option will be determined by the committee, but will be not less than the fair market value, as defined in the Directors’ Plan, of a share of common stock on the date of grant.

The option agreements will specify when an option may be exercisable and the terms and conditions applicable thereto. The term of an option will in no event be greater than five years.

Restricted Stock

An award of restricted stock is a grant by us to the recipient of shares of our common stock that are subject to certain restrictions, including the forfeiture of such stock upon the happening of certain events. Restricted stock awarded under the Directors’ Plan will be evidenced by restricted stock agreements. Unless otherwise determined by the committee, during the restriction period, holders of restricted stock have the right to receive dividends from and to vote the shares of restricted stock. Provided the terms of the Directors’ Plan and the applicable award agreement are satisfied, shares of our common stock awarded pursuant to a restricted stock award will be issued and delivered to the recipient at the end of the restriction period as specified in the applicable award agreement.

The restricted stock agreements will specify the duration of the restriction period and the performance, service or other conditions (including termination of service on account of death, disability or other cause) under which the restricted stock may be forfeited by the recipient. The committee may modify or accelerate the vesting and delivery of shares of restricted stock.

Amendment and Termination

Our board of directors has authority to amend, suspend or terminate the Directors’ Plan at any time. However, no termination or amendment of the Directors’ Plan may materially impair the rights of an option holder without the consent of the holder. The Directors’ Plan will remain in effect for five years from the date of its adoption, unless earlier terminated by our board of directors.

Employee Stock Purchase Plan

Adoption and Administration

Prior to the completion of our initial public offering in November 2002, our board of directors and sole stockholder adopted the Constar Employee Stock Purchase Plan (the “Stock Purchase Plan”), under which we may issue up to an aggregate of 190,000 shares of our common stock. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The Stock Purchase Plan is administered by a committee appointed by our board of directors.

Eligibility

All U.S. salaried and hourly employees who have completed one year of service with us and whose base compensation is less than or equal to $100,000 may participate in the Stock Purchase Plan. However, no employee will be eligible to participate in the Stock Purchase Plan if such employee is treated as owning 5% or more of the total voting power or value of all classes of our stock.

Purchase of Shares

To participate in the Stock Purchase Plan, an eligible employee must elect to invest an amount not less than 2% nor more than 15% of the first $50,000 of his or her base compensation during each purchase period. Purchase periods will commence on the first day of each subsequent calendar quarter and will end on the last day of a calendar quarter of each year. Participating employees will purchase our common stock at a price per share equal to 85% of the fair market value of a share of our common stock at the end of the purchase period. In no event may an eligible employee purchase stock with a fair market value in excess of $25,000 for any calendar year under the Stock Purchase Plan.

Purchased shares will be held in a bookkeeping account established for each participant and may not be distributed to the participant for at least two years following their purchase. However, such shares will become distributable upon a change in control (as defined in the Stock Purchase Plan).

Amendment and Termination

The Stock Purchase Plan will terminate at the direction of our board of directors or when all of the shares reserved for issuance have been purchased. Our board of directors may amend the Stock Purchase Plan at any time, except that stockholder approval is required to amend the Stock Purchase Plan to increase the number of shares of our common stock that may be issued under the Stock Purchase Plan (except as a result of a reorganization, recapitalization, spin-off, stock split, stock dividend, combination, merger, or other change in our corporate structure); to modify the eligibility requirements; or to cause the Stock Purchase Plan to fail the requirements of Section 423 of the Internal Revenue Code.

Short-Term Incentive Plan

Prior to the completion of our initial public offering in November 2002, our board of directors and sole stockholder adopted the Constar Short-Term Incentive Plan (the “Short-Term Incentive Plan”). The purpose of the Short-Term Incentive Plan is to align the compensation of our key employees with our financial and business plan objectives and provide eligible employees with an incentive for excellence in individual performance and to promote teamwork among our key employees.

The Short-Term Incentive Plan accomplishes these goals by allowing eligible employees to share in our success by receiving monetary awards upon the attainment of certain pre-established performance goals. These awards are based upon a percentage of the employee’s base salary. No individual employee may receive an amount of more than 90% of his base salary under the Short-Term Incentive Plan for any calendar year. Employees generally must be employed on the last day of a calendar year in order to receive an award for that year; however, employees who terminate their employment during the year by reason of retirement, death or disability will receive reduced awards to reflect the partial year of participation.

Eligibility

Employees (including a director who is such an employee) who are selected by the compensation committee of our board of directors are eligible to participate in the Short-Term Incentive Plan.

Administration and Implementation

The Short-Term Incentive Plan is administered by the compensation committee of our board of directors. This committee also has authority to:

•	select the employees who are eligible to participate in the Short-Term Incentive Plan;

•	grant awards in such amounts as it shall determine;

•	impose such limitations, restrictions and conditions upon awards as appropriate;

•	interpret the Short-Term Incentive Plan and adopt, amend and rescind regulations relating to the Short-Term Incentive Plan; and

•	make all determinations in connection with the administration and interpretation of the Short-Term Incentive Plan.

The committee will approve or establish the performance goals for each year. The performance goals may include, without limitation, any combination of financial, non-financial and individual performance goals, as determined by the committee. Each year, the committee shall approve or establish the compensation formula for that year upon which awards shall be based.

To the extent permitted by section 162(m) of the Internal Revenue Code, the committee shall have the right to adjust the performance goals (upward) and/or the award (downward) during a year, if it determines that external changes or other unanticipated business conditions have affected the fairness of the goals and have unduly influenced our ability to meet them.

Amendment and Termination

Our board of directors or the committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Short-Term Incentive Plan, or suspend or terminate it entirely. However, no such modification, amendment, suspension, or termination may, without the consent of an eligible employee, reduce the right of an employee to a payment or distribution, which he has already earned or to which he is otherwise entitled.

Retiree Medical and Life Obligations

Prior to the completion of our initial public offering in November 2002, Crown provided post-retirement medical and life insurance benefits to eligible salaried and hourly retirees including certain of our former employees. Pursuant to a benefits allocation agreement made with Crown in connection with such offering, we have assumed all liabilities for post-retirement medical and life insurance benefits for our active and former employees, including retirees. As of December 31, 2004, we had an unfunded post-retirement liability of approximately $7.3 million.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding beneficial ownership of our common stock as of January 1, 2005. The table includes the number of shares beneficially owned by (i) each person or group that is known to us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors and executive officers named in the summary compensation table in the “Management” section of this filing and (iii) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

5% Beneficial Owners, Directors, Named Officers	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Nader Tavakoli, Mariel Capital Management, L.L.C., EagleRock Capital Management, L.L.C. 551 Fifth Avenue, 34th Floor New York, NY 10176(1)(2)	2,363,801	18.8%

Strong Capital Management, Inc. 100 Heritage Reserve Menomonee Falls, WI 53051(1)(3)	1,836,406	14.6%

Crown Cork & Seal Company, Inc. One Crown Way Philadelphia, PA 19154(1)	1,255,000	10.0%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(1)(4)	1,065,300	8.5%

U.S. Trust Company of New York 114 W. 47th Street New York, NY 10036(1)	911,872	7.2%

Ritchie Capital Management, L.L.C. 2100 Enterprise Avenue Geneva, IL 60134(1)(5)	797,979	6.3%

David J. Greene and Company, LLC 599 Lexington Avenue New York, NY 10022(1)	782,690	6.2%

Citadel Limited Partnership 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603(1)(6)	676,661	5.4%

James A. Lewis	2,941	*
William G. Little	3,823	*
Frank J. Mechura	2,898	*
John P. Neafsey	8,305	*
Angus F. Smith	3,736	*
A. Alexander Taylor	4,969	*
Michael J. Hoffman(7)	203,660	1.6%
William S. Rymer	55,187	*
James C.T. Bolton(8)	85,813	*
Frank E. Gregory(9)	41,530	*
David J. Waksman	16,144	*
All directors and executive officers as a group (15 persons)(10)	523,660	4.2%

*	Represents less than 1% of the 12,607,328 shares of common stock outstanding as of January 1, 2005.

(1)	The number of shares beneficially owned for each 5% beneficial owner is derived from reports filed by each such beneficial owner under Section 13 or Section 16 of the Exchange Act.

(2)	Mr. Tavakoli, Mariel Capital Management, L.L.C. and EagleRock Capital Management, L.L.C. have filed joint ownership reports with the SEC. The information shown is based on a Form 4 filed with the SEC on November 9, 2004, which reports indirect holdings of Mr. Tavakoli in the amounts shown. The information shown does not include direct holdings by Mr. Tavakoli of 103,678 shares of common stock previously reported in a Schedule 13G filed with the SEC on February 17, 2004 but not subsequently reported in the Form 4 filed with the SEC on November 9, 2004.

(3)	Pursuant to the Report on Schedule 13G filed by Strong Capital Management, Inc. on February 17, 2004, beneficial ownership of the indicated shares is shared by Strong Capital Management, Inc. and Richard S. Strong.

(4)	Pursuant to the Report on Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 5, 2004, these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Pursuant to the Report on Schedule 13G filed by Ritchie Capital Management L.L.C. on February 9, 2004, beneficial ownership of the indicated shares is shared by RAM Trading, Ltd., Ritchie Capital Management, L.L.C., RAM Capital, L.L.C., RAM Capital Investments, Ltd., THR, Inc., A.R. Thane Ritchie and Ritchie Long/Short Trading Ltd.

(6)	Pursuant to the Report on Schedule 13G filed by Citadel Limited Partnership on November 22, 2004, beneficial ownership of the indicated shares is shared by Citadel Limited Partnership, GLB Partners, L.P., Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Wellington Partners L.P., Citadel Wellington Partners L.P. SE, Citadel Kensington Global Strategies Fund Ltd., Citadel Equity Fund Ltd., Citadel Credit Products Ltd., Citadel Jackson Investment Fund Ltd., Citadel Credit Trading Ltd. and Aragon Investments, Ltd.

(7)	Includes 44,560 shares of common stock issuable upon the exercise of options exercisable within 60 days of January 1, 2005.

(8)	Includes 14,266 shares of common stock issuable upon the exercise of options exercisable within 60 days of January 1, 2005.

(9)	Includes 1,503 shares of common stock issuable upon the exercise of options exercisable within 60 days of January 1, 2005.

(10)	Includes 70,723 shares of common stock issuable upon the exercise of options exercisable within 60 days of January 1, 2005.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Crown

Prior to our initial public offering in November 2002, we had been a wholly owned subsidiary of Crown. As of January 1, 2005, Crown owned 1,255,000 shares, or approximately 10%, of our common stock.

Agreements with Crown

Since our initial public offering, we have leased space from Crown for our Philadelphia headquarters and our research facility in Alsip, Illinois. For the nine months ended September 30, 2004, we paid Crown $691,000 under these lease agreements. The current Philadelphia lease agreement expires on December 31, 2005 and the current Alsip lease agreement expires on December 31, 2006.

Concurrently with the completion of our initial public offering, we entered into a transition services agreement with Crown. Under the transition services agreement, Crown provides services that include payroll, systems for accounting reporting, tax, information technology, benefits administration, purchasing and logistics. This agreement expired at the end of 2003 and was replaced with a new agreement on similar terms, which has since expired and is being renegotiated. We recorded an expense of approximately $4.0 million during the nine months ended September 30, 2004 related to the transition services agreement and had a payable of approximately $77,000 to Crown at September 30, 2004.

Concurrently with the completion of our initial public offering, one of our subsidiaries, Constar, Inc. and a subsidiary of Crown called Crown Cork & Seal Company (USA), Inc., or Crown USA, entered into the Salt Lake City PET Products Supply and Lease of Related Assets Agreement (the “SLC Agreement”). Under the SLC Agreement, Crown USA supplies Constar, Inc. with PET preforms and containers manufactured at Crown USA’s facility. The products are manufactured using equipment that Constar, Inc. leases to Crown USA which are maintained at Crown USA’s Salt Lake City facility. The SLC Agreement expired on November 19, 2004 but we and Crown USA continue to operate under its terms. We purchased approximately $12.0 million of PET preforms and containers from Crown during the nine months ended September 30, 2004. We had a net payable to Crown of approximately $606,000 related to the SLC Agreement at September 30, 2004.

Concurrently with the completion of our initial public offering, Constar, Inc. and Crown USA entered into the Newark Component Supply and Lease of Related Assets Agreement (the “Newark Agreement”). Under the Newark Agreement, Constar, Inc. supplies Crown USA with rings, bands and closures manufactured at Constar Inc.’s facilities. The products are manufactured using equipment that Crown USA leases to Constar, Inc. and operates at the Company’s facilities. The Newark Agreement expired on November 19, 2004 but we and Crown USA continue to operate under its terms. We sold approximately $3.0 million of rings, bands and closures to Crown during the nine months ended September 30, 2004. We had a net receivable from Crown of approximately $530,000 related to the Newark Agreement at September 30, 2004.

Concurrently with the completion of our initial public offering, one of our subsidiaries, Constar Plastics of Italy S.R.L., or Constar Italy, and a subsidiary of Crown called Crown Cork Italy S.p.A., or Crown Italy, entered into the Voghera PET Preform Supply and Lease of Related Assets Agreement (the “Voghera Agreement”). Under the Voghera Agreement, Constar Italy supplies Crown Italy with resin and Crown Italy supplies Constar Italy with PET preforms manufactured at Crown Italy’s facility. The products are manufactured using equipment that Constar Italy leases to Crown Italy and maintains at Crown Italy’s facility. The Voghera Agreement expired on December 31, 2003, and an extension is being negotiated. Net of resin sales, we purchased approximately $2.0 million of PET preforms from Crown under this Agreement during the nine months ended September 30, 2004. We had a net receivable due from Crown of approximately $1.6 million related to the Voghera Agreement at September 30, 2004.

Concurrently with the completion of our initial public offering, Constar Italy and Crown Faba Sirma S.p.A., or Crown Faba, entered into the Faba Supply Agreement (the “Faba Agreement”). Under the Faba Agreement,

Crown Faba blows preforms into bottles and sells the bottles to Constar Italy. Constar Italy sells preforms to Crown Faba. The Faba Agreement expired on December 31, 2003 and an extension is being negotiated. We purchased approximately $2.3 million of bottles from Crown and sold approximately $857,000 of preforms to Crown during the nine months ended September 30, 2004. We had a net receivable from Crown of approximately $446,000 related to the Faba Agreement at September 30, 2004.

Concurrently with the completion of our initial public offering, Crown Cork & Seal Technologies Corporation granted Constar International U.K. Limited a royalty-bearing license to certain closures technologies. For the nine months ended September 30, 2004, Constar International U.K. Limited paid Crown Cork & Seal Technologies Corporation approximately £225,000 in royalties under this license.

Concurrently with the completion of our initial public offering, we entered into a Benefits Allocation Agreement with Crown, under which we and Crown allocated responsibility for certain employee benefit liabilities. We retained or assumed all liability for compensation and benefits owed to our active or former employees, and assumed sponsorship of the Crown pension plan previously maintained for our hourly employees. We also expanded this plan to include our active salaried employees, establish savings and welfare plans for its active employees that are substantially equivalent to plans previously provided by Crown, and assume the stand-alone pension plans in the United Kingdom and Holland, including the corresponding assets and liabilities. As of December 31, 2003, we had an under-funded benefit obligation of approximately $18.9 million under such plans.

Pursuant to the provisions of our Amended and Restated Certificate of Incorporation, legal expenses incurred by certain current and former directors in connection with two putative securities class action lawsuits, as described in the “Our Business” section of this filing, are being advanced on behalf of those directors by us or the relevant insurer. Because the claims are against both us and the defendant directors, we cannot determine what portion of those legal expenses would be attributable to the directors rather than us.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facility

General.    Concurrently with, and as a condition to, the completion of the refinancing plan, we will enter into a new senior secured asset-based credit facility. The new credit facility is expected to have the terms and conditions described below.

The new credit facility is anticipated to consist of an $80.0 million four-year revolving loan facility, $25.0 million of which will be available to provide for the issuance of letters of credit. The new credit facility will also include a $15.0 million swing loan subfacility. The obligations under the new credit facility are expected to be guaranteed by each of our existing and future domestic and United Kingdom subsidiaries (subject to certain exceptions). The proceeds of our initial borrowing under the revolving loan facility and proceeds of the notes will be used to repay our existing senior secured credit facility. The proceeds of subsequent borrowings under the revolving loan facility will be used for working capital and general corporate purposes, including capital expenditures.

Borrowings under the revolving loan facility are expected to be limited to a borrowing base comprised of the sum of (i) up to 85% of our eligible trade accounts receivable, (ii) up to 80% of eligible trade accounts receivable of Constar International U.K. Limited, (iii) the lesser of (A) up to 85% of the net orderly liquidation value of our eligible inventory and (B) up to 75% of our eligible inventory (valued at the lower of cost on a first-in, first-out basis and market), and (iv) the lesser of (A) up to 80% of the net orderly liquidation value of eligible inventory of Constar International U.K. Limited and (B) up to 70% of eligible inventory of Constar International U.K. Limited (valued at the lower of cost on a first-in, first-out basis and market), less in the case of both receivables and inventory discretionary eligibility reserves. In addition, the administrative agent under the revolving loan facility may impose discretionary reserves against the entire revolving loan facility.

We expect that we will pay monthly a commitment fee equal to 0.5% per year on the undrawn portion of the revolving loan facility. We also will pay fees on any letters of credit outstanding under the new credit facility. The revolving loan facility will initially bear interest at a rate equal to LIBOR plus 2.25%, and after the delivery of financial statements for the fiscal quarter ending June 30, 2005, LIBOR plus a margin ranging from 2.00% to 2.50% depending on average monthly available credit under the revolving loan facility.

Under the new credit facility, we expect that we will pledge as collateral all of the capital stock of our domestic and United Kingdom subsidiaries and 65% of the voting stock of our other foreign subsidiaries and all of the inventory, accounts receivable, investment property, instruments, chattel paper, documents, deposit accounts and certain intangibles of our domestic and United Kingdom subsidiaries.

Prepayments.    We expect that the new credit facility may be prepaid at any time. In addition, the revolving loan facility will be mandatorily prepayable, without any reduction in the commitments of the lenders in respect of the revolving loan facility, with certain exceptions, with up to 100% of the net proceeds resulting from:

•	the issuance of equity interests;

•	the incurrence of indebtedness;

•	the disposition of assets with exceptions for collateral securing the notes; and

•	the recovery of insurance or condemnation monies in respect of a destruction of our property with exceptions for collateral securing the notes.

Covenants.    We expect that the new credit facility will contain affirmative, financial and negative covenants relating to our operations and financial condition. The affirmative covenants are expected to cover matters such as delivery of financial information, compliance with law, maintenance of insurance and properties, pledges of assets and payment of taxes. The financial covenants are expected to require us to maintain a minimum level of available credit of $10.0 million and a minimum interest coverage ratio to be tested only when available credit is less than $15.0 million, and impose on us maximum capital expenditures of $45.0 million in 2005, $42.5 million in 2006, $47.5 million in 2007 and $47.5 million in 2008.

We expect that the negative covenants in the new credit facility will limit our ability and the ability of our subsidiaries to:

•	incur additional indebtedness and guarantee obligations;

•	create liens;

•	make equity investments or loans;

•	sell, lease or otherwise dispose of assets;

•	pay dividends, make distributions, redeem or repurchase any equity securities;

•	prepay, redeem, repurchase or cancel certain indebtedness;

•	engage in mergers, consolidations, acquisitions, joint ventures or the creation of subsidiaries;

•	change the nature of our business;

•	engage in transactions with affiliates;

•	enter into agreements restricting our ability or the ability of a subsidiary to incur liens, or restricting the ability of a subsidiary to pay dividends to, make or repay loans to, transfer property to, or guarantee indebtedness of, us or any of our other subsidiaries;

•	modify our organizational documents or certain material agreements (including the indenture in respect of the notes);

•	change our accounting treatment and reporting practices;

•	engage in sale and leaseback transactions and operating lease transactions; and

•	engage in speculative transactions.

We expect that these negative covenants will be subject to certain exceptions to be set forth in the new credit facility.

Events of Default.    Events of default under the new credit facility are expected to include:

•	a default in the payment of any principal, interest or fees due under the new credit facility, or in the payment of material indebtedness;

•	a breach of representations or covenants;

•	a change of control, which includes a change of control under the indentures governing the notes and our outstanding senior subordinated notes, as well as certain other events that are not a change of control under such indentures;

•	our becoming subject to certain judgments or pension liabilities;

•	our insolvency;

•	the failure of our domestic subsidiaries to guarantee our obligations under the new credit facility;

•	the failure of any lien granted under the new credit facility to be valid and perfected or any loan document to be enforceable; and

•	the failure of the new credit facility to constitute senior debt.

Syndication.    The arranger of the new credit facility may have the ability to change the terms, structure and pricing (but not the aggregate amount), under certain circumstances, of the new credit facility. However, the administrative agent may not, without our consent, change the applicable margins in respect of the revolving loan facility by more than 0.5% or change the financial covenants.